Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

ZEBRA TECHNOLOGIES CORPORATION

NERO ACQUISITION LLC

NAVIS HOLDINGS, LLC

AND

NAVIS CORPORATION

Dated as of October 15, 2007

i

Article	III REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		44

	3.1	Organization; Standing and Power; Charter Documents; Subsidiaries	44
	3.2	Merger Sub	44
	3.3	Authority; Non-Contravention; Necessary Consents	44
	3.4	Compliance; Permits	45
	3.5	Litigation	46
	3.6	Availability of Funds	46

Article	IV CONDUCT BY THE COMPANY PRIOR TO THE EFFECTIVE TIME		46

	4.1	Conduct of Business by the Company	46

Article	V ADDITIONAL AGREEMENTS		51

	5.1	Acquisition Proposals	51
	5.2	Confidentiality; Access to Information; No Modification of Representations, Warranties or Covenants	52
	5.3	Non-Solicitation by Parent of Company Employees	53
	5.4	Public Disclosure	53
	5.5	Regulatory Filings; Reasonable Best Efforts	53
	5.6	Third Party Consents	55
	5.7	Employee Benefits	55
	5.8	Indemnification	57
	5.9	Merger Sub Compliance	58
	5.10	Tax Matters	58
	5.11	Company Members Consent; Information Statements	61
	5.12	Post-Closing Tax Elections	62
	5.13	Notice from Customers	62
	5.14	Euromax Agreement and ECT Agreements	62
	5.15	Notification of Certain Matters	62
	5.16	Option Cancellation Agreement Update	63
	5.17	Certain Matters	63
	5.18	No Control of Other Party’s Business	63
	5.19	Board Rescission and Ratification	63

Article	VI CONDITIONS TO THE MERGER		64

	6.1	Conditions to the Obligations of Each Party to Effect the Merger	64
	6.2	Additional Conditions to the Obligations of the Company	64
	6.3	Additional Conditions to the Obligations of Parent and Merger Sub	64

Article	VII SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ESCROW		67

	7.1	Definitions	67
	7.2	Survival of Representations and Warranties	69
	7.3	Indemnification and Recovery From Indemnity Escrow Fund	69
	7.4	Exclusive Remedy	72
	7.5	Additional Indemnification by Company Members and holders of Vested Company Options	72
	7.6	Special Rule for Fraud and Intentional Misrepresentation	72

	7.7	Distribution of Indemnity Escrow Fund	73
	7.8	Indemnification and Recovery From ECT Escrow Fund	73
	7.9	Members’ Representative	75
	7.10	Third-Party Claims	78
	7.11	No Other Representations and Warranties	79

Article	VIII TERMINATION, AMENDMENT AND WAIVER		79

	8.1	Termination	79
	8.2	Notice of Termination; Effect of Termination	80
	8.3	Fees and Expenses	81
	8.4	Amendment	81
	8.5	Extension; Waiver	81

Article	IX GENERAL PROVISIONS		81

	9.1	Notices	81
	9.2	Interpretation; Knowledge; Definitions	83
	9.3	Counterparts; Facsimile Signatures	88
	9.4	Entire Agreement; Third-Party Beneficiaries	88
	9.5	Severability	89
	9.6	Other Remedies	89
	9.7	Governing Law	89
	9.8	Consent to Jurisdiction	89
	9.9	Waiver of Jury Trial	90
	9.10	Rules of Construction	90
	9.11	Assignment	90
	9.12	No Waiver	90

Exhibits and Schedules

Exhibits*
Exhibit	A	Principal Members
Exhibit	B	Form of Escrow Agreement
Exhibit	C	List of Key Employees
	Exhibit D	Form of Employment Agreement
	Exhibit E	Form of Consulting Agreement
	Exhibit F	Form of Non-Competition Agreement
Exhibit	G	Form of Certificate of Merger
	Exhibit H	Form of Surviving Company Limited Liability Company Agreement
Exhibit	I	Form of Option Cancellation Agreement
Exhibit	J	Form of Letter of Transmittal
Exhibit	5.14	Euromax Agreement
Exhibit	5.17	Certain Matters
Exhibit	6.3(j)(i)	Form of Release
Exhibit	6.3(j)(ii)	Releasing Parties
Exhibit	6.3(m)	Form of Opinions of Company Counsels
Exhibit	6.3(p)	Form of Credit Suisse Payoff Letter

Schedules*

Schedule 1.6(b)		Company Shares

Schedule 1.6(d)		Options

Company Disclosure Letter

Section 2.1		Organization

Section 2.2		Subsidiaries

Section 2.3(b)		Options

Section 2.3(c)		Other Securities

Section 2.4(c)		Non-Contravention

Section 2.4(d)		Necessary Consents

Section 2.6		Undisclosed Liabilities

Section 2.5		Financial Statements

* The Company agrees to furnish exhibits or schedules to the SEC at its request.

Section 2.7	Absence of Certain Changes or Events

Section 2.7(g)	Sales Commissions

Section 2.8(b)(iv)	Tax Proceedings

Section 2.8(b)(xiv)	Unpaid Tax Distributions

Section 2.9(b)	Ownership

Section 2.9(c)	Validity and Enforceability

Section 2.9(d)	Restrictions

Section 2.9(e)	Obligations

Section 2.9(f)(i)	Confidential Information/Non-Disclosure

Section 2.9(f)(ii)	Confidential Information/Agreements

Section 2.9(g)	Company Registered Intellectual Property Rights

Section 2.9(h)	Sufficiency to Conduct Business

Section 2.9(j)	Infringement of Company Intellectual Property Rights

Section 2.9(k)	Open Source Materials

Section 2.9(l)	Third Party Software

Section 2.9(m)	No Default

Section 2.9(n)(i)	Company Source Code

Section 2.9(n)(ii)	Source Code

Section 2.9(o)(i)	Viruses

Section 2.9(o)(ii)	Navis Response Guide

Section 2.9(o)(iii)	Priority 1 and Priority 2 Errors

Section 2.10(a)	Compliance

Section 2.10(b)	Permits

Section 2.11	Litigation

Section 2.13(a)	Company Benefit Plans

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Section 2.13(b)	Unresolved Claims or Disputes Under Company Benefit Plans

Section 2.13(d)	Continuation Coverage

Section 2.13(f)	Events Under Company Benefit Plans

Section 2.14(d)	Employee Benefits and Compensation

Section 2.15	Real Property

Section 2.18(a)(viii)	Standard Warranties

Section 2.18(b)(i)	Company Material Contracts

Section 2.18(b)(ii)	List of Agreements

Section 2.18(c)	No Breach

Section 2.18(c)(i)	Third Party Consent, Approval, Novation or Waiver

Section 2.18(c)(ii)	New Customer Contracts

Schedule 2.18(d)	List of ECT Agreements and Euromax Agreement

Section 2.19	Insurance

Section 2.21(a)	Customers, Suppliers, Distributors and Representatives

Section 2.21(b)	List of Aggregate Dollar Value of Sales

Section 2.21(c)	Sales Commissions

Section 2.22	Affiliate Transactions

Section 2.23	Bank Accounts

Section 2.24	Corporate Names; Business Locations

Section 4.1(b)	Required Consents

INDEX OF DEFINED TERMS

Defined Term	Section Number

Accountants	1.10(e)

Accountants’ Costs	1.10(e)

Acquisition Proposal	5.1(a)

Addendum II	9.2(b)(vi)

Adjustment Amount	1.10(f)

Adjustment Escrow Amount	1.10(a)(i)

Adjustment Escrow Fund	1.10(a)(ii)

Affiliate	9.2(b)(i)

Affiliate Transactions	2.22

Aggregate Member Consideration	1.6(a)(i)

Aggregate Merger Consideration	1.6(a)(ii)

Aggregate Option Consideration	1.6(d)

Agreement	Introductory paragraph

Agreement for the Supply of a Terminal Management System	9.2(b)(iv)

Allocation	5.10(f)

Authorization Grid	2.18(b)

Board Recommendation	2.4(b)

Business Day	9.2(b)(ii)

Cash	1.10(a)(iii)

CERCLA	2.17

Certificate of Merger	1.2

Closing	1.2

Closing Balance Sheet	1.10(a)(iv)

Closing Cash	1.10(a)(v)

Closing Date	1.2

Closing Date Net Working Capital	1.10(a)(vi)

Closing Merger Consideration	1.7(b)

Closing Statement	1.10(d)

Closing Transaction Expenses	1.10(a)(vii)

Defined Term	Section Number

Code	1.7(d)

Company	Introductory paragraph

Company Balance Sheet	2.5

Company Benefit Plans	2.13(b)(i)

Company Business	2.9(a)(i)

Company Class A Shares	1.6(a)(iii)

Company Class B Shares	1.6(a)(iv)

Company Class C Shares	1.6(a)(v)

Company Class D Shares	1.6(a)(vi)

Company Class E Shares	1.6(a)(vii)

Company Disclosure Letter	Article II introductory paragraph

Company Indemnified Parties	5.8(a)

Company Intellectual Property Rights	2.9(a)(ii)

Company Material Contract	2.18(a)

Company Member	7.1(a)

Company Operating Agreement	1.6(a)(viii)

Company Option	1.6(d)

Company Option Plan	1.6(d)

Company Participants	5.7(a)

Company Permits	2.10(b)

Company Products	2.9(a)(iii)

Company Registered Intellectual Property Rights	2.9(g)

Company Shares	1.6(a)(ix)

Company Source Code	2.9(n)

Confidential Information	2.9(a)(iv)

Confidentiality Agreement	5.2(a)

Consulting Agreements	Recital G

Contract	2.3(c)

Copyrights	2.9(a)(v)

Current Assets	1.10(a)(viii)

Defined Term	Section Number

Current Liabilities	1.10(a)(ix)

Customs Laws and Regulations	2.25(a)

Defense Counsel	7.10

Defense Notice	7.10

Delaware Law	Recital B

Delivered Agreements	2.18(d)

Determination Date	1.10(e)

DOJ	5.5(a)

D&O Indemnity Claims	9.2(b)(iii)

ECT	9.2(b)(iv)

ECT Agreements	9.2(b)(iv)

ECT Direct Losses	7.1(b)

ECT Direct Loss Amount	7.8(b)

ECT Direct Loss Determination Date	7.8(c)

ECT Escrow Determination Date	7.8(b)

ECT Loss Statement	7.8(b)

ECT Escrow Amount	7.1(c)

ECT Escrow Fund	7.1(d)

ECT Facility	9.2(b)(iv)

ECT Protest Notice	7.8(c)

Effect	9.2(b)(xii)

Effective Time	1.2

Embedded Publicly Available Software	7.3(a)

Employee	2.13(b)(i)

Employment Agreements	Recital G

End Date	8.1(b)

Environmental Laws	2.17

Equity Equivalents	2.3(c)

ERISA	2.13(b)(i)

Escrow Agent	7.1(e)

Escrow Agreement	Recital F

Defined Term	Section Number

Escrow Funds	9.2(b)(v)

Estimated Closing Cash	1.10(b)

Estimated Deficit	1.10(c)

Estimated Net Working Capital	1.10(b)

Estimated Surplus	1.10(c)

Estimated Transaction Expenses	1.10(b)

Euromax	9.2(b)(iv)

Euromax Agreement	9.2(b)(vi)

Euromax Software License	9.2(b)(vi)

Exchange Agent	1.7(a)

Exchange Fund	1.7(b)

FCPA	2.10(a)

Final Cash	1.10(a)(x)

Final Closing Date Net Working Capital	1.10(a)(xi)

Financial Statements	2.5

Final Transaction Expenses	1.10(a)(xii)

Forms of Navis Software Agreements	2.18(b)

FTC	5.5(a)

Fundamental Representations	9.2(b)(vii)

GAAP	2.5

Governmental Entity	2.4(d)

Hazardous Materials	2.17

Hong Kong Lease	9.2(b)(viii)

HSR Act	2.4(d)

Income Tax	5.10(b)

Indebtedness	9.2(b)(ix)

Indemnified Parties	7.1(f)

Indemnity Escrow Amount	7.1(g)

Indemnity Escrow Fund	7.1(h)

Initial Indemnity Escrow Release Date	7.1(i)

Intellectual Property	2.9(a)(iv)

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Defined Term	Section Number

Intellectual Property Rights	2.9(a)(v)

International Employee Plan	2.13(e)

Inventions	2.9(a)(iv)

Knowledge	9.2(b)(x)

Leased Real Property	2.15

Leases	2.15

Legal Requirements	2.3(c)

Liabilities	9.2(b)(xi)

Liens	2.2

Losses	7.1(j)

Material Adverse Effect	9.2(b)(xii)

Member Approvals	Recital E

Member Information Statement	5.11(c)

Member Tax Distribution Amount	9.2(b)(xiii)

Member Tax Distribution Fund	9.2(b)(xiv)

Members’ Representative	7.9(a)

Members’ Representative Amount	7.9(d)

Members’ Representative Expenses	7.9(c)

Members’ Representative Fund	7.9(e)

Members’ Representative Period	7.9(f)

Merger	1.1

Merger Sub	Introductory paragraph

Merger Sub Operating Agreement	3.2

Minimal License Claims	9.2(b)(xv)

Minimum Threshold	7.3(b)

Navis	2.1(b)

Navis India	2.2

Navis India Agreements	9.2(b)(xvi)

Navis Response Guide	2.9(o)

Necessary Consents	2.4(d)

Net Exercise Formula	1.6(e)

Defined Term	Section Number

Net Working Capital	1.10(a)(xiii)

Non-Income Tax	5.10(b)

Option Cancellation Agreement	1.6(d)

Officer’s Certificate	7.1(k)

Option Consideration	1.6(d)

Option Exchange Ratio	5.7(c)

Option Holder Information Statement	5.11(d)

Option Shares	1.6(d)

Other Returns	5.10(c)

Parent	Introductory paragraph

Parent Common Stock	5.7(c)

Parent ESPP	5.7(b)

Pass-Through Returns	5.10(c)

Patent Rights	2.9(a)(v)

Payoff Amount	1.13

Payoff Letter	1.13

Permits	2.10(b)

Permitted Liens	2.2

Person	9.2(b)(xvii)

Phase II/III Obligations	7.1(b)

Post-Closing Tax Period	5.10(b)

Pre-Closing Taxes	5.10(b)

Pre-Closing Tax Period	5.10(b)

Preliminary Statement	1.10(b)

Principal Member	Recital D

Principal Members	Recital D

Pro Rata Portion	7.1(l)

Prohibited Election	5.12

Protest Notice	1.10(e)

Publicly Available Software	2.9(k)

Registered Intellectual Property Rights	2.9(a)(vi)

Defined Term	Section Number

RoHS	2.17

Second Indemnity Escrow Release Date	7.1(m)

Selling Parties	7.1(n)

Shields/Tiemroth Loans	1.6(a)(x)

SmartTurn Assets	9.2(b)(xviii)

SmartTurn Business	9.2(b)(xix)

SmartTurn Product	9.2(b)(xviii)

Software	2.9(a)(vii)

Solicitation	5.11(a)

Standard Warranties	9.2(b)(xxi)

Standby Letters of Credit	9.2(b)(xx)

Straddle Period	5.10(b)

Subsidiary	2.1(a)

Subsidiary Charter Documents	2.1(c)

Support Agreement	Recital D

Surviving Company	1.1

Target Net Working Capital	1.10(a)(xiv)

Tax	2.8(a)

Taxes	2.8(a)

Tax Arbitrator	5.10(e)

Tax Returns	2.8(b)(i)

Third Party Claim	7.10

Third Party Software	2.9(a)(viii)

Threatened	9.2(b)(xxii)

Threshold	7.3(b)

Top Ten Customers	2.21(a)

Trademark Rights	2.9(a)(v)

Trademarks	2.9(a)(iv)

Trade Secret Rights	2.9(a)(v)

Transaction Expenses	1.10(a)(xv)

Transfer Taxes	5.10(a)

Defined Term	Section Number

Unobtained Consents	5.6

Unvested Company Option	1.6(d)

Vested Company Option	1.6(d)

WEEE	2.17

Works of Authorship	2.9(a)(iv)

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of October 15, 2007, by and among Zebra Technologies Corporation, a Delaware corporation (“Parent”), Nero Acquisition LLC, a Delaware limited liability company and direct wholly-owned subsidiary of Parent (“Merger Sub”), and Navis Holdings, LLC, a Delaware limited liability company (the “Company”), and with respect to Section 1.7(b), Section 1.10, Section 5.10, Section 8.4, Section 8.5, Section 9.1 and Article VII only, and any other Sections relating thereto, Navis Corporation, as the Members’ Representative.

RECITALS

A.      The Board of Managers of the Company has deemed it advisable and fair to and in the best interests of the Company and the Company Members that the Company consummate the business combination and other transactions provided for herein.

B.      The Board of Directors of Parent has approved, in accordance with applicable provisions of the General Corporation Law and the Limited Liability Company Act of the state of Delaware (collectively, “Delaware Law”), this Agreement and the transactions contemplated hereby, including the Merger.

C.      The Board of Managers of the Company has (i) approved, in accordance with applicable provisions of Delaware Law and the Company Operating Agreement, this Agreement and the transactions contemplated hereby, including the Merger, (ii) recommended that the Company Members vote to approve and adopt the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (iii) determined to submit the execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, including the Merger, to the Company Members for their approval and adoption as required under Delaware Law and the Company Operating Agreement.

D.      Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, the parties identified on Exhibit A hereto, being the holders of the outstanding Company Shares constituting in excess of eighty-five percent (85%) of the Company Shares and which are sufficient to provide the Member Approvals (each a “Principal Member” and collectively, the “Principal Members”), are entering into a voting and support agreement (the “Support Agreement”) by and among the Principal Members, the Members’ Representative, Parent and Merger Sub, providing, among other things, that subject to the terms and conditions thereof, each of the Principal Members will vote his, her or its Company Shares in favor of the approval and adoption of this Agreement and the consummation of the transactions contemplated hereby, including the Merger.

E.      Concurrently with the execution and delivery of this Agreement, members of the Company holding (i) a majority of the then outstanding Company Class B Shares, voting as a separate class, (ii) a majority of the then outstanding Company Class C Shares, voting as a separate class, and (iii) a majority of the then outstanding Company Shares (collectively, the “Member Approvals”), voting as a single class, will, by way of an action by written consent, approve and adopt this Agreement and the consummation of the transactions contemplated hereby, including the Merger.

F.      Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, Parent, the Members’ Representative and the Escrow Agent agree to enter into an escrow agreement substantially in the form attached hereto as Exhibit B (the “Escrow Agreement”) to be executed and delivered as of the Closing Date, pursuant to which a portion of the Aggregate Merger Consideration shall be placed in an escrow account to secure the obligations set forth in Section 1.10 and Article VII.

G.      Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, (i) the Company and each key employee set forth on Exhibit C, shall enter into an employment and non-competition agreement substantially in form and substance attached as Exhibit D attached hereto (collectively, the “Employment Agreements”), (ii) the Company and each of Jonathan Shields and Erik Tiemroth shall enter into a consulting and non-competition agreement substantially in form and substance attached as Exhibit E attached hereto (collectively, the “Consulting Agreements”), and (iii) the Company and James Burleigh shall enter into an employee confidentiality and inventions agreement substantially in form and substance attached as Exhibit F attached hereto (the “Burleigh Confidentiality Agreement”).

H.      Parent and Merger Sub, on the one hand, and the Company, on the other hand, desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

THE MERGER

1.1      The Merger.  At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of Delaware Law, Merger Sub shall be merged with and into the Company (the “Merger”), the separate legal existence of Merger Sub shall cease, and the Company shall continue as the surviving limited liability company following the Merger. The Company, as the surviving limited liability company after the Merger, is hereinafter sometimes referred to as the “Surviving Company.”

1.2      Effective Time; Closing.  Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger, substantially in the form attached hereto as Exhibit G (the “Certificate of Merger”), with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware Law (the time and date when the Certificate of Merger has been accepted for filing with the Secretary of State of the State of Delaware (or such later time and date as may be agreed in writing by the Company and Parent and specified in the Certificate of Merger) being the “Effective Time”) as soon as practicable on or after the Closing Date. The closing of the Merger (the “Closing”) shall take place at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, located at 650 Page Mill Road, Palo Alto, California, at a time and date to be specified by the parties, which shall be no later than the second Business Day after the satisfaction or waiver of the conditions set forth in Article VI (other than those that by their terms are to be satisfied or waived at the Closing), or at such other time, date and location as the parties hereto agree in writing. The date on which the Closing actually occurs is referred to herein as the “Closing Date.”

1.3      Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Delaware Law, including Section 18-209 of the Limited Liability Company Act of the State of Delaware. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Company.

1.4      Limited Liability Company Agreement of Surviving Company.  Immediately following the Effective Time, the Limited Liability Company Agreement of the Surviving Company shall be amended and restated to read in its entirety as set forth in Exhibit H hereto, until thereafter amended in accordance with Delaware Law and as provided in such Limited Liability Company Agreement; provided, however, that the Limited Liability Company Agreement shall comply with Section 5.8(a) at all times during the period specified therein.

1.5      Member-Managed and Officers.  At the Effective Time, the Surviving Company shall be member-managed with Parent being the sole member. The initial officers of the Surviving Company shall be the officers of Merger Sub immediately prior to the Effective Time, until their respective successors are duly appointed.

1.6      Effect on Share Capital.

  (a)      Definitions. For purposes of this Agreement, the following terms shall have the following definitions.

   (i)      “Aggregate Member Consideration” shall mean the Aggregate Merger Consideration less the Aggregate Option Consideration.

   (ii)      “Aggregate Merger Consideration” shall mean an amount of cash equal to U.S.$145,000,000, subject to adjustment as provided in, and in accordance with, Section 1.10.

   (iii)      “Company Class A Shares” shall mean Class A Shares of the Company created pursuant to the Company Operating Agreement.

   (iv)      “Company Class B Shares” shall mean Class B Shares of the Company created pursuant to the Company Operating Agreement.

   (v)      “Company Class C Shares” shall mean Class C Shares of the Company created pursuant to the Company Operating Agreement.

   (vi)      “Company Class D Shares” shall mean Class D Shares of the Company created pursuant to the Company Operating Agreement.

   (vii)      “Company Class E Shares” shall mean Class E Shares of the Company created pursuant to the Company Operating Agreement.

   (viii)      “Company Operating Agreement” shall mean the Limited Liability Company Agreement of the Company, dated as of November 25, 1998, as amended by that certain First Amendment dated April     , 1999, Second Amendment dated February 29, 2000, Third Amendment dated June 7, 2001, Fourth Amendment dated March     , 2004, Fifth Amendment dated May 12, 2005 and Sixth Amendment dated August 10, 2006.

   (ix)      “Company Shares” shall mean the Company Class A Shares, the Company Class B Shares, the Company Class C Shares, the Company Class E Shares and any other classes of share capital, if any, of the Company, taken together.

   (x)      “Shields/Tiemroth Loans” shall have the meaning assigned to such term in the Company Operating Agreement.

  (b)      Company Shares.  Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any Company Share, each Company Share issued and outstanding immediately prior to the Effective Time, other than any shares to be canceled pursuant to Section 1.6(c), will be canceled and extinguished and automatically converted into the right to receive such portion of the Aggregate Member Consideration, payable in part at Closing and in part from the Escrow Funds, as shall be allocated and distributed to such Company Share in accordance with Paragraphs 12.5 and 12.6 of the Company Operating Agreement (where, for such purpose, the Merger shall be treated as a “Liquidity Event,” as defined in Paragraph 12.6 of the Company Operating Agreement), upon receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the manner provided in Section 1.7. Two (2) Business Days prior to and on the Closing Date, the Company shall deliver to Parent, the Escrow Agent and the Exchange Agent (i) Schedule 1.6(b), certified by an officer of the Company as being correct and complete, setting forth (A) the name of record and mailing address for each Company Member, (B) the aggregate number of Company Shares owned by each Company Member and (C) the portion of the Aggregate Member Consideration allocable to such Company Member and (ii) a copy, certified by an officer of the Company as being correct and complete, of the Company Operating Agreement.

  (c)      Cancellation of Treasury and Parent Owned Shares.  Each Company Share held by the Company or Parent or any direct or indirect wholly-owned Subsidiary of the Company or of Parent immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

  (d)      Options.  Each option (a “Company Option”) to purchase Company Class E Shares issued under the Company’s 2000 Option Plan (the “Company Option Plan”), which is vested and exercisable in accordance with its terms and outstanding immediately prior to the Effective Time (each, a “Vested Company Option”), shall not be assumed by the Surviving Company or Parent, but shall instead be automatically cancelled at the Effective Time, by virtue of the Merger becoming effective and without any further action by the holder of any Company Option, and converted into the right to receive payment, in part as of the Closing and in part from the Escrow Funds, of an amount in cash (without interest), in immediately available funds, equal to the difference, if any, of (i) the amount of cash allocable to each Company Class E Share underlying such Vested Company Option as set forth in Schedule 1.6(d) less (ii) the aggregate exercise price per Company Class E Share that would be issuable upon exercise of such Company Option (the “Option Shares”), multiplied by the total number of such Option Shares (the “Option Consideration”). The aggregate Option Consideration payable to all holders of Vested Company Options shall be referred to herein as the “Aggregate Option Consideration”. Each Company Option which is unvested and not exercisable in accordance with its terms at the Effective Time (each, an “Unvested Company Option”) shall as of the Effective Time by virtue of the Merger and without any further action of the holder of such Unvested Company Option be converted into an option for Parent stock in accordance with Section 5.7(c). Parent shall instruct the Exchange Agent to pay, as and when a payment of Closing Merger Consideration would be payable to a holder of Vested Company Options, that amount of cash constituting the portion of the Closing Merger Consideration to which the holders of record of Vested Company Options shall be entitled to receive pursuant to Section 1.6 and Section 1.7 to the Surviving Company for distribution to the Vested Company Option holders. The payment of the Option Consideration to each holder of Vested Company Options as described in this Section 1.6(d) shall be reduced by the Surviving Company (or its payroll agent) to the extent necessary to satisfy any income Tax withholding or the employees’ share of any payroll Taxes required under the Code or any provision of applicable Legal Requirements and such withheld amounts and payroll Taxes shall be remitted to the appropriate Governmental Entity in accordance with Section 1.7(d). To the extent that amounts are withheld pursuant to the preceding sentence or used to satisfy the employees’ share of any payroll Taxes, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of such Vested Company Option. Prior to the Effective Time, the Company shall use its reasonable best efforts to obtain and deliver to Parent on or prior to the Closing an irrevocable written agreement, in the form attached hereto as Exhibit I or otherwise in form and substance reasonably acceptable to Parent (an “Option Cancellation Agreement”), from each holder of a Company Option providing that, (i) as of the Effective Time, each Vested Company Option, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or the holder of such Vested Company Option, shall be converted automatically into the right to receive, in lieu of the Company Shares otherwise acquirable and receivable upon the exercise of such Vested Company Option immediately prior to the Effective Time, an aggregate amount in cash, without interest and subject to applicable withholding as set forth in this Section 1.6(d), the Option Consideration, payable in part at Closing and in part from the Escrow Funds, (ii) from and after the Effective Time, the Vested Company Options, as converted in accordance with this Section 1.6(d), shall solely represent the right to receive the Option Consideration in accordance with this Section 1.6(d) and Section 1.7(c), and shall not be exercisable for the purchase of Company Shares or shares of stock of Parent, and (iii) each Unvested Company Option shall as of the Effective Time by virtue of the Merger and without any further action of the holder of such Unvested Company Option be converted into an option for Parent stock in accordance with Section 5.7(c). Two (2) Business Days prior to and on the

Closing Date, the Company shall deliver to Parent, the Escrow Agent and the Exchange Agent, (i) Schedule 1.6(d), certified by an officer of the Company as being correct and complete, setting forth (A) the name of record for each holder of each Vested Company Option, (B) the aggregate number of Company Shares subject to each Vested Company Option, (C) the exercise price of each such Vested Company Option, and (D) the portion of the Aggregate Option Consideration allocable to each holder of Vested Company Options, and (ii) a copy, certified by an officer of the Company as being correct and complete, of the spreadsheet produced by the Equity Edge software used by the Company to track and record outstanding Company Options.

  (e)      Calculations. For purposes of illustration, as of the date of this Agreement, the distribution provisions set forth in Section 1.6(b) and Section 1.6(d) are intended to result in the distribution of the Aggregate Member Consideration and the Aggregate Option Consideration in the manner set forth in Schedule 1.6(b) and Schedule 1.6(d) (including the manner of calculating the net-exercise of Vested Company Options outstanding at the Effective Time, and the iterative calculations related thereto set forth in Schedule 1.6(d) (such formula, the “Net Exercise Formula”), but subject to adjustment for Company Options that vest or are exercised prior to the Effective Time). For the avoidance of doubt, the Net Exercise Formula shall be the method of calculating the net-exercise of Vested Company Options outstanding at the Effective Time that shall be binding on the parties hereto. For purposes of calculating the amount of cash to be paid to each Company Member and each holder of Vested Company Options pursuant to this Section 1.6(e) respectively, all amounts payable to such member or holder (without rounding) shall be aggregated and after such aggregation, such amount shall be rounded to the nearest whole cent.

  (f)      Share Capital of Merger Sub. Each share of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one (1) validly issued fully paid and nonassessable share of the Surviving Company.

1.7      Transfer and Payment.

  (a)      Exchange Agent. JP Morgan Chase Bank, NA shall act as the exchange agent (the “Exchange Agent”) in the Merger.

  (b)      Parent to Provide Cash. Prior to the Effective Time, Parent and the Members’ Representative shall enter into an agreement with the Exchange Agent in form and substance reasonably acceptable to each of the Company and Parent. At or prior to the Effective Time, Parent shall deposit with the Exchange Agent for exchange in accordance with this Article I, an amount of cash equal to the sum of (i) the Aggregate Member Consideration plus (ii) the Aggregate Option Consideration, less (iii) amounts of cash which Parent shall deposit in the Escrow Funds, the Members’ Representative Fund and the Member Tax Distribution Fund as provided for herein and the Escrow Agreement less (iv) the Estimated Transaction Expenses, if any, less (v) the Payoff Amount, if any, plus (v) the Estimated Closing Cash, if any, plus (vi) the Estimated Surplus, if any, less (vii) the Estimated Deficit, if any. The Aggregate Merger Consideration, as adjusted pursuant to the foregoing sentence, shall be referred to herein as the “Closing Merger Consideration”. The portion of the Escrow Funds, the Members’ Representative Fund and the Member Tax Distribution Fund contributed following the Effective Time with respect to each Company Member and each holder of Vested Company Options as of immediately prior to the Effective Time shall be in proportion to the aggregate amount of the Aggregate Member Consideration and Aggregate Option Consideration, as the case may be, each such Company Member and holder of a Vested Company Option, as applicable, would otherwise be entitled to receive in the Merger by virtue of ownership of outstanding Company Shares and Vested Company Options immediately prior to the Effective Time. Any cash deposited with the Exchange Agent shall hereinafter be referred to as the “Exchange Fund.”

  (c)      Exchange Procedures.  At least two (2) Business Days prior to the Effective Time, Parent shall make available for hand pick-up from the Exchange Agent and within two (2) Business Days following the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record (as of immediately prior to the Effective Time) of (i) outstanding Company Shares which were converted into the right to receive a portion of the Aggregate Member Consideration pursuant to Section 1.6(b) and (ii) the Vested Company Options which were converted into the right to receive a portion of the Aggregate Option Consideration pursuant to Section 1.6(d) the following: (A) a letter of transmittal substantially in the form attached hereto as Exhibit J (which shall specify that title to the Company Shares or Vested Company Options, as applicable, shall pass as of the Effective Time and by operation of the Merger (and in the case of Company Shares shall require holders to certify as to their respective ownership of Company Shares and in the case of Company Options shall require execution of an Option Cancellation Agreement)), and (B) instructions for use in effecting such transfer in exchange for cash constituting the applicable portion of the Closing Merger Consideration. Upon transfer of Company Shares and Vested Company Options to the Exchange Agent for cancellation, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may reasonably be required by the Exchange Agent, the holder of record of such Company Shares or Vested Company Options shall be entitled to receive in exchange therefor the amount of cash constituting the portion of the Closing Merger Consideration to which such holder is entitled pursuant to Section 1.6 and Section 1.7. At the election of the respective Company Member, the Exchange Agent shall make the foregoing payment by wire transfer within two (2) Business Days after provision of appropriate materials to the Exchange Agent, to the extent that the aggregate amount owed to any such holder at the Closing is in excess of U.S.$100,000; provided that, if such appropriate materials are provided to the Exchange Agent at least two (2) Business Days prior to the opening of business on the Closing Date by any 1% holder of Company Shares, the Exchange Agent shall make the foregoing payment to such holder on the Closing Date; and provided, further that payment of any portion of the Option Consideration shall upon receipt of the applicable letter of transmittal be paid to the Surviving Company for disbursement to the applicable holder of Vested Company Options, subject to withholding as described in Section 1.7(d). Until so transferred, outstanding Company Shares or Vested Company Options, as applicable, will be deemed from and after the Effective Time, for all corporate purposes, to evidence the ownership of the portion of the Aggregate Merger Consideration into which such securities shall have been so converted.

  (d)      Required Withholding. Each of the Exchange Agent, the Escrow Agent and the Surviving Company shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Shares or Vested Company Options such amounts as may be required to be deducted or withheld therefrom under the Internal Revenue Code of 1986, as amended (the “Code”), or under any provision of state, local or non-U.S. Tax law. Any withheld amounts shall be promptly paid over to the appropriate Governmental Entity. To the extent such amounts are so deducted or withheld, the amount of such consideration shall be treated for all purposes under this Agreement as having been paid to the Person to whom such consideration would otherwise have been paid. The employer’s share of any payroll Taxes associated with distributions to be made with respect to the holders of Vested Company Options out of the Escrow Funds shall reduce on a pro rata basis the amount otherwise available for distribution to the holders of the Company Shares and Vested Company Options out of the Escrow Funds and shall be paid over to Parent in accordance with the Escrow Agreement for payment over to the appropriate Governmental Entity.

  (e)      No Liability.  Notwithstanding anything to the contrary in this Section 1.7, neither the Exchange Agent, the Surviving Company nor any party hereto shall be liable to a holder of Company Shares or Vested Company Options for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

  (f)      Investment of Exchange Fund.  The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent; provided, however, that no such investment or loss thereon shall affect the amounts payable to holders of the Company’s securities pursuant to this Article I. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable to holders of the Company’s securities pursuant to this Article I shall promptly be paid to Parent.

  (g)      Termination of Exchange Fund.  Any portion of the Exchange Fund which remains undistributed to the holders of Company Shares and Vested Company Options twelve (12) months after the Effective Time shall, at the request of the Surviving Company, be delivered to the Surviving Company or otherwise according to the instruction of the Surviving Company, and any holders of the Company Shares or Vested Company Options who have not transferred such securities in compliance with this Section 1.7 shall after such delivery to the Surviving Company look only to Parent and the Surviving Company for the amount of cash constituting the portion of the Closing Merger Consideration pursuant to Section 1.6(b) and Section 1.6(d) with respect to the Company Shares and/or Vested Company Options, as applicable, formerly represented thereby. If any Company Shares or Vested Company Options shall not have been transferred immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity, any such portion of the Exchange Fund remaining unclaimed by holders of the Company’s securities immediately prior to such time shall, to the extent permitted by applicable Legal Requirements, become the property of the Surviving Company free and clear of any claims or interest of any Person previously entitled thereto.

1.8      No Further Ownership Rights in Company Shares.  All cash paid upon the transfer for exchange of Company Shares and Vested Company Options in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Company Shares and Vested Company Options, and there shall be no further registration of transfers on the records of the Surviving Company of Company Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Shares or Vested

Company Options are presented to the Surviving Company for any reason, they shall be canceled and exchanged as provided in this Article I.

1.9      Further Action.  At and after the Effective Time, the officers and directors of Parent and the officers and members of the Board of Managers of the Surviving Company will be deemed to have been granted an irrevocable power of attorney to execute and deliver, in the name and on behalf of the Company and Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company and Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Company any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Company as a result of, or in connection with, the Merger.

1.10    Aggregate Merger Consideration Adjustment.

  (a)      Definitions.  For purposes of this Agreement, the following terms shall have the following definitions.

   (i)      “Adjustment Escrow Amount” shall mean U.S.$500,000.

   (ii)      “Adjustment Escrow Fund” shall mean the Adjustment Escrow Amount held by the Escrow Agent in accordance with this Agreement and the Escrow Agreement together with all interest or other income, if any, earned from the investment of the Adjustment Escrow Amount.

   (iii)      “Cash” shall mean, as of any given date, the aggregate amount of the following balance sheet line item (or substantially similar line item) as of such date: Cash and Equivalents, including Restricted Cash. For avoidance of doubt, Cash shall be calculated net of issued but uncleared checks and drafts, and shall include deposits made but not yet cleared.

   (iv)      “Closing Balance Sheet” shall mean a consolidated balance sheet of the Company and its Subsidiaries as of the opening of business on the Closing Date.

   (v)      “Closing Cash” shall mean the amount of Cash as shown on the Closing Balance Sheet.

   (vi)      “Closing Date Net Working Capital” means the Net Working Capital of the Company and its Subsidiaries as of the opening of business on the Closing Date, derived from the Closing Balance Sheet and prepared in accordance with the definition of “Net Working Capital.”

   (vii)      “Closing Transaction Expenses” means the amount of Transaction Expenses as shown on the Closing Statement.

   (viii)      “Current Assets” mean, as of any given date, the current assets of the Company and its Subsidiaries as of such date (excluding Cash), calculated in accordance with the definition of “Net Working Capital.”

   (ix)      “Current Liabilities” mean, as of any given date, the current liabilities of the Company and its Subsidiaries as of such date (excluding Transaction Expenses), calculated in accordance with the definition of “Net Working Capital.”

   (x)      “Final Cash” shall mean Closing Cash (A) as shown in the Closing Statement if no notice of disagreement with respect thereto is duly delivered pursuant to Section 1.10(e), (B) if a Protest Notice is delivered by the Members’ Representative, as agreed by Parent and the Members’ Representative pursuant to Section 1.10(e), or (C) in the absence of such agreement, as shown in the independent accountants’ calculation delivered pursuant to Section 1.10(e).

   (xi)      “Final Closing Date Net Working Capital” shall mean Closing Date Net Working Capital (A) as shown in the Closing Statement if no notice of disagreement with respect thereto is duly delivered pursuant to Section 1.10(e), (B) if a Protest Notice is delivered by the Members’ Representative, as agreed by Parent and the Members’ Representative pursuant to Section 1.10(e), or (C) in the absence of such agreement, as shown in the independent accountants’ calculation delivered pursuant to Section 1.10(e).

   (xii)      “Final Transaction Expenses” shall mean Closing Transaction Expenses (A) as shown in the Closing Statement if no notice of disagreement with respect thereto is duly delivered pursuant to Section 1.10(e), (B) if a Protest Notice is delivered by the Members’ Representative, as agreed by Parent and the Members’ Representative pursuant to Section 1.10(e), or (C) in the absence of such agreement, as shown in the independent accountants’ calculation delivered pursuant to Section 1.10(e).

   (xiii)      “Net Working Capital” shall mean Current Assets minus Current Liabilities. In computing Net Working Capital, all accounting entries will be taken into account regardless of their amount, all known errors and omissions will be corrected and all known proper adjustments will be made, in each case, for the sole purpose of calculating any purchase price adjustment pursuant to Section 1.10 and for no other purpose; it being further acknowledged and agreed that, other than for the purpose set forth in this sentence, Section 1.10 is not intended to be used to adjust for errors or omissions that may be found with respect to the Financial Statements or any inconsistencies between such Financial Statements and GAAP, for which Article VII shall be the sole and exclusive remedy. In no event will the determination of Net Working Capital include (A) Cash, (B) any Indebtedness of the Company or its Subsidiaries as set forth in the Payoff Letter, and (C) any deferred revenue. Subject to the foregoing, Net Working Capital will be calculated in accordance with GAAP.

   (xiv)      “Target Net Working Capital” means U.S.$12,500,000.

   (xv)      “Transaction Expenses” means any (A) unpaid fees, expenses and disbursements of the Company’s legal, accounting and financial advisors incurred by the Company or any Subsidiary of the Company, to the extent the Company or any of its Subsidiaries is liable therefor, in connection with the transactions contemplated by this Agreement, (B) any unpaid third party fees and expenses incurred by the Company or any of its Subsidiaries, to the extent the Company or any of its Subsidiaries is liable therefor, in connection with the transactions contemplated by this Agreement (it being understood that, as of the date hereof, there are no such third parties who have been so engaged except as described in clause (A) above), and (C) any unpaid stay-bonus, transaction completion bonus or other similar payment required to be made to the employees of the Company or any of its Subsidiaries by the Company or any of its Subsidiaries on or after Closing as a result of the transactions contemplated by this Agreement, which payment is made pursuant to an agreement entered into by the Company or any of its Subsidiaries prior to Closing unless agreed to after the date hereof in writing by Parent.

  (b)      Delivery of Preliminary Statement.  Not later than five (5) Business Days prior to the Closing Date, the Company shall prepare and deliver, or cause to be prepared and delivered, to Parent, a certificate (the “Preliminary Statement”) setting forth the Company’s good faith best estimate of (i) Closing Cash of the Company and its Subsidiaries as of the opening of business on the Closing Date (the “Estimated Closing Cash”), (ii) the Transaction Expenses as of the opening of business on the Closing Date (the “Estimated Transaction Expenses”) and (iii) the Net Working Capital of the Company and its Subsidiaries as of the opening of business on the Closing Date (the “Estimated Net Working Capital”). The Preliminary Statement shall be certified and signed by the chief financial officer of the Company, after reasonable consultation with Parent’s representatives, and shall be prepared in accordance with the requirements of this Section 1.10. Upon receipt of the Preliminary Statement, Parent shall be given reasonable access to all of the Company’s and its Subsidiaries’ books and records relating to such statement.

  (c)      Aggregate Merger Consideration Adjustment at Closing.  At the Closing, the Aggregate Merger Consideration shall be subject to adjustment (i.e., increased or decreased) on a dollar for dollar basis in accordance with the Preliminary Statement and the provisions of this Section 1.10(c). If (i) the Estimated Closing Cash is positive, then the Aggregate Merger Consideration payable at the Closing shall be increased by such amount, (ii) there are Estimated Transaction Expenses, then the Aggregate Merger Consideration payable at the Closing shall be decreased by such amount, and (iii) (A) the Estimated Net Working Capital is less than the Target Net Working Capital (such deficiency, the “Estimated Deficit”), then the Aggregate Merger Consideration payable at the Closing shall be reduced by the amount of such Estimated Deficit, and (B) if the Estimated Net Working Capital is greater than the Target Net Working Capital (such excess, the “Estimated Surplus”), then the Aggregate Merger Consideration payable at the Closing shall be increased by the amount of such Estimated Surplus.

  (d)      Post-Closing Statement.  As promptly as practicable, but not later than sixty (60) days after the Closing Date, Parent shall cause to be prepared and delivered to the Members’ Representative the (i) Closing Balance Sheet, together with a certificate (the “Closing Statement”) based on such Closing Balance Sheet setting forth Parent’s calculation of (A) Closing Cash, (B) the amount, if any, by which Closing Cash is less than or is greater than the Estimated Closing Cash, (C) Closing Transaction Expenses, if any, (D) the amount, if any, by which Closing Transaction Expenses is less than or is greater than the Estimated Transaction Expenses, (E) a calculation of the Closing Date Net Working Capital, and (F) the amount, if any, by which the Closing Date Net Working Capital is less than or is greater than the Estimated Net Working Capital, and (ii) the supporting details and working papers for such calculations. The Closing Balance Sheet shall be prepared in accordance with GAAP applied on a basis consistent with that used in the preparation of the Company Balance Sheet, and in accordance with accounting policies and practices consistent with those used in the preparation of the Company Balance Sheet.

  (e)      Disputes.  If the Members’ Representative disagrees with Parent’s calculation of Closing Cash, Closing Transaction Expenses and/or Closing Date Net Working Capital as set forth in the Closing Statement, the Members’ Representative may, within thirty (30) days after delivery of the Closing Statement, deliver a notice (the “Protest Notice”) to Parent disagreeing with such calculation of Closing Cash, Closing Transaction Expenses and/or Closing Date Net Working Capital, as applicable, setting forth the Members’ Representative’s calculation of Closing Cash, Closing Transaction Expenses and/or Closing Date Net Working Capital, as applicable, and in reasonable detail the Members’ Representative’s grounds for such disagreement. The failure of the Members’ Representative to deliver such Protest Notice within the prescribed time period will constitute the Members’ Representative’s acceptance of the Closing Balance Sheet and the Closing Statement. If a Protest Notice shall be duly delivered pursuant to this Section 1.10(e), Parent and the Members’ Representative shall, during the fifteen (15) days following such delivery, discuss in good faith and use their commercially reasonable efforts to reach agreement in writing on the disputed items or amounts in order to determine the amount of Closing Cash, Closing Transaction Expenses and/or Closing Date Net Working Capital, as applicable. If, by the end of such period, Parent and the Members’ Representative are unable to reach agreement, they shall promptly thereafter cause a nationally recognized firm of independent public accountants which does not provide significant services to either Parent or the Company (“Accountants”), as mutually agreed upon by Parent and the Members’ Representative, promptly to review this Agreement and the disputed items or amounts for the purpose of calculating the amount of Closing Cash, Closing Transaction Expenses and/or Closing Date Net Working Capital, as applicable. In making such calculation, such Accountants shall consider only those items or amounts in Closing Cash, Closing Transaction Expenses and/or Closing Date Net Working Capital, as applicable, as to which the Members’ Representative has disagreed. Furthermore, in resolving any disputed item, the Accountants may not assign a value to any particular item greater than the greatest value for such item claimed by either party or less than the lowest value for such item claimed by either party, in each case as presented to the Accountants. Such Accountants shall deliver to Parent and the Members’ Representative, as promptly as practicable, but in any case within forty-five (45) days after acceptance of its appointment, a report setting forth such calculations. Such report shall be final and binding upon Parent and the Members’ Representative. The aggregate costs of any such review and report (“Accountants’ Costs”) arising out of disagreements over Closing Cash, Closing Transaction Expenses and/or Closing Date Net Working Capital, as applicable, shall be borne by the holders of Company Shares and Vested Company Options, on the one hand, and Parent, on the other hand, based on the percentage that the amount not awarded to Parent or the holders of Company Shares and Vested Company Options bears to the amount actually contested by such party; provided that, any Accountants’ Costs to be borne by the holders of Company Shares and Vested Company Options pursuant to this Section 1.10(e) shall be satisfied out of the Adjustment Escrow Fund in accordance with the provisions of Section 1.12 and the Escrow Agreement. Parent and the Members’ Representative agree that they will, and Parent agrees to cause the Surviving Company to, cooperate and assist in any review of the Closing Balance Sheet and the Closing Statement by the Members’ Representative and its advisors referred to in this Section 1.10(e), including making available to the extent necessary books, records, work papers and personnel. The date on which the Final Cash, Final Transaction Expenses and the

Final Closing Date Net Working Capital is finally determined in accordance with this Section 1.10(e) is hereafter referred to as the “Determination Date.”

  (f)      Final Aggregate Merger Consideration Adjustment.  The “Adjustment Amount” shall equal the sum of (i) Final Cash minus the Estimated Closing Cash, plus (ii) the Estimated Transaction Expenses minus the Final Transaction Expenses, plus (iii) the Final Closing Date Net Working Capital minus the Estimated Net Working Capital, each component of and sum of which amounts may be positive or negative. If the Adjustment Amount is a positive number, then the Aggregate Merger Consideration shall be increased by the absolute value of the Adjustment Amount, and if the Adjustment Amount is a negative number, then the Aggregate Merger Consideration shall be decreased by the absolute value of the Adjustment Amount.

   (i)      If the Adjustment Amount is a positive number or zero then, promptly following the Determination Date, and in any event within five (5) Business Days thereafter, Parent shall deposit with the Exchange Agent for distribution in accordance with Section 1.6(d) and Section 1.7(c) the Adjustment Amount, if any, as finally determined, plus interest on the Adjustment Amount from the Closing Date to the date of payment at the “Prime Rate” of interest published in the “Money Rates” column of The Wall Street Journal (or the average of such rates if more than one rate is indicated) on the Closing Date, and the Adjustment Escrow Fund (less any Accountants’ Costs or D&O insurance costs to be borne by the holders of Company Shares and Vested Company Options as described in Section 1.12(a) and (c) hereof) shall be deposited (subject to, for the avoidance of doubt, any required withholding under Section 1.7(d)) with the Exchange Agent for distribution to the Company Members and holders of Vested Company Options in accordance with Section 1.6 and Section 1.7 hereof.

   (ii)      If the Adjustment Amount is a negative number and the amount payable to Parent is less than the Adjustment Escrow Fund, then promptly following the Determination Date, and in any event within five (5) Business Days thereafter, an amount equal to the absolute value of the Adjustment Amount, as finally determined, plus interest on the absolute value of the Adjustment Amount from the Closing Date to the date of payment at the “Prime Rate” of interest published in the “Money Rates” column of The Wall Street Journal (or the average of such rates if more than one rate is indicated) on the Closing Date, shall be distributed from the Adjustment Escrow Fund to Parent in accordance with Section 1.12 and the Escrow Agreement to pay such Adjustment Amount, and the remainder of the Adjustment Escrow Fund (less any Accountants’ Costs or D&O insurance costs to be borne by the holders of Company Shares and Vested Company Options as described in Section 1.12(a) and (c) hereof) shall be deposited (subject to, for the avoidance of doubt, any required withholding under Section 1.7(d) hereof) with the Exchange Agent for distribution to the Company Members and holders of Vested Company Options in accordance with Section 1.6 and Section 1.7 hereof. In the event the amount in the remaining portion of the Adjustment Escrow Fund is insufficient to satisfy any Accountants’ Costs and D&O insurance costs to be borne by the holders of Company Shares and Vested Company Options as set forth above, such payment obligations shall be paid out of the Indemnity Escrow Fund.

   (iii)      To the extent that the Adjustment Amount is a negative number and the amount payable to Parent exceeds the Adjustment Escrow Fund, then promptly following the Determination Date, and in any event within five (5) Business Days thereafter, the full amount of the Adjustment Escrow Fund, plus interest on the absolute value of the Adjustment Amount from the Closing Date to the date of payment at the “Prime Rate” of interest published in the “Money Rates” column of The Wall Street Journal (or the average of such rates if more than one rate is indicated) on the Closing Date, shall be distributed from the Adjustment Escrow Fund to Parent by the Escrow Agent in accordance with Section 1.12 and the Escrow Agreement, and the full amount of such shortfall shall be paid to Parent from the Indemnity Escrow Fund in accordance with Parent’s instructions. Any Accountants’ Costs or D&O insurance costs to be borne by the holders of Company Shares and Vested Company Options as described in Section 1.12(a) and (c) hereof shall be paid out of the Indemnity Escrow Fund.

1.11      Deposit of Funds.  Promptly following the Closing, and without any act of any Company Member or any holder of Company Options, Parent shall transfer an amount of cash equal to the (a) Adjustment Escrow Amount plus (b) Indemnity Escrow Amount plus (c) the ECT Escrow Amount to the Escrow Agent for deposit into the Escrow Funds plus an amount of cash equal to the Members’ Representative Amount for deposit into the Members’ Representative Fund plus an amount of cash equal to the Member Tax Distribution Amount for deposit into the Member Tax Distribution Fund. For purposes of determining the reduction in the amount of the Aggregate Member Consideration payable to each Company Member pursuant to Section 1.6(b) and the reduction in the amount of the Aggregate Option Consideration payable to each holder of Vested Company Options pursuant to Section 1.6(d), as applicable, Parent will have contributed the Escrow Funds, the Members’ Representative Fund and the Member Tax Distribution Fund to be governed under the terms set forth in this Agreement and the Escrow Agreement.

1.12      Recovery From Adjustment Escrow Fund.  The Adjustment Escrow Fund shall be available for (a) the payment of any Accountants’ Costs as may be required pursuant to Section 1.10(e), (b) any payment to Parent by the holders of Company Shares and Vested Company Options for the negative Adjustment Amount as may be required pursuant to Section 1.10(f) and (c) the payment of that portion of the premiums and costs of purchasing “tail” coverage with respect to director and officer liability insurance coverage that are borne by the holders of Company Shares and Vested Company Options pursuant to Section 5.8(c).

1.13      Indebtedness.  Parent shall pay to each holder of Indebtedness (other than the Standby Letters of Credit) of the Company or any of its Subsidiaries, for the benefit of and on behalf of the Company or any of its Subsidiaries, by wire transfer of immediately available funds to the account or accounts at a bank or banks in the amount or amounts specified in a pay-off letter indicating that upon payment of a specified amount, such holder of Indebtedness (other than the Standby Letters of Credit) shall be paid in full and, if applicable, such holder of Indebtedness (other than the Standby Letters of Credit) shall release its security interest and authorize Parent and the Surviving Company to file Uniform Commercial Code termination statements, or such other documents or endorsements necessary to release or discharge the financing statements, security interests or other Liens of such holder of Indebtedness (other than the Standby Letters of Credit), and evidence the release or discharge of such financing statements, security interests or other Liens on or against the assets of the Company or its Subsidiaries (a “Payoff Letter”), the amount specified in such Payoff Letter (the aggregate amount of all such payments pursuant to Payoff Letters, the “Payoff Amount”).

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub as of the date hereof and as of the Effective Time, except as set forth in the disclosure letter supplied by the Company to Parent dated as of the date hereof (the “Company Disclosure Letter”), as follows:

2.1      Organization; Standing and Power; Charter Documents; Subsidiaries.

  (a)      Organization; Standing and Power.      The Company and each of its Subsidiaries (i) is a limited liability company or other corporate entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization or incorporation (except, in the case of good standing, for entities organized under the laws of any jurisdiction that does not recognize such concept), (ii) has the requisite corporate or limited liability company or similar power and authority to own, lease and operate its properties and assets, and to carry on its business as now being conducted, and (iii) is duly qualified or licensed and in good standing to do business in each jurisdiction listed on Section 2.1(a) of the Company Disclosure Letter, which are all the jurisdictions in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed or to be in good standing would not reasonably be expected to have a Material Adverse Effect on the Company or its Subsidiaries. For purposes of this Agreement, “Subsidiary,” when used with respect to any party, shall mean any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation, limited liability company, partnership or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

  (b)      Limited Operations.    The Company is a holding company, the principal asset of which is the limited liability company interests of Navis, LLC, a Delaware limited liability company and direct wholly owned subsidiary of the Company (“Navis”). Except for holding such limited liability company interests of Navis, cash and the promissory notes evidencing the Shields/Tiemroth Loans, the Company itself has never conducted any business operations, owned any other assets or had any employees.

  (c)      Charter Documents.  The Company has delivered or made available to Parent: (i) a correct and complete copy of the Company Operating Agreement and (ii) the Certificate of Incorporation and Bylaws, or like organizational documents (collectively, “Subsidiary Charter Documents”), of each of its Subsidiaries, and each such instrument is in full force and effect. The Company is not in violation of any of the provisions of the Company Operating Agreement and each Subsidiary is not in violation of its respective Subsidiary Charter Documents.

  (d)      Books and Records.  The books of account, minute books, stock record books and other similar records of the Company and each of the Subsidiaries, all of which have been made available to Parent, are correct and complete in all material respects and have been maintained in accordance with sound business practices and an adequate system of internal controls. At the time of the Closing, all of such books and records will be in the possession of the Company or a Subsidiary of the Company. The minute books of the Company and each Subsidiary contain summaries, which are complete and accurate in all material respects, of all meetings held of, and all material corporate actions taken by, the Company’s or the respective Subsidiary’s stockholders, members, board of managers, directors and directors’ or managers’ committees, and no such meeting has been held for which minutes have not been prepared and are not contained in such minute books.

2.2      Subsidiaries.  Section 2.2 of the Company Disclosure Letter sets forth (a) each Subsidiary of the Company, (b) the authorized capital stock of, or other equity or voting interests in, each Subsidiary of the Company, and (c) the issued and outstanding shares of capital stock, or other equity or voting interest in, each Subsidiary of the Company. All the outstanding shares of capital stock of, or other equity or voting interests in, each such Subsidiary have been validly issued and are fully paid and nonassessable and are owned by the Company, a wholly-owned Subsidiary of the Company, or the Company and another wholly-owned Subsidiary of the Company, free and clear of all pledges, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, “Liens”), other than Permitted Liens, and are duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive rights. Other than the Subsidiaries of the Company, neither the Company nor any of its Subsidiaries owns any capital stock of, or other equity or voting interests of any nature in, or any interest convertible, exchangeable or exercisable for, capital stock of, or other equity or voting interests of any nature in, any other Person. Except as set forth in Section 2.2 of the Company Disclosure Letter, the Company is not a participant in any joint venture, partnership or other Contract involving a sharing of profits, losses, costs or liabilities. The ownership interest of Navis in Navis India Private Ltd (now known as Station i Multisoft Private Limited), an entity organized under the laws of India and having Company Registration No. 18-44960 of 2000 (“Navis India”) has been divested prior to the date hereof with no remaining Liability on behalf of the Company, Navis or any Subsidiary of Navis or the Company other than as set forth in Section 2.2 of the Company Disclosure Letter. All activities conducted by Navis India on or prior to May 4, 2007 were conducted within the information technology sector and consequently, Navis’ joint venture investment in Navis India are exempt from Press Note 1 of 2005 Series, in view of the stipulations of Press Note 1 of 2005 Series read with Press Note 3 of 2005 Series. As used herein, “Permitted Liens” shall mean (i) liens for Taxes and other similar governmental charges and assessments which are not yet due and payable, or which are being contested in good faith and for which adequate reserves have been established in accordance with GAAP, (ii) liens of landlords and liens of carriers, warehousemen, mechanics and materialmen and other like liens arising in the ordinary course of business for sums not yet due and payable, (iii) inchoate liens, charges and privileges existing as of the Closing Date and any statutory liens, licenses, charges, adverse claims, security interests or encumbrances of any nature whatsoever existing as of the Closing Date and claimed or held by any Governmental Entity that have not at the time been filed or registered or that are related to obligations that are not due or delinquent, (iv) security given in the ordinary course of business as of the Closing Date to any public utility, Governmental Entity or other statutory or public authority, and (v) liens established pursuant to the Standby Letters of Credit.

2.3      Capital Structure.

  (a)      Share Capital.  The authorized share capital of the Company consists of 64,290,000 shares comprised of: (i) 11,975,469 Company Class A Shares, (ii) 12,549,531 Company Class B Shares, (iii) 15,120,000 Company Class C Shares, (iv) 15,120,000 Company Class D Shares and (v) 9,525,000 Company Class E Shares. At the close of business on the date hereof: 2,450,469 Company Class A Shares were issued and outstanding; 12,549,531 Company Class B Shares were issued and outstanding; 15,120,000 Company Class C Shares were issued and outstanding; no Company Class D Shares were issued and outstanding; and 2,245,765 Company Class E Shares were issued and outstanding (and no such Class E Shares were purchased pursuant to Section 6(b) of the Navis 2000 LLC Option Plan, as amended). 9,525,000 Company Class E Shares have been reserved for issuance upon exercise of Company Options granted pursuant to the Company Option Plan, of which Company Options in respect of 8,797,011 Company Class E Shares have been granted (including 2,245,765 Company Class E Shares issued pursuant to the exercise of Company Options) and 727,989 Company Class E Shares remain available for issuance pursuant to the grant of Company Options, subject to the last sentence of this Section 2.3(a). No Company Shares are owned or held by any Subsidiary of the Company. All of the outstanding Company Shares are, and all Company Shares which may be issued as contemplated or permitted by this Agreement will be, when issued, duly authorized and validly issued, fully paid and nonassessable and not subject to any preemptive rights, and the only changes to the amounts as set forth above after the date hereof will be due to (A) the exercises of options for Company Class E Shares outstanding as of the date hereof, (B) cancellation of Company Options due to termination of employment of Employees or (C) as otherwise mutually agreed to in writing by Parent and the Company.

  (b)      Options.  Section 2.3(b) of the Company Disclosure Letter sets forth a true, complete and correct list of all persons who hold outstanding Company Options indicating, with respect to each Company Option then outstanding, the number of Company Shares subject to such Company Option, and the exercise price, date of grant, vesting schedule and expiration date thereof, including the extent to which any vesting had occurred as of the date of this Agreement and whether the vesting of such Company Option will be accelerated in any way by the consummation of the transactions contemplated by this Agreement, subject to the last sentence of Section 2.3(a).

  (c)      Other Securities.    Except as otherwise set forth in Section 2.3(b) and Section 2.3(c) of the Company Disclosure Letter, there are no securities, options, warrants, calls, convertible securities, rights (preemptive or otherwise), Contracts or other commitments, arrangements, obligations or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to (including on a deferred basis) issue, deliver, sell, or otherwise transfer or cause to be issued, delivered, sold, or otherwise transferred additional shares or member interests (or other shares of capital stock), voting debt or other voting securities of the Company or any of its Subsidiaries, or obligating the Company or any of its Subsidiaries to issue, grant, extend, repurchase, redeem, transfer or enter into any such security, option, warrant, call, right, Contract or other commitment, arrangement, obligation or undertaking (collectively “Equity Equivalents”). By virtue of the Merger occurring, as of the Effective Time, all outstanding Equity Equivalents, including Company Options, will be cancelled, and no Person will hold or have rights to acquire any Equity Equivalents. All outstanding Company Shares, all outstanding Company Options, and all outstanding shares of capital stock or member interests, or other equity interests, of each Subsidiary of the Company have been issued and granted in compliance in all material respects with all applicable securities laws and all other applicable Legal Requirements. There are not any outstanding Contracts of the Company or any of its Subsidiaries to (i) repurchase, redeem or otherwise acquire any shares or member interests (or other shares of capital stock) of, or other equity or voting interests in, the Company or any of its Subsidiaries or (ii) dispose of any shares or member interests (or other shares of capital stock) of, or other equity or voting interests in, the Company or any of its Subsidiaries. Except for the Support Agreement and the Company Operating Agreement, the Company is not a party to any voting agreement with respect to shares or member interests (or other shares of capital stock) of, or other equity or voting interests in, the Company or any of its Subsidiaries and, to the Knowledge of the Company, there are no irrevocable proxies and no voting agreements, voting trusts, rights plans or anti-takeover plans with respect to any shares or member interests (or other shares of capital stock) of, or other equity or voting interests in, the Company or any of its Subsidiaries. For purposes of this Agreement, (A) “Legal Requirements” shall mean any applicable federal, state, local, non-U.S. or other law, statute, constitution, principle of common law, ordinance, code, order, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into legal effect by or under the authority of any Governmental Entity and (B) “Contract” shall mean any written or oral agreement, contract, subcontract, settlement agreement, lease, instrument, note, warranty, purchase order, license, sublicense, or other binding commitment, including any amendment, supplement or modification thereto.

2.4      Authority; Non-Contravention; Necessary Consents.

  (a)      Authority.  The Company has all requisite limited liability company power and authority to enter into this Agreement and the other agreements listed as exhibits hereto or otherwise referenced herein and to be executed in connection with the transactions contemplated hereby, and to consummate the transactions contemplated hereby, including the Merger. The execution and delivery of this Agreement and any other agreements executed in connection with the transactions contemplated hereby, and the consummation of the transactions contemplated hereby, including the Merger, has been duly authorized by all necessary action on the part of the Company and no other proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only to the approval and adoption of this Agreement by the Company Members in accordance with the Company Operating Agreement and Delaware Law, the filing of the Certificate of Merger pursuant to Delaware Law and except as set forth in Section 2.4(a) of the Company Disclosure Letter. This Agreement has been duly executed and delivered by the Company and, assuming due execution and delivery by Parent, Merger Sub and the Members’ Representative, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except (i) as enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other Legal Requirements affecting the rights of creditors generally and general equitable principles (whether considered in a proceeding in equity or at law), and (ii) as the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of a court of competent jurisdiction before which any proceeding may be brought.

  (b)      Board Approval.    The Board of Managers of the Company has, (i) by resolutions duly adopted at a meeting duly called and held (which resolutions have not been subsequently rescinded or modified in any way), (A) determined the Merger to be advisable and (B) approved this Agreement and the transactions contemplated thereby, including the Merger, (ii) determined that in its opinion this Agreement and all transactions contemplated hereby, including the Merger, are in the best interests of the Company and the Company Members and are on terms that are fair to the Company and the Company Members, and (iii) has recommended that the Company Members approve this Agreement and the Merger and directed that this Agreement be submitted to the Company Members for their approval (the “Board Recommendation”).

  (c)      Non-Contravention.  Except as set forth in Section 2.4(c) of the Company Disclosure Letter, the execution and delivery of this Agreement by the Company does not, and performance of this Agreement by the Company will not: (i) conflict with, violate or result in a breach of, any of the terms, conditions or provisions of the Company Operating Agreement or any Subsidiary Charter Documents of any Subsidiary of the Company, (ii) subject to obtaining the approval and adoption of this Agreement by the Company Members as contemplated in Section 2.4(a) and compliance with the requirements set forth in Section 2.4(d), conflict with, violate or result in a breach of, any material Legal Requirement applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective properties or assets is bound or affected, or require any consent, approval, exemption or other action by or notice to any Person or court or (iii) except as set forth in Section 2.4(c) of the Company Disclosure Letter, result in any material breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair the Company’s rights or materially alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any of the properties or assets of the Company or any of its Subsidiaries pursuant to any Company Material Contract.

  (d)      Necessary Consents. No consent, approval, order or authorization of, or registration, declaration or filing with any supranational, national, state, local or non-U.S. government, any instrumentality, subdivision, court, administrative agency or commission or other governmental authority or instrumentality (each, a “Governmental Entity”) is required to be obtained or made by the Company in connection with the execution and delivery of this Agreement or the consummation of the Merger and other transactions contemplated hereby, except for: (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company and/or Parent are qualified to do business, (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, non-U.S. and state securities (or related) laws and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and satisfaction of such other requirements of the comparable Legal Requirements of other jurisdictions, and (iii) such other consents, authorizations, filings, approvals and registrations set forth in Section 2.4(d) of the Company

Disclosure Letter. The consents, approvals, orders, authorizations, registrations, declarations and filings described in clauses (i) through (iii) are referred to herein as the “Necessary Consents.”

2.5      Financial Statements.  Section 2.5 of the Company Disclosure Letter includes a true and complete copy of the Company’s and its Subsidiaries (a) audited consolidated balance sheets as at, and for the fiscal years ended December 31, 2005 and 2006, and the related audited consolidated statements of income, members’ equity and cash flows for the years then ended, and (b) unaudited consolidated balance sheet as at, and for the six (6) month period ended June 30, 2007, and the related unaudited consolidated statements of income, members’ equity and cash flows for such six (6) month period (collectively, the “Financial Statements”). The Financial Statements (including the notes thereto) are correct and complete in all material respects, are consistent with the books and records of the Company and the Subsidiaries, in all material respects, and have been prepared in accordance with United States generally accepted accounting principles (except that unaudited financial statements do not have notes thereto, which will not be material in the aggregate) applied by the Company on a consistent basis throughout the periods indicated and with each other (“GAAP”). The Financial Statements present fairly in all material respects the financial condition and operating results of the Company and its consolidated Subsidiaries as of the dates, and for the periods, indicated therein, subject to normal year-end audit adjustments. Since December 31, 2006, there has been no change in the Company’s methodologies or policies for establishing reserves or accruals other than changes related to accruals for sales commissions. The reserves reflected in the Financial Statements are reasonable and have been calculated in a consistent manner except as set forth in Section 2.5 of the Company Disclosure Letter. The Company and each of its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance, in all material respects, that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset and liability accountability, (iii) access to assets or incurrence of liability is permitted only in accordance with management’s general or specific authorization and (iv) the recorded balances for assets and liabilities is compared with the existing assets and liabilities at reasonable intervals. The Company’s unaudited balance sheet as of June 30, 2007 is referred to as the “Company Balance Sheet.”

2.6      Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any material Liabilities, whether due or to become due, except for (a) Liabilities clearly set forth and adequately provided for in accordance with GAAP on the Company Balance Sheet, (b) Liabilities that are included as “Current Liabilities” in the Closing Date Net Working Capital, (c) Liabilities which have arisen or been incurred in the ordinary course of business consistent with past practices since the date of the Company Balance Sheet (none of which is a Liability for breach of contract, breach of warranty, product liability, tort or infringement, or a claim or lawsuit, or an environmental liability), (d) Liabilities incurred in connection with this Agreement, (e) Liabilities set forth in Section 2.6 of the Company Disclosure Letter, or (f) Liabilities under executory Contracts for the Company or its Subsidiaries to perform in the ordinary course of business and as to which neither the Company nor any of its Subsidiaries is delinquent or in default pursuant to such Contract (none of which is a Liability for breach of contract, breach of warranty, product liability, tort or infringement). As of the Closing Date, the Company and its Subsidiaries have no Indebtedness other than that shown on the Payoff Letters, if any.

2.7       Absence of Certain Changes or Events. Since January 1, 2007 and through the date hereof, except as provided in Section 2.7 of the Company Disclosure Letter, there has not been:

  (a)      any amendment to the Company Operating Agreement or any Subsidiary Charter Documents;

  (b)      any Material Adverse Effect on the Company or its Subsidiaries;

  (c)      any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company’s or any of its Subsidiaries’ share capital, capital stock or other equity interests, as applicable, except for mandatory distributions made pursuant to the Company Operating Agreement;

  (d)      any purchase, redemption or other acquisition by the Company or any of its Subsidiaries of any of the Company’s share capital or any capital stock or other securities of the Company or its Subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from Employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements;

  (e)      any split, combination or reclassification of any of the Company’s or any of its Subsidiaries’ share capital, capital stock or other equity interests, as applicable;

  (f)      any resignation or termination of any officer, director or member of the board of managers of the Company or any Subsidiary;

  (g)      any material change by the Company in its accounting methods, principles or practices, except as required by concurrent changes in GAAP and except for certain accounting methods related to accruals for sales commissions as described in Section 2.7(g) of the Company Disclosure Letter;

  (h)      any material revaluation by the Company of any of its or its Subsidiaries’ assets, including writing down the value of capitalized inventory or writing off notes or accounts receivable other than in the ordinary course of business;

  (i)      except in the ordinary course of business and consistent with past practices, (A) creation or incurrence of any Indebtedness, (B) assumption, guarantee, endorsement or otherwise as an accommodation assumption of responsibility for the obligations of any other Person, (C) grant of any loans or advances to any other Person except under, and as permitted by, the Company’s 401(k) plan, or (D) creation of any mortgage, pledge or Lien over any asset having a book or market value in excess of U.S.$150,000;

  (j)      any damage, destruction or loss not covered by insurance adversely affecting the assets of the Company or its Subsidiaries or materially and adversely affecting the business of the Company or its Subsidiaries;

  (k)      (i) any issuance, sale or amendment of any of its debt securities or warrants or other rights to acquire any of its debt securities, guarantee of any debt securities of another Person, entry into any “keep well” or other Contract to maintain any financial statement condition of another Person or entry into any arrangement having the economic effect of any of the foregoing, or (ii) any loans, advances (other than routine advances to its employees in the ordinary course of business) or capital contributions to, or investment in, any other Person, other than the Company or any of its Subsidiaries;

  (l)      any sale, lease, license, pledge or other disposition of or Lien on any of the Company’s or its Subsidiaries’ properties or tangible assets having a book or market value in excess of U.S.$150,000 (other than sales of products and services in the ordinary course of business);

  (m)    any acquisition by merger or consolidation with, or by purchase of all or a substantial portion of the assets or any stock of, or by any other manner, any business or Person that is material to the Company individually or in the aggregate;

  (n)     except for renewals of maintenance and support Contracts entered into in the ordinary course of business consistent with past practices, any entry into, modification, acceleration, cancellation or termination of or receipt of notice of termination of, any Contract (or series of related Contracts) which involves a total remaining commitment by or to the Company or any Subsidiary of at least U.S.$150,000;

  (o)      any (i) adoption, entry into, termination or amendment of any Company Benefit Plan, collective bargaining agreement or employment, severance or similar Contract with any executive officer or key employee (except as required by applicable Legal Requirements), (ii) increase in the compensation or fringe benefits of, or payment of any bonus to, any director, executive officer, employee or consultant or other independent contractor, (iii) amendment or acceleration of the payment, right to payment or vesting of any compensation or benefits, (iv) payment of any benefit not provided for as of the date of this Agreement under any Company Benefit Plan, (v) grant of any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan, including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any Company Benefit Plans or Contracts or awards made thereunder, except for the grant of stock options to new employees pursuant to the Company Option Plan consistent with past practices or (vi) any action to fund or in any other way secure the payment of compensation or benefits under any Company Benefit Plan;

  (p)      any cancellation, compromise, release or waiver of any claims or rights (or series of related claims or rights) with a value exceeding U.S.$150,000;

  (q)      any settlement or compromise in connection with any proceeding with a value exceeding U.S.$150,000 or otherwise outside the ordinary course of business;

  (r)      any capital expenditure or other expenditure, or commitment thereof, with respect to property, plant or equipment in excess of U.S.$150,000 in the aggregate for the Company and the Subsidiaries taken as a whole;

  (s)      material acceleration or material delay in the payment of accounts payable or other Liabilities or in the collection of notes or accounts receivable; or

  (t)      any authorization of, or Contract by the Company or any Subsidiary, to take any of the actions described in this Section 2.7.

2.8      Taxes.

  (a)      Definition. For the purposes of this Agreement, the term “Tax” or, collectively, “Taxes” shall mean (i) any and all U.S. federal, state, local and non-U.S. taxes and other like governmental charges, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, (ii) all interest, penalties and additions imposed with respect to such amounts, and (iii) any liability in respect of any item described in clauses (i) or (ii) payable by reason of contract, assumption, transferee liability, operation of law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision of law) or otherwise.

  (b)      Tax Returns and Audits.

   (i)      The Company and each of its Subsidiaries have prepared and timely filed all U.S. federal, non-U.S. and any material state and local returns, estimates, information statements and reports (“Tax Returns”) and such Tax Returns have been completed in accordance with applicable Legal Requirements in all material respects. The Company and each of its Subsidiaries have timely paid all Taxes due from the Company or its Subsidiaries whether or not shown on any Tax Return.

   (ii)      The Company and each of its Subsidiaries have timely paid or withheld in connection with any amounts paid or owning to any Employee, independent contractor, creditor, equity owner, or other third party (and timely paid over to the appropriate Taxing authority) all Taxes required to be paid or withheld.

   (iii)      Neither the Company nor any of its Subsidiaries has executed any outstanding waiver of any statute of limitations on or outstanding extension of the period for the assessment or collection of any Tax.

   (iv)      Except as set forth in Section 2.8(b)(iv) of the Company Disclosure Letter, no legal proceeding, audit or other examination relating to Taxes of the Company or any of its Subsidiaries is currently in progress, nor has the Company or any of its Subsidiaries been notified in writing of any request for such an audit or other examination.

   (v)      Neither the Company nor any of its Subsidiaries has any material liabilities for unpaid Taxes which have not been accrued or reserved on the Company Balance Sheet in accordance with GAAP, and neither the Company nor any of its Subsidiaries has incurred any material liability for Taxes since the date of the Company Balance Sheet other than in the ordinary course of business.

   (vi)      There are no Liens on the assets of the Company or any of its Subsidiaries relating to or attributable to Taxes other than Permitted Liens.

   (vii)      Neither the Company nor any of its Subsidiaries is a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code. None of the Company Shares are a “United States real property interest” within the meaning of Section 897(c) of the Code.

   (viii)     The Company has been a limited liability company treated as a partnership for federal and applicable state income tax purposes at all times since the Company’s formation. Each of Navis LLC and Navis International, LLC is a limited liability company treated as a disregarded entity for federal and applicable state income tax purposes at all times since such entity’s formation. No other Subsidiary of the Company has made such election to be treated as a partnership for federal and applicable state income tax purposes. Except as set forth in Section 2.8(b)(viii) of the Company Disclosure Letter, none of the Subsidiaries of the Company is a “controlled foreign corporation” as defined in Section 957 of the Code or a “Passive foreign investment company” as defined in Section 1297 of the Code.

   (ix)       No claim has been made by any Governmental Entity in a jurisdiction where any of the Company or any of its Subsidiaries does not file Tax Returns or that the Company or any of its Subsidiaries is subject to taxation by that jurisdiction.

   (x)        Neither the Company nor any of its Subsidiaries is party to or bound by any Tax allocation, indemnity or sharing agreement. Neither the Company nor any of its Subsidiaries (A) has been a member of any affiliated group within the meaning of Section 1504 of the Code or any similar group defined under a similar provision of state, local or foreign law or (B) has any liability for the Taxes of any person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract or otherwise.

   (xi)       Neither the Company nor any of its Subsidiaries have engaged in any “listed transaction” as defined in Section 1.6011-4(b) of the Treasury Regulations.

   (xii)      Except as set forth in Section 2.8(b)(xii) of the Company Disclosure Letter, neither Parent nor any of its Affiliates (including, for the avoidance of doubt, the Company and each of its Subsidiaries) will be required to include any item of income in, or exclude any item of deduction from, taxable income from any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting made by the Company or any of its Subsidiaries for a taxable period ending on or prior to the Closing Date, (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) executed by the Company or any of its Subsidiaries on or prior to the Closing Date, (C) intercompany transactions or excess loss account resulting from a transaction effected by the Company or any of its Subsidiaries on or before the Closing Date and described in Treasury Regulations promulgated under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax law), (D) installment sale or open transaction disposition made by the Company or any of its Subsidiaries on or prior to the Closing Date, (E) prepaid amount received by the Company or any of its Subsidiaries on or prior to the Closing Date, or (F) pursuant to Section 951 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) with respect to income earned by the Company or any of its Subsidiaries on or before the Closing Date.

   (xiii)      Neither the Company nor any of its Subsidiaries has distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361.

   (xiv)      Except as set forth in Section 2.8(b)(xiv) of the Company Disclosure Letter, as of the Effective Time, neither the Company nor any of its Subsidiaries will have any unpaid obligation to make distributions to its owners to pay any Tax liability associated with the owners’ distributive share of the Company’s or any of its Subsidiaries’ income or gain.

   (xv)      No property owned by the Company or any of its Subsidiaries is (A) property required to be treated as owned by another person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (B) “tax exempt use property” within the meaning of Section 168(h)(1) of the Code, (C) “tax exempt financed property” within the meaning of Section 168(h)(5) of the Code, (D) “limited use property” within the meaning of Revenue Procedure 2001 28, 2001 1 C.B. 1156, (E) subject to Section 168(g)(1)(A) of the Code, or (F) subject to a “Section 467 rental agreement” as defined in Section 467 of the Code.

   (xvi)     Neither the Company nor any of its Subsidiaries own an interest in any entity classified as a partnership for U.S. federal income tax purposes.

2.9      Intellectual Property.

  (a)      Definitions.

   (i)      “Company Business” means the business of the Company and its Subsidiaries, including without limitation, the design, development, marketing, licensing, distribution, maintenance and support of Company Products, excluding the SmartTurn Business.

   (ii)      “Company Intellectual Property Rights” means any and all Intellectual Property Rights owned by the Company or any of its Subsidiaries.

   (iii)      “Company Products” means all Software and all other products marketed, sold, licensed or otherwise distributed to, hosted for use by, or developed, tested, maintained or supported on behalf of, any other Person by the Company or any of its Subsidiaries, excluding any such Software and other products used solely with the SmartTurn Business.

   (iv)      “Intellectual Property” means all intellectual property recognized in any jurisdiction, regardless of form and the media in which used, distributed or disseminated, including without limitation: (1) published and unpublished works of authorship, including without limitation audiovisual works, collective works, Software, compilations, databases, web pages, web sites, derivative works, literary works, mask works, and sound recordings (“Works of Authorship”); (2) inventions and discoveries, including without limitation articles of manufacture, business methods, compositions of matter, improvements, machines, methods, and processes and new uses for any of the preceding items, whether registered or unregistered (“Inventions”); (3) words, company names, business names, corporate names, symbols, devices, designs, and other designations, and combinations of the preceding items, used to identify or distinguish a business, good, group, product, or service or to indicate a form of certification, including without limitation logos, product designs, and product features (“Trademarks”); and (4) information that is not generally known or readily ascertainable through proper means, whether tangible or intangible, including without limitation algorithms, customer and supplier lists, lists of prospective customers, lists of prospective suppliers, technical data, research, specifications, sales data and plans, pricing and cost information, business and marketing plans and proposals, assembly, test, installation, service and inspection instructions, logs and procedures, and other ideas, designs, formulas, know-how, methods, processes, programs, prototypes, systems, and techniques (“Confidential Information”).

   (v)      “Intellectual Property Rights” means all rights in, arising out of, or associated with any Intellectual Property in any jurisdiction, including without limitation: (1) rights in, arising out of, or associated with Works of Authorship, including rights granted under the U.S. Copyright Act, 17 U.S.C. § 101 et seq. or under applicable Legal Requirements of other jurisdictions (“Copyrights”); (2) rights in, arising out of, or associated with Inventions, including rights granted under the U.S. Patent Act, 35 U.S.C. § 1 et seq. or under applicable Legal Requirements of other jurisdictions (“Patent Rights”); (3) rights in, arising out of, or associated with Trademarks, including rights granted under the Lanham Act, 15 U.S.C. § 1051 et seq. or under applicable Legal Requirements of other jurisdictions (“Trademark Rights”); and (4) rights in, arising out of, or associated with Confidential Information, including rights described in the Uniform Trade Secrets Act and rights granted under applicable Legal Requirements of U.S. states or applicable Legal Requirements of other jurisdictions (“Trade Secret Rights”).

   (vi)      “Registered Intellectual Property Rights” means all Intellectual Property Rights that are the subject of an application, certificate, filing, registration, or other document issued by, filed with, or recorded by, any state, government, or other public legal authority in any jurisdiction, including all applications, reissues, divisions, re-examinations, renewals, and extensions, and all provisionals, continuations, and continuations-in-part associated with Patent Rights.

   (vii)      “Software” means computer software, programs, applications, and routines, including, without limitation, source code, object code, firmware, and related documentation.

   (viii)      “Third Party Software” means Software owned by any Person other than the Company or any of its Subsidiaries.

  (b)      Ownership.    Except as set forth in Section 2.9(b)(i) of the Company Disclosure Letter, all Company Products, and all other Intellectual Property owned by the Company or any of its Subsidiaries, were created, developed, programmed or authored by (i) employees of the Company or its Subsidiaries, acting within the scope of their employment, who have executed and delivered to the Company or its Subsidiaries written agreements assigning to the Company or its Subsidiaries all rights arising from such services performed by them; or (ii) by consultants who have executed and delivered to the Company or its Subsidiaries written agreements assigning to the Company or its Subsidiaries all rights arising from such services performed by them. Except as set forth in Section 2.9(b)(ii) of the Company Disclosure

Letter, to the Knowledge of the Company, no Person other than the Company or any of its Subsidiaries (including the Company’s or its Subsidiaries’ employees, officers, agents and consultants) claims to own any Company Products (other than Publicly Available Software embedded in any Company Products and set forth in Section 2.9(k) of the Company Disclosure Letter and Third Party Software embedded in any Company Products and set forth in Section 2.9(l) of the Company Disclosure Letter) or Company Intellectual Property Rights.

  (c)      Validity and Enforceability. The Company Intellectual Property Rights and, to the Knowledge of the Company, all other Intellectual Property Rights in respect of Intellectual Property used or held for use in the Company Business, are valid and enforceable in all jurisdictions in which the Company Business is conducted. No material claim or demand challenging, contesting, opposing, or seeking to cancel or invalidate any Company Intellectual Property Rights has been made or, to the Knowledge of the Company, Threatened. To the Knowledge of the Company, there are no facts or circumstances that would reasonably be likely to impair the validity or enforceability of any Company Intellectual Property Rights. Except as set forth in Section 2.9(c) of the Company Disclosure Letter, each item of Intellectual Property will, immediately subsequent to the Closing Date, be owned or available for license, distribution or other use or exploitation by the Surviving Company, on such terms and in such manner as are identical to those pursuant to which the Company or its Subsidiaries, immediately prior to the Closing Date, owns or has the right to use or exploit such item.

  (d)      Restrictions.    Except as set forth in Section 2.9(d) of the Company Disclosure Letter, no Contract to which the Company or any of its Subsidiaries is a party nor, to the Knowledge of the Company, any other Contract, restricts in any manner (including in regard to any class or type of customer, in any geographic area or during any period of time) the rights of the Company or its Subsidiaries, or requires payment to a third party in order for the Company or any of its Subsidiaries to exercise, use, modify, maintain, support, transfer, license, distribute, exploit or enforce any Company Products or any Company Intellectual Property Rights.

  (e)      Obligations.    Except as set forth in Section 2.9(e) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is obligated to transfer or license to a third party (i) any Company Intellectual Property Rights, or (ii) any Intellectual Property Rights later obtained by the Company or any Company Subsidiary from a third party.

  (f)      Confidential Information.  Each of the Company and its Subsidiaries has taken reasonable steps to maintain the secrecy of Confidential Information from which the Company or its Subsidiaries derives independent economic value, actual or potential, from the Confidential Information not being generally known. Except as set forth in Section 2.9(f)(i) of the Company Disclosure Letter, the Company and its Subsidiaries have obtained from each officer and employee thereof, and each agent, consultant and other Person with access to Confidential Information of the Company or its Subsidiaries or in regard to which the Company or its Subsidiaries has a duty of non-disclosure, a written agreement, in the form attached to Section 2.9(f)(ii) of the Company Disclosure Letter, which agreement requires such officers, employees, agents, consultants and other Persons to maintain the confidentiality of such Confidential Information. To the Knowledge of the Company, none of the Company’s or its Subsidiaries’ employees, officers, agents, consultants or other Persons is in breach of any such written agreements.

  (g)      Company Registered Intellectual Property Rights.  Section 2.9(g) of the Company Disclosure Letter (i) sets forth a complete and accurate list of all Registered Intellectual Property Rights owned by, filed in the name of, or applied for by the Company and/or any Subsidiary of the Company (“Company Registered Intellectual Property Rights”), together with all applicable filing dates, application numbers, serial numbers, dates of registration or issuance, and renewal dates; and (ii) lists all actions that must be taken by the Company or any of its Subsidiaries within sixty (60) days of the Closing Date to maintain the validity or enforceability of the Company Registered Intellectual Property Rights. All renewal or maintenance fees for the Company Registered Intellectual Property Rights, due prior to the Closing Date, have (if applicable) been duly paid. Section 2.9(g) of the Company Disclosure Letter additionally sets forth a list of all Company Products and provides for each such item a brief description of the material functionality thereof.

  (h)      Sufficiency to Conduct Business.  Except as set forth in Section 2.9(h) of the Company Disclosure Letter, the Company and each of its Subsidiaries possesses all rights, title and interest in and to, or has a valid license to use, free and clear of all Liens (other than Permitted Liens), all Intellectual Property and Intellectual Property Rights currently used in or necessary for its conduct of the Company Business as conducted as of the Closing Date and during the six (6) month period immediately preceding the Closing Date, except to the extent of any infringement of Intellectual Property or Intellectual Property Rights of which the Company has no Knowledge.

  (i)      Infringement by Company.  Except as set forth in Section 2.9(i) of the Company Disclosure Letter, to the Knowledge of the Company, (i) the conduct of the Company Business (except with respect to Third Party Software used in the Company Business) does not, and will not when conducted by the Surviving Company in the same manner following the Closing, infringe, misappropriate, or otherwise violate the Intellectual Property Rights of any third party; (ii) the use in the Company Business, in any manner, of any Third Party Software embedded in any Company Products does not, and will not when used by the Surviving Company in the same manner following the Closing, infringe, misappropriate, or otherwise violate the Intellectual Property Rights of any third party; and (iii) the conduct of the SmartTurn Business does not infringe, misappropriate, or otherwise violate the Intellectual Property Rights of any third party. Neither the Company nor any Subsidiary thereof has received written notice of a claim that the conduct of (1) the Company Business, or (2) the SmartTurn Business, infringes, misappropriates, or otherwise violates the Intellectual Property Rights of any third party.

  (j)      Infringement of Company Intellectual Property Rights.  To the Knowledge of the Company, no Person is infringing, misappropriating, or otherwise violating the Company Intellectual Property Rights or any other Intellectual Property Rights (other than Intellectual Property Rights in Third Party Software) used or held for use in the Company Business. To the Knowledge of the Company, no Person is infringing, misappropriating, or otherwise violating any Intellectual Property Rights in Third Party Software embedded in any Company Products. Except as set forth in Section 2.9(j) of the Company Disclosure Letter, neither the Company nor any Subsidiary thereof has claimed or alleged (including by demand letter or other notice, administrative or regulatory proceeding, or claim initiated before any court or arbitrator) that any

Person is infringing, misappropriating, or otherwise violating any Company Intellectual Property Rights or any other Intellectual Property Rights used or held for use in the Company Business.

  (k)      Open Source Materials.    Except as set forth in Section 2.9(k) of the Company Disclosure Letter, the Company Products do not contain, are not derived from (in whole or in part), are not distributed in connection with, do not require for use or operation of, and are not otherwise intended for use with, any Software that (i) is licensed to the Company or any Company Subsidiary under any versions of the following “open source” license agreements, or any Contract predicated upon any such agreements: The Apache License, any “BSD” type license, Common Development and Distribution License, Common Public License, GNU General Public License, GNU Lesser General Public License, Mozilla Public License, MuleSource Public License, Netscape Public License, or Sun Microsystems, Inc. Binary Code License Agreement; or (ii) is subject to a license or other Contract that requires, as a condition of use, modification, or distribution of the Software, that such Software, modifications of or derivative works based on such Software, or other Software combined or distributed with it, be (1) disclosed, distributed or made available in source code form; (2) licensed for the purpose of making derivative works; (3) redistributable by a licensee at no charge or without any restrictions on a licensee’s use, modification or redistribution thereof; or (4) distributed only under terms specified in any “open source” license pursuant to which the Software is licensed to the Company or any Company Subsidiary (“Publicly Available Software”). In respect of each item of Publicly Available Software listed in Section 2.9(k) of the Company Disclosure Letter, Section 2.9(k) of the Company Disclosure Letter additionally sets forth: (A) each Company Product containing, derived from, distributed in connection with, or intended for use with, such Publicly Available Software, or for which such Publicly Available Software is required for use or operation; (B) the license or other Contract pursuant to which the Company or any Company Subsidiary uses such Publicly Available Software, including the applicable version of each such Contract; (C) all attribution and proprietary rights notice requirements of which the Company has Knowledge, related to such Publicly Available Software; (D) any and all Patent Rights of which the Company has Knowledge relating to such Publicly Available Software, including all Person(s) owning such Patent Rights and the applicable title, and date and jurisdiction of issuance, in respect of such Patent Rights; (E) whether such Publicly Available Software is used as a library and, if not, the specific manner in which such Publicly Available Software is used with the applicable Company Product; and (F) whether the Company or any Company Subsidiary has modified the Publicly Available Software in any respect.

  (l)      Third Party Software. Section 2.9(l)(i) of the Company Disclosure Letter sets forth a complete and accurate list of all Third Party Software embedded in any Company Products, excluding (i) Publicly Available Software set forth in Section 2.9(k) of the Company Disclosure Letter, and (ii) readily commercially available, off the shelf Software acquired pursuant to non-negotiated “shrink wrap” or “click wrap” licenses and having an acquisition price of less than U.S.$25,000 in the aggregate. Except as set forth in Section 2.9(l)(ii) of the Company Disclosure Letter, no Third Party Software is required to develop, test, make available, or otherwise prepare for distribution or license, any Company Products. In respect of each item of Third Party Software listed in Section 2.9(l)(i) of the Company Disclosure Letter, Section 2.9(l)(i) of the Company Disclosure Letter additionally sets forth: (1) each Company Product containing such Third Party Software; and (2) the Contract pursuant to which the

Company or any Company Subsidiary is licensed or otherwise permitted to use such Third Party Software.

  (m)      No Default.    Except as set forth in Section 2.9(m) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is in violation of any provision of, or has committed or failed to perform any act which, with or without notice, lapse of time or both, would constitute a default under the provisions of any Contract relating to any Publicly Available Software or Third Party Software set forth in Section 2.9(k) or Section 2.9(l) of the Company Disclosure Letter.

  (n)      Source Code.    Except as set forth in Section 2.9(n) of the Company Disclosure Letter, (i) the Company or one of its Subsidiaries is in actual and sole possession of all source code used in the Company Products (“Company Source Code”); (ii) neither the Company nor any of the Company Subsidiaries has disclosed any Company Source Code to any Person, other than to any Person described in Section 2.9(b)(i) and Section 2.9(b)(ii), in conjunction with such Person’s performance of the specific services for which the Company or any Company Subsidiaries has engaged such Person; and (iii) neither the Company nor any of the Company Subsidiaries has delivered or licensed to any Person any Company Source Code. No event has occurred which, with or without notice, lapse of time, or both, would cause or permit the release from escrow of any Company Source Code to any third party. Neither the execution of this Agreement nor performance of any of the transactions contemplated by this Agreement is reasonably expected to result in the disclosure, delivery, or licensing of any Company Source Code by the Company or any Company Subsidiary to any Person except to the Parent or Merger Sub. Except as set forth in Section 2.9(n)(ii) of the Company Disclosure Letter, all Company Source Code which the Company or any of its Subsidiaries has disclosed, delivered or licensed to any Person is source code used in the EXPRESS Company Product that is licensed pursuant to a Contract listed in Section 2.9(n)(i) of the Company Disclosure Letter containing provisions permitting use of the Company Source Code that do not deviate in any material respect from the following: (A) use of such Company Product at the terminal specified in such Contract, solely for the purpose of recording and processing the relevant customer’s data associated with the operation of such terminal, to the extent relevant to the particular licensed modules of the EXPRESS Software; (B) copying of such Software to the extent permitted under such Contract and consistent with supporting the licensed use of such Software; (C) modification of such Software to the extent necessary to support the customer’s licensed use of the EXPRESS Software; and (D) use of the EXPRESS Software at any service center shared with an affiliate of the customer, or any IT support center contracted by the specified terminal, to the extent reasonably required to support the licensed use of the EXPRESS Software at such terminal. No event has occurred which, with or without notice, lapse of time, or both, would cause or permit the release from escrow of any Company Source Code to any third party. Neither the execution of this Agreement nor performance of any of the transactions contemplated by this Agreement is reasonably expected to result in the disclosure, delivery, or licensing of any Company Source Code by the Company or any of the Company Subsidiaries to any Person except to the Parent or Merger Sub.

  (o)      Access to Company Products; Defects.      Except as set forth in Section 2.9(o)(i) of the Company Disclosure Letter, no Company Product contains any “back door,” “time bomb,” Trojan horse,” “worm,” “drop dead device,” “virus” (as these terms are commonly used in the computer software industry), any other disabling code or routine or program, or other routine or program or hardware components designed to (i) permit unauthorized access to, or to disable or erase Software, hardware or data or (ii) to perform any other similar functionality. The Company and its Subsidiaries have taken reasonable measures to ensure that no customer to whom either the Company or any Company Subsidiary has provided any Company Product is able to access or use functionality for which such customer has not obtained a written license from the Company or its Subsidiaries. The Company and its Subsidiaries have taken commercially reasonable steps and implemented commercially reasonable procedures to prevent errors from entering the Company Products, and to track and resolve errors that are reported to the Company or any of its Subsidiaries or otherwise identified by the Company or any of its Subsidiaries. Section 2.9(o)(ii) of the Company Disclosure Letter sets forth a correct and complete copy of the Navis Response Guide (V_2006_1.1) (the “Navis Response Guide”). Section 2.9(o)(iii) of the Company Disclosure Letter sets forth a complete and accurate list of all “Priority 1: Critical Impact” and “Priority 2: Serious Impact” errors (as such terms are defined in the Navis Response Guide) in the Company Products of which the Company has Knowledge and that remain unresolved.

    (p)      Government Funding.  No government funding or university or college facilities were used in the development of (i) any portion of any Company Product, or other Intellectual Property, owned by the Company or any of its Subsidiaries, or (ii) to the Knowledge of the Company, any portion of any Company Product not owned by the Company or any of its Subsidiaries.

2.10      Compliance; Permits.

    (a)      Compliance.  Except as set forth in Section 2.10(a) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is in conflict with, or in default or in violation of, in any material respect, any Legal Requirement applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective businesses, properties or assets is bound or affected. There is no judgment, injunction, order or decree binding upon the Company or any of its Subsidiaries which has or would reasonably be expected to have the effect of prohibiting or materially impairing the Company Business. Neither the Company nor any Subsidiary, nor, to the Knowledge of the Company, any of their respective (i) officers, directors or employees, or (ii) in any way related to the business of the Company or its Subsidiaries, any of their respective consultants, representatives or other agents, has violated or is in violation of the Foreign Corrupt Practices Act of 1977 (the “FCPA”), including laws implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions.

    (b)      Permits.  The Company and its Subsidiaries hold, to the extent legally required, all material permits, licenses, variances, clearances, consents, commissions, franchises, exemptions, orders and approvals from Governmental Entities (“Permits”) that are necessary for the operation of the business as currently conducted of the Company and its Subsidiaries and to permit the Company and its Subsidiaries to own and use their assets in the manner in which they own and use such assets currently (collectively, “Company Permits”). Section 2.10(b) of the Company Disclosure Letter sets forth a correct and complete list of the Company Permits other than those obtained after the date hereof in the ordinary course of business consistent with past practices. To the Knowledge of the Company, no suspension or cancellation of any of the Company Permits is pending or Threatened. The Company and its Subsidiaries are in compliance in all material respects with the terms of the Company Permits. Upon the Closing, the Company will hold all Company Permits that are material and necessary for the current conduct, ownership, use or operation of the Company and its Subsidiaries and their respective assets.

2.11      Litigation.  There are no claims, suits, actions, demand letters, judicial, administrative or regulatory complaints, charges, proceedings or hearings, notices of violation or investigations before any court, governmental department, commission, agency, arbitrator, instrumentality or authority pending or, to the Knowledge of the Company, Threatened against the Company or any of its Subsidiaries or any of their respective properties, or any of their executive officers and directors in connection with his or her status as a director or executive officer of such entities. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries, nor any executive officer or director of the Company or any of its Subsidiaries, is under investigation by any Governmental Entity related to the conduct of the Company’s or any of its Subsidiaries’ business. Set forth in Section 2.11 of the Company Disclosure Letter is a description of all litigation, suits, actions, proceedings, arbitrations, investigations, claims or orders asserted, brought or, to the Knowledge of the Company, Threatened against the Company or any of its Subsidiaries within the twenty-four (24) months preceding the date hereof (other than ordinary and normal course workers’ compensation claims involving immaterial liabilities), together with a description of the outcome thereof.

2.12      Brokers’ and Finders’ Fees; Fees and Expenses.  Except for fees payable to Credit Suisse Securities (USA) LLC pursuant to an engagement letter dated February 8, 2007, neither the Company nor any of its Subsidiaries has incurred, nor will the Company or any of its Subsidiaries incur, directly or indirectly, any Liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or the transactions contemplated hereby.

2.13      Employee Benefit Plans.

    (a)      Schedule. Section 2.13(a) of the Company Disclosure Letter sets forth a list of each Company Benefit Plan. The Company has made available to Parent: (i) an accurate and complete copy of each written Company Benefit Plan, including (where applicable) plan documents, plan amendments, any related trusts, all summary plan descriptions, and other summaries and descriptions furnished to participants and beneficiaries; (ii) a copy of each material insurance contract with respect to each such plan; (iii) a copy of the most recently received determination letter, if any, and any and all currently effective rulings or written notices issued by a governmental authority, with respect to each such plan; and (iv) a copy of the Form 5500 Annual Report, if any, together with all schedules and attachments thereto, for the three (3) most recent plan years for each such plan.

    (b)      Benefit Plan Compliance.

     (i)      Each material bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, stock-related or performance award, retirement, vacation, severance, disability, death benefit, hospitalization, medical, loan (other than travel allowances and relocation packages), fringe benefit, disability, sabbatical and other plan or arrangement providing benefits to any current or former employee, owner, consultant, equity holder, manager or director of the Company or its Subsidiaries (each, an “Employee”) pursuant to which the Company or its Subsidiaries have or could have liability (“Company Benefit Plans”) has been administered, operated and the assets thereof have been invested, in accordance with its terms in all material respects, and in material compliance with the applicable provisions of the Employee Retirement Income Security act of 1974, as amended (“ERISA”), the Code and all other applicable Legal Requirements. Each Company Benefit Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either received a favorable determination, opinion, notification or advisory letter from the IRS with respect to each such Company Benefit Plan as to its qualified status under the Code, or has remaining a period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified status of each such Company Benefit Plan. To the Knowledge of the Company, no event has occurred or condition exists that could adversely affect the qualified status of any Company Benefit Plan which is intended to be qualified under Section 401(a) of the Code. Neither the Company nor any Subsidiary has incurred any liability for any tax, excise tax, or penalty with respect to any Company Benefit Plan, and no event has occurred and no circumstance exists or has existed that could reasonably be expected to give rise to the imposition of any such tax or penalty.

     (ii)      To the Knowledge of the Company, no material oral or written representation or commitment with respect to any material aspect of any Company Benefit Plan has been made to an Employee by an authorized representative of the Company or any Subsidiary that is not materially in accordance with the written or otherwise preexisting terms and provisions of such Company Benefit Plans.

     (iii)     Except as set forth in Section 2.13(b)(iii) of the Company Disclosure Letter, there are no material unresolved claims or disputes under the terms of, or in connection with, any Company Benefit Plan (other than routine claims and appeals for benefits), and no action, legal or otherwise, has been commenced with respect to any such material claim.

     (iv)     All contributions that were required to be made under each Company Benefit Plan have been timely made, and all obligations in respect of each Company Benefit Plan have been accrued in accordance with applicable Legal Requirements and appropriately reflected on the Financial Statements.

     (v)      To the Knowledge of the Company, each Company Option is not considered “non-qualified deferred compensation” under Section 409A of the Code and the guidance issued thereunder. The consummation of the transactions contemplated hereunder will not cause any such Company Option to become “non-Qualified Deferred Compensation” under Section 409A of the Code and the guidance issued thereunder.

    (c)      Defined Benefit, Multiple Employer and Multiemployer Plans.  At no time has the Company, any Subsidiary or any other Person under common control (within the meaning of Section 414(b), (c), (m) or (o) of the Code) with the Company or any of its Subsidiaries maintained, established, sponsored, participated in, or contributed to, or had any other liability with respect to any (i) “employee benefit plan” (as defined in Section 3(3) of ERISA) subject to Section 302 or Title IV of ERISA or Section 412 of the Code, (ii) “multiemployer plan” (as defined in Sections 3(37) or 4001 of ERISA), or (iii) “multiple employer plan” as defined in ERISA or the Code, specifically including, but not limited to, a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).

    (d)      Continuation Coverage.    Except as set forth in Section 2.13(d) of the Company Disclosure Letter, no Company Benefit Plan provides health benefits (whether or not insured), with respect to Employees after retirement or other termination of service (other than coverage mandated by applicable Legal Requirements or benefits, the full cost of which is borne by the Employee, and excluding group term life insurance) other than individual severance arrangements the amounts of which are not material.

    (e)      International Employee Plans.      With respect to each International Employee Plan (as defined below), (i) each International Employee Plan has been established, maintained and administered in compliance, in all material respects, with its terms and conditions and with applicable Legal Requirements, (ii) to the Company’s Knowledge, the fair market value of the assets of each funded International Employee Plan which is sponsored or maintained by a Governmental Entity or third party insurer, and the liability of each insurer for any International Employee Plan funded through insurance or the reserve shown on the Financial Statements for any unfunded International Employee Plan, together with any accrued contributions, is, in each case, sufficient to provide for the projected benefit obligations, as of the Effective Time, with respect to all current and former participants in such plan based, where applicable, on reasonable, country-specific actuarial assumptions and valuations and, to the Company’s Knowledge, no transaction contemplated by this Agreement shall cause such assets or insurance obligations or book reserve to be materially less than such projected benefit obligations, (iii) each International Employee Plan required to be registered has been registered and has been maintained in good standing with the appropriate regulatory authorities, (iv) to the Knowledge of Company and each Subsidiary, there are no pending, Threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the International Employee Plans or any trusts, insurance contracts, escrow accounts or similar funding arrangements related thereto, and (v) since January 1, 2005, no International Employee Plan has been amended or modified in a manner that increases in any material amount the benefits payable pursuant to such International Employee Plan other than in the ordinary course of business or as required by applicable Legal Requirements. Neither the Company nor any of its Subsidiaries has any Liability with respect to any funded International Employee Plan which is not sponsored or maintained by a Governmental Entity or third party insurer. As used in this Agreement, “International Employee Plan” shall mean each Company Benefit Plan that has been adopted or maintained by the Company or its Subsidiaries, whether informally or formally, or with respect to which the Company or its Subsidiaries will or may have any material liability, for the benefit of Employees who perform services outside the United States.

    (f)      Effect of Transaction.    Except as set forth in Section 2.13(f) of the Company Disclosure Letter, the execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not (either alone or in connection with the termination of employment or engagement or change of position of any Employee following or in connection with the consummation of the Merger) constitute an event under any Company Benefit Plan that will result in any material payment (whether of severance pay or otherwise), acceleration of payment, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee. There is no contract, agreement, plan or arrangement with an Employee to which the Company or any of its Subsidiaries is a party as of the date of this Agreement, that, individually or collectively and as a result of the transactions contemplated hereby (whether alone or in connection with the termination of employment or engagement of change of position of any Employee following or in connection with the consummation of the Merger), would reasonably be expected to give rise to the payment of any amount that would not be deductible pursuant to Section 280G of the Code. None of the terms or provisions of this Agreement violate the terms or provisions of any Company Benefit Plan.

2.14      Labor and Employment Matters.

    (a)      The Company is not a party to any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by the Company or any of its Subsidiaries. There is no union organizing effort, strike, picket, work stoppage, work slowdown or other organized labor dispute against the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, Threatened or reasonably anticipated which may materially interfere with the respective business activities of the Company or any of its Subsidiaries. To the Knowledge of the Company, none of the Company, any of its Subsidiaries or any of their respective representatives or Employees has committed any unfair labor practice in connection with the operation of the respective businesses of the Company or any of its Subsidiaries except as would not reasonably be expected to have a Material Adverse Effect on the Company or its Subsidiaries. There are no actions, suits, claims, labor disputes or grievances pending, or, to the Knowledge of the Company, Threatened, relating to any labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which would reasonably be expected to have a Material Adverse Effect on the Company or its Subsidiaries.

    (b)      The Company and each of its Subsidiaries is in compliance in all material respects with all applicable Legal Requirements respecting employment, employment practices, terms and conditions of employment, employee safety, wages and hours, work eligibility status of employees, collective bargaining and the payment of social security and other taxes. To the Knowledge of the Company, none of the Company, any of its Subsidiaries or any of their respective representatives or Employees has committed any unfair labor practice or unlawful employment practice in connection with the operation of the respective businesses of the Company or any of its Subsidiaries.

    (c)      Subject to restrictions imposed by applicable Legal Requirements, the Company has provided or made available a correct and complete list as of the date hereof setting forth (i) the hire dates, current base compensation rates, other supplemental or bonus compensation and compensation arrangements (including, without limitation, any severance payments), amount of accrued sick time and vacation time and job titles of all individuals currently employed by the Company or any Subsidiary thereof on a salaried basis, (ii) (to the extent not otherwise contemplated by clause (i) above) the hire dates, current base compensation rates, other supplemental or bonus compensation and compensation arrangements (including, without limitation, any severance payments), amount of accrued sick time and vacation time and job titles of all individuals currently employed by the Company or any Subsidiary thereof on an hourly or piecework basis, (iii) to the extent not otherwise contemplated by clause (i) above) the name, and annual compensation for each independent contractor who renders services on a regular basis to the Company or any Subsidiary thereof whose current annual compensation is in excess of U.S.$100,000, and (iv) the names and titles of the officers and managers or directors, as applicable, of the Company and each Subsidiary.

    (d)      Section 2.14(d) of the Company Disclosure Letter sets forth a correct and complete list of all employee and other fringe benefits and other compensation provided by the Company or any Subsidiary thereof to the officers and directors of the Company or any Subsidiary thereof, other than employee and other fringe benefits provided to all Employees of the Company and any Subsidiary thereof and other than any employee and other fringe benefits having an annual cost to the Company or any Subsidiary of less than U.S.$15,000 per Employee.

    (e)      The Company has disclosed to Parent as of the date hereof all material expenses, obligations, duties and Liabilities relating to any claims by Employees (including dependents and spouses) of the Company or any Subsidiary thereof currently pending, and the extent of any specific accrual on or reserve therefor set forth on the Financial Statements, for costs, expenses and other Liabilities under any applicable Legal Requirements, requirements or programs related to workers compensation.

2.15      Real Property. Neither the Company nor any of its Subsidiaries own any real property. Section 2.15 of the Company Disclosure Letter sets forth a list of the real property currently leased, subleased or licensed by or from the Company or its Subsidiaries (the “Leased Real Property”). The Company and its Subsidiaries have provided or otherwise made available to Parent true, correct and complete copies of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of the Leased Property, including all amendments, terminations and modifications thereof (the “Leases”). The Company or its Subsidiaries have valid and enforceable leasehold interests in all of the Leased Real Property and hold the tenant’s interest in each of the Leases free of all Liens, except Permitted Liens. There is not, under any of the Leases, any material default by the Company or any of its Subsidiaries, nor, to the Knowledge of the Company, by any other party thereto. There are no other parties occupying, or with a right to occupy, the Leased Real Property other than the Company or any of its Subsidiaries.

2.16      Assets. The Company or a Subsidiary thereof is in possession of and has good title to, or valid leasehold interest in or valid rights under Contract to use, all their respective assets used in connection with the business of the Company and its Subsidiaries as currently conducted free and clear of all Liens, except Permitted Liens. The properties and assets owned or leased by the Company or its Subsidiaries and currently used by the Company or its Subsidiaries in the conduct of the operation of their businesses (including, without limitation, the assets and properties reflected on the Financial Statements) are adequate and sufficient in all material respects for the operation of their businesses as currently conducted, provided that when used in this context, the businesses of the Company and its Subsidiaries shall not include the SmartTurn Business. For purposes of clarity, this Section 2.16 does not relate to real property

(such items being the subject of Section 2.15) or Intellectual Property (such items being the subject of Section 2.9). In addition, the SmartTurn Business, as defined in Section 9.2(b), is what is commonly understood by the Company and its Subsidiaries to be the SmartTurn business.

2.17      Environmental Matters.  Except as would not reasonably be expected to have a Material Adverse Effect on the Company or its Subsidiaries, (a) to the Knowledge of the Company, there are no Hazardous Materials in, on, or under any properties currently owned or leased by the Company or its Subsidiaries and (b) to the Knowledge of the Company, the Company and its Subsidiaries have not disposed of, emitted, discharged, handled, stored, transported, used or released any Hazardous Materials, or arranged for the disposal, discharge, storage or release of any Hazardous Materials, or exposed any employee or other individual to any Hazardous Materials. To the Knowledge of the Company, the Company and each of its Subsidiaries are in compliance in all material respects with all applicable Environmental Laws. The Company and each of its Subsidiaries have not received any written notice of any alleged claim, violation of or liability under any Environmental Law which has not heretofore been cured or for which there is any remaining material liability. The Company and its Subsidiaries have made available for inspection by Parent all environmental audits and environmental assessments of any facility owned, leased or used at any time by the Company or each of its Subsidiaries in the possession or control of the Company or any of its Subsidiaries. For the purposes of this Section 2.17, (i) “Environmental Laws” means all Legal Requirements relating to pollution, protection of the environment or exposure of any Employee or any other Person to Hazardous Materials, including all Legal Requirements relating to emissions, discharges, releases or Threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, registration, distribution, labeling, recycling, use, treatment, storage, disposal, transport or handling of Hazardous Materials, including the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended (“CERCLA”), and the Waste of Electronic and Electrical Equipment (“WEEE”) and Reduction of Hazardous Substances (“RoHS”) Directives of the European Union, and (ii) “Hazardous Materials” means any material or chemical that has been designated by a Governmental Entity to be a “pollutant”, “contaminant”, “toxic” or “radioactive”, including friable asbestos, petroleum, and petroleum products or any fraction thereof.

2.18      Contracts.

    (a)      Material Contracts.  For purposes of this Agreement, “Company Material Contract” shall mean:

     (i)      any employment or consulting Contract with any executive officer or key employee of the Company earning an annual salary in excess of U.S.$175,000, other than those that are terminable by the Company or any of its Subsidiaries on no more than thirty (30) days’ notice without liability or financial obligation to the Company;

     (ii)      any Contract currently in effect with any former officer, director, member or stockholder (or group of members or stockholders) of the Company or any of its Subsidiaries;

     (iii)      any Contract with a third party consultant, sales representative, distributor, dealer or other independent contractor to which either the Company or a Subsidiary is a party under which the Company made any payments in excess of U.S.$150,000 in the aggregate within any twelve (12) month period;

     (iv)      any Contract disclosed in Section 2.9(d) of the Company Disclosure Letter, and any Contract containing any covenant limiting the right of the Company or any of its Subsidiaries to engage in any line of business or conduct business in any geographic territory, compete with any Person in any line of business, or granting any exclusive distribution rights with respect to Company Products;

     (v)       other than Contracts conforming to the Company’s standard form of Independent Contractor Services Agreement disclosed in Section 2.18(a)(v) of the Company Disclosure Letter, any Contract of which the Company has Knowledge to which any employee, consultant or independent contractor of the Company or a Subsidiary is bound that in any manner purports to (A) restrict the freedom of such employee, consultant or independent contractor to engage in any line of business or activity that relates to the Company Business, or (B) assign to any other Person such employee’s, consultant’s or independent contractor’s rights to any Intellectual Property that relates to the Company Business;

     (vi)      any joint venture, partnership and other Contract (however named) involving a sharing of profits, losses, costs or liabilities by the Company or a Subsidiary with any other Person, other than sales commissions agreements and similar arrangements with employees of the Company or its Subsidiaries entered into in the ordinary course of business consistent with past practices;

     (vii)     any power of attorney relating to the Company or a Subsidiary that is currently effective and outstanding;

     (viii)    any Contract containing a written representation or warranty regarding any features, functionality or performance of any products or services of the Company or any of its Subsidiaries that is materially different from the Company’s or its Subsidiaries’ Standard Warranties for such products or services and for which the Company or any of its Subsidiaries have any outstanding or potential obligations;

     (ix)      any Contract (A) relating to the disposition or acquisition by the Company or any of its Subsidiaries after the date of this Agreement of any business, line of business, operations, real property or assets not in the ordinary course of business, (whether by merger, sale of capital stock or membership interests, sale of assets or otherwise), or (B) pursuant to which the Company or any of its Subsidiaries has any ownership interest in any other Person or other business enterprise other than the Company’s Subsidiaries;

     (x)       any Contract providing for the indemnification or holding harmless of any director, officer, employee or consultant of the Company or its Subsidiaries;

     (xi)      any Contract containing any material support, maintenance or service obligation on the part of the Company or any of its Subsidiaries involving annual revenues to the Company or its Subsidiaries in excess of U.S.$250,000, other than those obligations that are terminable by the Company or any of its Subsidiaries on no more than thirty (30) days’ notice without material liability or financial obligation to the Company or its Subsidiaries;

     (xii)      any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit in a principal amount in excess of U.S.$150,000 that is outstanding or may be incurred on the terms thereof, other than accounts receivables and payables in the ordinary course of business;

     (xiii)     any other Contract that involves annual payments to or from the Company or any of its Subsidiaries in excess of U.S.$250,000, other than those obligations that are terminable by the Company or any of its Subsidiaries on no more than thirty (30) days notice without material liability or financial obligation to the Company or its Subsidiaries;

     (xiv)     all Contracts whereby the Company or any of its Subsidiaries (A) has granted to any Person an ownership interest in or license or sublicense to any Intellectual Property or Intellectual Property Rights; or (B) has been granted by any Person an ownership interest in or license or sublicense to any Intellectual Property or Intellectual Property Rights; in each case excluding non-negotiated “shrink wrap” or “click wrap” licenses for readily commercially available, off the shelf Software having an acquisition price of less than U.S.$75,000 in the aggregate and not embedded in any Company Products;

     (xv)      any Contract or Contracts with a customer or customers which to the Company’s Knowledge, will or is reasonably likely to result in a Loss in excess of (A) U.S.$250,000 per annum under any Contract based on facts or circumstances (including the terms of such Contract) existing as of the date hereof or (B) U.S $500,000 in the aggregate under multiple Contracts; or

     (xvi)     any other Contract that is material to the business of the Company or its Subsidiaries.

    (b)      Schedule.  Section 2.18(b)(i) of the Company Disclosure Letter sets forth a list of all Company Material Contracts to which the Company or any of its Subsidiaries is a party or is bound by as of the date hereof (other than any Contract comprising a license or sublicense to any Company Products entered into in the ordinary course with any end user or intermediary, without granting the rights to sublicense, resell or otherwise redistribute such Company Product, that involves payments to the Company or any of its Subsidiaries of less than U.S.$250,000 annually in any calendar year), and neither the Company nor any of its Subsidiaries has any oral Company Material Contracts. Section 2.18(b)(ii) of the Company Disclosure Letter sets forth a correct and complete list of the forms of agreements by which the Company or any of its Subsidiaries licenses, distributes or otherwise provides to any third party the rights to use or access any Company Product or by which the Company or any of its Subsidiaries agrees to provide development, maintenance, support or other services in respect of any Company Product (“Forms of Navis Software Agreements”), and copies of such forms are attached to Section 2.18(b)(ii) of the Company Disclosure Letter. The Company and each of its Subsidiaries requires its employees that are involved in negotiating or authorizing Contracts to follow, and they do follow, the authorization guidelines provided to Parent and its counsel on the date hereof (the “Authorization Grid”) for purposes of obtaining approval for any adoption, renewal, amendment or modification of any new or existing Contract relating to any Company Intellectual Property Rights or Company Products.

    (c)      No Breach.  Assuming the due authorization and execution of all the parties (other than the Company or its Subsidiaries, as applicable) thereto, all Company Material Contracts are valid, binding and in full force and effect except as set forth in Section 2.18(c) of the Company Disclosure Letter, except (i) as enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws affecting the rights of creditors generally and general equitable principles (whether considered in a proceeding in equity or at law), and (ii) as the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of a court of competent jurisdiction before which any proceeding may be brought. Neither the Company nor any of its Subsidiaries is in violation of any provision of, or has committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a breach or default under the provisions of, any Company Material Contract, except in each case for those violations, breaches and defaults which, individually or in the aggregate, would not reasonably be expected to be material to the Company and its Subsidiaries taken as a whole. To the Knowledge of the Company, no Person other than the Company or any of its Subsidiaries, which is party to any Company Material Contract, is in violation of any material provision of, or has committed or failed to perform any act which, with or without notice, lapse of time or both, would constitute a material breach or default under the provisions of any Company Material Contract. Except as set forth in Section 2.18(c)(i) of the Company Disclosure Letter, no Company Material Contract requires the obtaining of any consent, approval, novation or waiver of any third party in connection with the Merger. Except as set forth in Section 2.18(c)(ii) of the Company Disclosure Letter, as of the date hereof, there are no new customer Contracts which are being actively negotiated and which would be required to be listed on Section 2.18(b) of the Company Disclosure Letter.

    (d)      Entire Agreement.    The Company has delivered to Parent correct and complete copies of those portions of the ECT Agreements and the Euromax Agreement described in Section 2.18(d) of the Company Disclosure Letter (the “Delivered Agreements”). None of the portions of the ECT Agreements or the Euromax Agreement not delivered to Parent, or any other documents, instruments or agreements among any of the parties to the ECT Agreements or the Euromax Agreement, (i) contain any term material to the business arrangement between the Company and its Subsidiaries, on the one hand, and the respective counterparties to the ECT Agreements or the Euromax Agreement, on the other hand, or (ii) except to the extent Addendum II is intended to amend the ECT Agreements, in the manner described in Addendum II, modify in any material respect any provision of either of the Delivered Agreements. The Company has met all milestones prior to the date hereof set forth in Article X, paragraph A(3) of the TSS Euromax project: Master Plan of Approach, version 0.16 2007-04-12 attached to Variation Order 180 (version 1.6) to the Euromax Agreement; and to the Knowledge of the Company, there are no facts or circumstances in existence that would reasonably be expected to result in the Surviving Company being unable to meet all subsequent milestones set forth in Article X, paragraph A(3) of the TSS Euromax project: Master Plan of Approach, version 0.16 2007-04-12 attached to Variation Order 180 (version 1.6) to the Euromax Agreement. Navis and GPT passed the AGV Proof Test (defined in the Euromax

Agreement) within the time frame agreed by the parties to Addendum II, and Euromax cannot validly invoke the “Fall Back Scenario” described within Addendum II pursuant to Section 3.5 thereof.

2.19      Insurance.  Section 2.19 of the Company Disclosure Letter sets forth a correct and complete list of all certificates of insurance, binders for insurance policies and insurance maintained by the Company and any Subsidiary. Section 2.19 of the Company Disclosure Letter further sets forth an accurate and complete list of all claims asserted by the Company or any of its Subsidiaries pursuant to any such certificate of insurance, binder or policy since January 1, 2006, and describes the nature and status of the claims. Neither the Company nor any Subsidiary has failed to give in a timely manner any notice of any claim that may be insured under any certificate of insurance, binder or policy required to be listed in Section 2.19 of the Company Disclosure Letter and there are no outstanding claims which have been denied or disputed by the insurer. The Company and its Subsidiaries maintain insurance of the type and in amounts customarily carried by organizations conducting businesses or owning assets similar to those of the Company and its Subsidiaries and in a similar stage of development. All premiums due and payable under all such policies have been paid, and the Company and its Subsidiaries is otherwise in compliance in all material respects with the terms of such policies. The Company has no Knowledge of any threatened termination of, or premium increase with respect to, any such policy, except in accordance with the terms thereof. Neither the Company nor any Subsidiary has ever maintained, established, sponsored, participated in or contributed to any self-insurance program, retrospective premium program or captive insurance program.

2.20      Accounts Receivable and Accounts Payable.

    (a)      All accounts receivable of the Company and any Subsidiary thereof reflected on the Company Balance Sheet, and all accounts receivable arising subsequent to the date thereof, represent sales actually made or services actually performed or to be performed in the ordinary course of business. Except as set forth in Section 2.20 of the Company Disclosure Letter, and except to the extent reserved against any accounts receivable or as reflected by prepayments or unused credits, no counterclaims or offsetting claims with respect to such accounts receivable are pending or, to the Knowledge of the Company, Threatened.

    (b)      The accounts payable of the Company and any Subsidiary thereof reflected on the Company Balance Sheet arose from bona fide transactions in the ordinary course of business. The accrued liabilities of the Company and any and Subsidiary thereof have been incurred in the ordinary course of business consistent with past practices.

2.21      Customers, Suppliers, Distributors and Representatives.

    (a)      Section 2.21(a) of the Company Disclosure Letter sets forth a complete list of, and indicating aggregate dollar value of sales made or services provided within each of the most recently completed fiscal year and the current fiscal year-to-date of the Company or any Subsidiary thereof to, the ten (10) largest customers of the Company and its Subsidiaries in the aggregate (the “Top Ten Customers”). Except as set forth in Section 2.21(a) of the Company Disclosure Letter, since January 1, 2007, no Top Ten Customer has canceled or otherwise terminated or materially and adversely modified, or to the Knowledge of the Company,

Threatened to cancel or otherwise terminate or materially and adversely modify, its relationship with the Company or any Subsidiary thereof. Except as set forth in Section 2.21(a) of the Company Disclosure Letter, none of the Company nor any Subsidiary thereof has received any notice, nor does the Company have Knowledge, that any Top Ten Customer (i) intends to cancel or otherwise materially and adversely modify its relationship with the Company or any Subsidiary thereof on account of the transactions contemplated by this Agreement or otherwise, or (ii) is Threatened with bankruptcy or insolvency.

    (b)      Except as set forth in Section 2.21(b) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has during the past two fiscal years or the current fiscal year, entered into any Contract or other arrangement with any distributor or dealer, or any teaming agreement, to which the Company or any of its Subsidiaries makes or has made annual payments in excess of U.S.$50,000. None of the Company nor any Subsidiary thereof has received any notice, nor does the Company have Knowledge, that any party to any teaming agreement (i) intends to cancel or otherwise materially and adversely modify its relationship with the Company or any Subsidiary thereof on account of the transactions contemplated by this Agreement or otherwise, or (ii) is Threatened with bankruptcy or insolvency.

    (c)      There is no existing material dispute between the Company or any Subsidiary thereof, on the one hand, and any Top Ten Customer or party to any teaming agreement, on the other hand. To the Knowledge of the Company, none of the Company nor any Subsidiary thereof has granted or agreed to provide any sales, trade or product promotion allowances, rebates or similar product promotions or incentives, and none of the Company nor any Subsidiary thereof has any liability or obligation with respect to any of the foregoing, except as set forth in Section 2.21(c) of the Company Disclosure Letter. Except as set forth in Section 2.21(c) of the Company Disclosure Letter and other than (i) sales commissions payable to Employees in the ordinary course of business and (ii) agreements expressly permitted to be entered into pursuant to Section 4.1 and entered into after the date hereof, there is no agreement or other arrangement which would obligate the Company or any Subsidiary thereof to make any payment or pay any commission to any broker, independent contractor or other Person in connection with the sale of products or otherwise.

2.22      Affiliate Transactions.  Except as set forth in Section 2.22 of the Company Disclosure Letter, no officer of the Company or any of its Subsidiaries, or any Affiliate of any such officer, and to the Company’s Knowledge, no employee of the Company or any Subsidiary, has any direct or indirect interest (other than an equity interest of less than five percent (5%) of a publicly held company) in any competitor, supplier or customer of the Company or any Subsidiary thereof, or in any Person from whom or to whom the Company or any Subsidiary thereof has leased any real or personal property or in any other Person with whom the Company or any Subsidiary thereof has any business relationship. Section 2.22 of the Company Disclosure Letter discloses any such transaction and lists any related agreements involving the transfer of any cash, property or rights to or from the Company or any Subsidiary thereof from, to or for the benefit of any officer of the Company or any of its Subsidiaries, or any Affiliate or former Affiliate of any such officer (“Affiliate Transactions”) during the period commencing January 1, 2006 through the date hereof, and any existing commitments of the Company or any Subsidiary thereof to engage in the future in any Affiliate Transactions, other than under regular compensation arrangements or benefit programs otherwise disclosed on Section 2.22 of the

Company Disclosure Letter and except for distributions made pursuant to the Company Operating Agreement. Except for compensation or benefits arrangements disclosed on Section 2.22 of the Company Disclosure Letter, neither the Company nor any Subsidiary thereof has any Liabilities to any Affiliate.

    2.23      Bank Accounts.  Section 2.23 of the Company Disclosure Letter is a complete and correct list of each bank or financial institution in which the Company or any Subsidiary thereof has an account, safe deposit box or lockbox, or maintains a banking, custodial, trading or similar relationship, the number of each such account or box, and the names of all persons authorized to draw thereon or having signatory power or access thereto, subject to changes to Section 2.23 of the Company Disclosure Letter after the date hereof in the ordinary course of business consistent with past practices.

    2.24      Corporate Names; Business Locations.  During the past three (3) years, except as set forth in Section 2.24 of the Company Disclosure Letter, neither the Company nor any Subsidiary thereof has been known as or used any fictitious or trade names. Neither the Company nor any Subsidiary thereof has been the surviving corporation of a merger or consolidation other than as set forth on Section 2.24 of the Company Disclosure Letter.

2.25      Customs Laws and Regulations.

    (a)      Each of the Company and any Subsidiary thereof is in compliance in all material respects with all applicable Legal Requirements relating to the importation and exportation of merchandise and software (“Customs Laws and Regulations”), and each of the Company and any Subsidiary thereof possesses all Permits, records, and documentation required by Customs Laws and Regulations, and has filed all applications, disclosures, and documentation required thereby, except as has not had, and would not reasonably be expected to have, a Material Adverse Effect on the Company.

    (b)      None of the Company nor any Subsidiary thereof has received notice of any administrative or judicial action, including, but not limited to, any request for information, notice of action, or notice of extension of liquidation, or notice of commencement of formal audit, penalty or liquidated damages, or investigation, or any notice of any intended administrative or judicial action, including, but not limited to, any request for information, notice of action, or notice of extension of liquidation, or notice of commencement of formal investigation, relating to the importation or exportation of merchandise or software; and there are no pending or, to the Knowledge of the Company, Threatened actions or proceedings (or notices of potential actions or proceedings) against the Company or any Subsidiary thereof from any government agency or any other entity regarding any matter relating to the importation or exportation of merchandise or software.

2.26      Information Statement. The Company has provided to the Principal Members and will provide to the other Company Members and all holders of Company Options an Information Statement which contains an accurate summary of the material terms of this Agreement and the Merger.

2.27      Disclosure. This Agreement and the Schedules and Exhibits hereto do not contain any untrue statement of a material fact and do not omit to state a material fact necessary in order to make the statements contained therein or herein not misleading in light of the circumstances under which they were made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT

AND MERGER SUB

Parent and Merger Sub jointly and severally represent and warrant to the Company as of the date hereof as follows:

3.1      Organization; Standing and Power; Charter Documents; Subsidiaries. Parent and each of its Subsidiaries is a corporation or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, has the requisite corporate or limited liability company or similar power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary other than in such jurisdictions where the failure to be so qualified or licensed or to be in good standing would not reasonably be expected to have a Material Adverse Effect on Parent.

3.2      Merger Sub.  Parent has delivered or made available to the Company a complete and correct copy of the Limited Liability Company Agreement of Merger Sub (the “Merger Sub Operating Agreement”). The authorized share capital of Merger Sub consists of one limited liability company member interest which is issued and outstanding as of the date hereof. Parent is the sole member of Merger Sub and is the legal and beneficial owner of such limited liability company member interest. Merger Sub was formed by counsel to Parent at the direction of Parent solely for purposes of effecting the Merger and the other transactions contemplated hereby. Except as contemplated by this Agreement, Merger Sub does not hold, nor has it held, any material assets or incurred any material liabilities nor has Merger Sub carried on any business activities other than in connection with the Merger and the transactions contemplated by this Agreement. The limited liability company member interest of Merger Sub has been duly authorized and validly issued, is fully paid and nonassessable and is not subject to any preemptive rights.

3.3      Authority; Non-Contravention; Necessary Consents.

  (a)      Authority.  Each of Parent and Merger Sub has all requisite corporate or limited liability company power and authority to enter into this Agreement and the other agreements listed as exhibits hereto or otherwise referenced herein and to be executed by them in connection with the transactions contemplated hereby, and to consummate the transactions contemplated hereby, including the Merger. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate and member or stockholder action on the part of Parent, Merger Sub and their Affiliates (including any direct or indirect entity controlling Parent or Merger Sub) and no other corporate or member or stockholder proceedings on the part of Parent or Merger Sub or any of their Affiliates (including any direct or indirect entity controlling Parent or Merger Sub) are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only to the approval and adoption of this Agreement by Parent as Merger Sub’s sole member and the filing of the Certificate of Merger pursuant to Delaware Law. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due execution and delivery by the Company and the Members’ Representative, constitutes a valid and binding obligation of Parent, enforceable against Parent and Merger Sub in accordance with its terms, except (i) as enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other Legal Requirements affecting the rights of creditors generally and general equitable principles (whether considered in a proceeding in equity or at law), and (ii) as the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of a court of competent jurisdiction before which any proceeding may be brought.

  (b)      Board Approval.  The Board of Directors of Parent has, by resolutions duly adopted at a meeting duly called and held (which resolutions have not been subsequently rescinded or modified in any way) (i) determined the Merger to be advisable and (ii) approved this Agreement and the transactions contemplated thereby, including the Merger. Parent has approved the Merger and this Agreement as the sole member of Merger Sub.

  (c)      Non-Contravention.  The execution and delivery of this Agreement by Parent and Merger Sub does not, and performance of this Agreement by Parent will not: (i) conflict with or violate in any material respect the applicable governing documents of Parent or the Merger Sub Operating Agreement or any governing documents of any Subsidiary of Parent; (ii) subject to compliance with the requirements set forth in Section 3.3(d), conflict with or violate any material Legal Requirement applicable to Parent, Merger Sub or any of Parent’s other Subsidiaries or by which Parent, Merger Sub or any of Parent’s other Subsidiaries or any of their respective properties is bound or affected; or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Parent’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of Parent or any of its Subsidiaries pursuant to any Contract to which Parent or any of its Subsidiaries is a party, except in the case of the foregoing clauses (ii) and (iii) as would not reasonably be expected to be material to the Parent and its Subsidiaries, taken as a whole.

  (d)      Necessary Consents.  No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required to be obtained or made by Parent or Merger Sub in connection with the execution and delivery of this Agreement or the consummation of the Merger and other transactions contemplated hereby, except for the Necessary Consents (other than those consents, approvals, orders, authorizations, registrations, declarations or filings set forth in Section 2.4(d) of the Company Disclosure Letter which relate solely to the Company’s or its Subsidiaries’ obligations).

3.4      Compliance; Permits.  Neither Parent nor any of its Subsidiaries is in conflict with, or in default or in violation of, in any material respect, any Legal Requirement applicable to Parent or any of its Subsidiaries or by which Parent or any of its Subsidiaries or any of their respective businesses or properties is bound or affected. To the Knowledge of Parent, as of the date of this Agreement, neither Parent nor any of its Subsidiaries, nor any executive officer or director of Parent or any of its Subsidiaries, is under investigation by any Governmental Entity related to the conduct of Parent’s or any of its Subsidiaries’ business. There is no judgment, injunction, order or decree binding upon Parent or any of its Subsidiaries which has or would reasonably be expected to have the effect of prohibiting or materially impairing the business of Parent or any of its Subsidiaries.

  3.5      Litigation.  As of the date hereof, there are no material claims, suits, actions, demand letters, judicial, administrative or regulatory complaints, charges, proceedings or hearings, notices of violation or investigations before any court, governmental department, commission, agency, arbitrator, instrumentality or authority pending or, to the Knowledge of the Parent, Threatened against the Parent or any of its Subsidiaries or any of their respective properties, or any of their executive officers and directors in connection with his or her status as a director or executive officer of such entities that seeks to restrain or enjoin the consummation of the transactions contemplated hereby or which would have a Material Adverse Effect on Parent.

  3.6      Availability of Funds.  Parent currently has access to sufficient immediately available funds in cash or cash equivalents, and will at the Closing have sufficient immediately available funds, in cash, to pay the Aggregate Merger Consideration and any other amounts to be paid by Parent or Merger Sub hereunder.

ARTICLE IV

CONDUCT BY THE COMPANY PRIOR TO THE EFFECTIVE TIME

4.1      Conduct of Business by the Company.

  (a)      Ordinary Course.  During the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company and each of its Subsidiaries shall, except as otherwise expressly contemplated by this Agreement or to the extent that Parent shall otherwise consent in writing, (i) carry on its business and operations in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted, consistent with past practices and in compliance with all applicable Legal Requirements, (ii) timely pay its debts and Taxes when due, and pay or perform other material obligations when due in the ordinary course consistent with past practices, (iii) use reasonable best efforts to (A) preserve intact the current business organization of the Company and its Subsidiaries, (B) keep available (subject to terminations and retirements in the ordinary course of business consistent with past practices) the services of its current officers and key employees, (C) preserve existing material relationships with its customers, suppliers, licensors and other Persons to whom it sells products or provides services or with whom it has a significant business relationship, and (D) continue all current sales, marketing and promotional activities relating to its business and operations consistent with past practices, (iv) maintain the books and records in the usual, regular and ordinary course consistent with past practices, and (vi) comply in all material respects with all Legal Requirements applicable to the business operations of the Company and its Subsidiaries.

  (b)      Required Consent.    In addition, without limiting the generality of Section 4.1(a), except as permitted or contemplated by the terms of this Agreement, including any and all actions necessary or appropriate for the conveyance of the SmartTurn Assets contemplated by Section 6.3(d), and except as provided in Section 4.1(b) of the Company Disclosure Letter, without the prior written consent of Parent, during the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company shall not do any of the following, and shall not permit any of its Subsidiaries to do any of the following:

   (i)       Cause, permit or propose any amendments to the Company Operating Agreement or any of the Subsidiary Charter Documents;

   (ii)      Adopt a plan of complete or partial liquidation or dissolution;

   (iii)     Split, combine or reclassify any share capital, capital stock or other equity interests, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any share capital, capital stock or other equity interests, other than any such transaction by a wholly-owned Subsidiary of it that remains a wholly-owned Subsidiary of it after consummation of such transaction, in the ordinary course of business;

   (iv)      Purchase, redeem or otherwise acquire, directly or indirectly, any shares of its share capital or the share capital, capital stock or other equity interests of its Subsidiaries, except repurchases of unvested shares in connection with the termination of an employment or service relationship with any employee, director or consultant pursuant to stock option or purchase agreements entered into in accordance with the Company Option Plan as in effect on the date hereof;

   (v)      Issue, deliver, sell, authorize, pledge or otherwise encumber any share capital, capital stock or other equity securities of the Company or its Subsidiaries, or any securities convertible into any share capital, capital stock or other equity securities of the Company or its Subsidiaries, or subscriptions, rights, warrants or options to acquire any share capital, capital stock or other equity securities of the Company or its Subsidiaries or any securities convertible into any share capital, capital stock or other equity securities of the Company or its Subsidiaries, or enter into other agreements or commitments of any character obligating it to issue any such securities or rights, other than (A) issuances of Company Class E Shares upon the exercise of Company Options outstanding as of the date hereof pursuant to the terms of the Company Option Plan and (B) as agreed to by Parent, grants of Company Options to newly-hired employees in an aggregate amount not exceeding 150,000 Company Class E Shares underlying such Company Options, such grants to be made in the ordinary course of business consistent with past practices (provided that such Company Options (x) will be in amounts and have vesting terms consistent with past practices, and (y) will not accelerate upon the occurrence of the Merger);

   (vi)      Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity or voting interest in or the assets of, or by any other manner, any business or any Person or division thereof;

   (vii)      Sell, lease, license, encumber or otherwise dispose of any properties or assets of the Company or its Subsidiaries, other than (A) sales of tangible assets having a book value of less than U.S.$150,000 in the ordinary course of business consistent with past practices and (B) object code licenses of Company Products to end user customers and intermediaries in the ordinary course of business consistent with past practices as permitted under clause (xii) of this Section 4.1(b); provided, that, the Company shall be entitled to distribute the promissory notes evidencing the Shields/Tiemroth Loans to the holders of the Company Class B Shares following the date hereof and prior to Closing; and provided, further, that the Company shall be entitled to declare, set aside and pay cash dividends or make other cash distributions in respect of Company Shares following the date hereof and prior to Closing in the ordinary course of business consistent with past practices and in accordance with applicable Legal Requirements to the extent required under the Company Operating Agreement for federal and state income tax liability arising from a Company Member’s ownership interest in the Company;

   (viii)     Make any loans, advances or capital contributions to, or investments in, any other Person, other than: (A) loans or investments by it or a wholly-owned Subsidiary of it to or in it or any wholly-owned Subsidiary of it; (B) employee loans or advances made in the ordinary course of business; or (C) investments of excess cash in the ordinary course of business consistent with past practices;

   (ix)      Except as required by GAAP, as concurred in by its independent auditors, make any material change in its methods or principles of accounting since the date of the Company Balance Sheet;

   (x)       Make any Tax election or accounting method change that may adversely affect the Tax liability of Parent, the Company or any of its Subsidiaries with respect to any Post-Closing Tax Period, consent to any extension or waiver of any limitation period with respect to any Taxes (other than Income Taxes imposed on the Company Members on a pass-through-basis), file any amended Tax Return (other than an Income Tax Return reflecting the Tax liability of the Company Members on a pass-through basis), or settle any non-income Tax audit or other examination (other than any audit or other examination involving the Income Tax liability of the Company Members on a pass-through basis);

   (xi)      Except as required by Legal Requirements, Company Benefit Plans or Contracts currently binding on the Company or its Subsidiaries, (A) increase in any manner the amount of compensation or fringe benefits of, pay any bonus to or grant severance or termination pay to any executive officer of the Company or any Subsidiary of the Company, (B) make any increase in or commitment to increase any benefits provided under any Company Benefit Plan (including any severance plan), adopt or amend or make any commitment to adopt or amend any Company Benefit Plan or make any contribution, other than regularly scheduled contributions, to any Company Benefit Plan, (C) waive any stock repurchase rights, accelerate, amend or change the period of exercisability of Company Options, or reprice any Company Options or authorize cash payments in exchange for any Company Options, (D) enter into any employment, bonus, stay bonus, transaction bonus, severance, termination or indemnification agreement (other than any stay bonus, transaction bonus or the like that is paid in full prior to Closing), or any similar agreement, with any executive officer of the Company or any Subsidiary of the Company or enter into any collective bargaining agreement (E) enter into any agreement with any Employee the benefits of which are (in whole or in part) contingent or the terms of which are materially altered upon the occurrence of the Merger, provided, however, that nothing herein shall be construed as prohibiting the Company from granting Company Options in accordance with clause (B) of Section 4.1(b)(v) or (F) take any action to fund or in any other way secure the payment of compensation or benefits under any Company Benefit Plan;

   (xii)      Grant any license (including any sublicense) or other right under any material Company Intellectual Property Rights or to any Company Product except (A) object code licenses to end user customers or intermediaries entered into in the ordinary course of business, in accordance with the Authorization Grid, consistent with past practices, which Contracts do not involve annual payments to or from the Company or any of its Subsidiaries in excess of U.S.$250,000; (B) Contracts pursuant to which the Company or any of its Subsidiaries engages one or more Persons to perform software development services relating to, or to assist in implementation of, Company Products, which Contracts (1) are entered into in the ordinary course of business, in accordance with the Authorization Grid, consistent with past practices, (2) provide for ownership by the Company or a Company Subsidiary of all Intellectual Property and Intellectual Property Rights created, developed, programmed or authored thereunder, and (3) do not involve a commitment to or by the Company or any of its Subsidiaries in excess of U.S.$250,000; (C) variation orders, work orders, enhancement requests, amendments or similar Contracts, amending existing Contracts with end user customers or intermediaries and providing for performance by the Company or a Company Subsidiary of software development services or implementation services relating to Company Products, which Contracts (1) are entered into in the ordinary course of business, in accordance with the Authorization Grid, and consistent with past practices, and (2) do not involve annual payments to or from the Company or its Subsidiaries in excess of U.S.$250,000; (D) renewals of existing Company Product related maintenance and support services obligations of the Company or any of its Subsidiaries, under existing Contracts with end user customers or intermediaries, which renewals (1) are entered into in the ordinary course of business, in accordance with the Authorization Grid, and consistent with past practices, and (2) do not involve annual payments to or from the Company or any of its Subsidiaries in excess of U.S.$250,000; (E) automatic renewals on an annual or quarterly basis pursuant to existing Contracts; and (F) modifications to the Euromax Agreement in the ordinary course of business to provide for performance by the Company or any of its Subsidiaries of additional services on behalf of Euromax, consistent with past practices, and in accordance with the Authorization Grid, so long as any individual modification does not involve payments to the Company or any of its Subsidiaries in excess of U.S.$100,000, does not otherwise modify any terms of the Euromax Agreement, and is not adverse to the interests of the Company, any of its Subsidiaries, Parent or the Surviving Company.

   (xiii)      Enter into, renew, amend, modify or terminate any Company Material Contract except as is otherwise permitted pursuant to Section 4.1(b)(iv), Section 4.1(b)(vii), Section 4.1(b)(viii), Section 4.1(b)(xii) or Section 4.1(b)(xxiii);

   (xiv)      Violate, breach or default under in any material respect, or take or fail to take any action that (with or without notice or lapse of time or both) would constitute a material violation or breach of, or default under, any term or provision of any Company Material Contract;

   (xv)      Enter into or renew any Contracts containing any non-competition, exclusivity or other similar restrictions on the Company, the Company Business or any Company Product;

   (xvi)      Incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of any other Person (other than any wholly-owned Subsidiary of it), other than in connection with the issuance of standby letters of credit in the ordinary course of business consistent with past practices;

   (xvii)     Adjust any capital account balances in the Company Operating Agreement, except (A) for monthly adjustments to capital account balances in accordance with the terms of the Company Operating Agreement in the ordinary course of business; (B) as required by applicable Legal Requirements; (C) pursuant to Section 4.1(b)(vii); or (D) for adjustments required by the terms of the Company Operating Agreement in connection with the Merger;

   (xviii)    Enter into any agreement for or commit to make capital expenditures in excess of U.S.$100,000;

   (xix)     Accelerate or delay the payment of accounts payable or other Liabilities or the collection of notes or accounts receivable outside the ordinary course of business consistent with past practices;

   (xx)      Initiate any action, proceeding, investigation, arbitration, mediation or litigation against any third party (other than Parent or Merger Sub in connection with this Agreement and the Exhibits hereto), or settle or compromise any litigation, in each case, involving the payment of, or an agreement to pay over time, in cash, notes or other property, in the aggregate, an amount exceeding U.S.$100,000 or otherwise release or waive any claims or rights with a value exceeding U.S.$150,000;

   (xxi)     Make any material revaluation of any of the Company’s or its Subsidiaries’ assets, including writing down the value of capitalized inventory or writing off notes or accounts receivable other than in the ordinary course of business;

   (xxii)    Embed in or otherwise incorporate into any Company Product, derive any Software from, distribute in connection with any Software, or otherwise use in connection with, any Company Product any Publicly Available Software other than (A) such Publicly Available Software as is disclosed in Section 2.9(k) of the Company Disclosure Schedule, or (B) which shall be used only with the Company Product with which such Publicly Available Software is currently utilized, as disclosed in Section 2.9(k) of the Company Disclosure Schedule;

   (xxiii)    Enter into any Contract providing for escrow of any Company Source Code except pursuant to Contracts with terms materially consistent with the terms of those agreements set forth in Section 2.9(n) of the Company Disclosure Schedule (Active Source Code Escrows for Company Products);

   (xxiv)  Commit to develop any new Company Product or make any product development commitments in excess of U.S.$100,000 including commitments for new features, functionality, delivery dates, or any action that could change the Company or its Subsidiaries’ product road map, or enter into any Contract under which the Company or its Subsidiaries provides indemnification for direct damage liability in excess of U.S.$500,000 or for infringement of any Intellectual Property; or

   (xxv)  Agree to or enter into any legally binding commitment to do any of the actions described in clauses (i) through (xxiv) of this Section 4.1(b).

If requested by Parent, the Company shall provide, or cause to be provided, in writing to Parent a list of any matters, as requested, that occur after the date hereof and prior to the Effective Time for which the approval of, or delivery of notice to, the Chief Financial Officer is required under the Authorization Grid.

If the Company or any of its Subsidiaries desires to take an action that would be prohibited pursuant to this Section 4.1, prior to taking such action the Company may request the prior written consent of Parent by sending an e-mail and facsimile to: Phil Gerskovich, e-mail: PGerskovich@zebra.com, fax: (847) 634-6918; provided, however, for the avoidance of doubt, consent to any of the actions prohibited pursuant to this Section 4.1 shall only be evidenced in writing executed by Phil Gerskovich or another authorized officer of Parent following delivery of the written notice by the Company described in the next sentence.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1      Acquisition Proposals.

  (a)      No Solicitation. Except as permitted or contemplated by the terms of this Agreement, including the conveyance of the SmartTurn Assets contemplated by Section 6.3(d), the Company agrees that from the date hereof until the Effective Time neither it nor any of its Subsidiaries nor any officers, directors or board of managers of it or its Subsidiaries shall, and that it shall use its reasonable best efforts to cause its and its Subsidiaries’ Employees, Affiliates, members, stockholders, agents and authorized representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to (and shall not authorize any of them to) directly or indirectly: (i) solicit, initiate, knowingly encourage, or knowingly facilitate any inquiries with respect to, or the making, submission or announcement of, any offer or proposal for an Acquisition Proposal; (ii) participate in any discussions or negotiations regarding, or furnish to any Person any nonpublic information with respect to, or otherwise cooperate in any way with, any Acquisition Proposal; (iii) engage in discussions with any Person with respect to any Acquisition Proposal, except as to the existence of these provisions; (iv) approve, endorse or recommend any Acquisition; or (v) enter into any letter of intent or similar document or any contract agreement or commitment contemplating any Acquisition Proposal or transaction contemplated thereby. The Company and its Subsidiaries will immediately cease any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Acquisition Proposal. For purposes of this Agreement, “Acquisition Proposal” means any inquiry, proposal or offer, whether or not in writing, from any Person relating to a possible (i) sale, lease or other disposition, directly or indirectly, by merger, consolidation, share exchange or other business combination, of any assets of the Company or any Subsidiary thereof representing, in the aggregate, fifteen percent (15%) or more of the assets of such entity on a consolidated basis, (ii) any direct or indirect acquisition or purchase of fifteen percent (15%) or more of the equity interests of the Company or its Subsidiaries, (iii) any tender offer or exchange offer that, if consummated, would result in any Person beneficially owning fifteen percent (15%) or more of any class of equity securities of the Company or any of its Subsidiaries, (iv) any merger, consolidation, business combination, recapitalization, share exchange, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries, in each case, other than the transactions contemplated by this Agreement, or (v) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.

  (b)      Notification of Unsolicited Acquisition Proposals.  Promptly after receipt of any Acquisition Proposal or any request for nonpublic information or inquiry which it reasonably believes would lead to an Acquisition Proposal, the Company shall provide Parent with written notice of the material terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the Person or group making any such Acquisition Proposal, request or inquiry. The Company shall promptly notify Parent of any changes to the terms and conditions of any Acquisition Proposal and shall keep Parent updated as to the general status of any ongoing discussion or negotiations regarding or relating to any Acquisition Proposal. The information provided to Parent pursuant to this Section 5.1(b) shall, in all cases, be subject to the terms and conditions of the Confidentiality Agreement.

5.2      Confidentiality; Access to Information; No Modification of Representations, Warranties or Covenants.

  (a)      Confidentiality. The parties acknowledge that the Company and Parent have previously executed a Confidentiality Agreement dated as of February 27, 2007 (the “Confidentiality Agreement”), which Confidentiality Agreement will continue in full force and effect in accordance with its terms and each of Parent and the Company will hold, and will cause its respective directors, officers, Employees, agents and advisors (including attorneys, accountants, consultants, bankers and financial advisors) to hold, any Proprietary Information (as defined in the Confidentiality Agreement) confidential in accordance with the terms of the Confidentiality Agreement.

  (b)      Access to Information.  The Company will afford Parent and Parent’s accountants, counsel and other representatives reasonable access during normal business hours and upon reasonable notice to its properties, books, records and personnel during the period prior to the Effective Time to obtain all information concerning its business, properties, results of operations and personnel for purposes of this Agreement, as Parent may reasonably request; provided, however, that the Company may restrict the foregoing access to the extent that (i) any Legal Requirement or treaty of any Governmental Entity applicable to such party requires such party or its Subsidiaries to restrict or prohibit access to any such properties or information, or

(ii) such access would (A) be in breach of any confidentiality obligation, commitment or provision by which the Company or any of its Subsidiaries is bound or affected as of the date hereof, which confidentiality obligation, commitment or provision shall be disclosed to Parent, provided, that, disclosure of such obligation, commitment or provision would not itself be the breach of an obligation or commitment to a third party or (B) result in a waiver of any legal privilege enjoyed by the Company or any of its Subsidiaries. With respect to the exchange of competitively sensitive information, including strategic and marketing plans, pricing material and customer specific data, outside antitrust counsel will be consulted prior to the exchange of such information, and such information shall not be exchanged to the extent such counsel advises against such exchange. In addition, any information obtained from the Company or any Company Subsidiary pursuant to the access contemplated by this Section 5.2(b) shall be subject to the Confidentiality Agreement. Any access to any of the Company’s offices shall be subject to the Company’s reasonable security measures, the requirements of the applicable Lease and insurance requirements and shall not include the right to perform any “invasive” testing.

5.3      Non-Solicitation by Parent of Company Employees.  Parent agrees that, from the date hereof until the date that is the earlier of (a) the Closing Date or (b) twelve months after the termination of this Agreement in accordance with its terms, Parent shall not, and shall not cause its Affiliates to, directly or indirectly, solicit to employ any of the officers or other employees or consultants of the Company or its Subsidiaries to whom Parent or its Affiliates may have been directly or indirectly introduced or otherwise had contact with or learned about in connection with the transactions contemplated hereby (irrespective of whether Parent or its Affiliates had Knowledge or were aware of such officers and employees prior to their consideration of the transactions contemplated hereby); provided, however, that this Section 5.3 shall not apply to (i) general advertisements for employment not specifically targeted at officers or other employees or consultants of the Company or its Subsidiaries (and individuals responding to such advertisements), or (ii) individuals who cease to be employed by the Company or its Subsidiaries other than as a result of a violation of this Section 5.3 by Parent.

5.4      Public Disclosure. Without limiting any other provision of this Agreement, Parent and the Company will consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with, and agree on any press release with respect to this Agreement and the transactions contemplated hereby, including the Merger, and any Acquisition Proposal and will not issue any such press release prior to such consultation and agreement, except as may be required by Legal Requirements or any listing agreement with any applicable national or regional securities exchange or market. The parties have agreed to the text of the joint press release announcing the signing of this Agreement.

5.5      Regulatory Filings; Reasonable Best Efforts.

  (a)      Regulatory Filings. Each of Parent, Merger Sub and the Company shall coordinate and cooperate with one another and shall each use reasonable best efforts to comply with, and shall each refrain from taking any action that would impede compliance with, all Legal Requirements, and as promptly as practicable after the date hereof, each of Parent, Merger Sub and the Company shall make all filings, notices, petitions, statements, registrations, submissions of information, application or submission of other documents required by any Governmental Entity in connection with the Merger and the transactions contemplated hereby, including:

(i) Notification and Report Forms with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “DOJ”) as required by the HSR Act; (ii) any other filing necessary to obtain any Necessary Consent and (iii) filings under any other comparable pre-merger notification forms required by the merger notification or control laws of any applicable jurisdiction. Each of Parent, Merger Sub and the Company will cause all documents that it is responsible for filing with any Governmental Entity under this Section 5.5(a) to comply in all material respects with all applicable Legal Requirements.

  (b)      Exchange of Information.  Parent, Merger Sub and the Company each shall promptly supply the other with any information, which may be reasonably required in order to effectuate any filings or application pursuant to Section 5.5(a). Except where prohibited by applicable Legal Requirements, and subject to the Confidentiality Agreement and any joint defense agreement entered into between the parties or their counsel, each of the Company, Merger Sub and Parent shall consult with the others prior to taking a position with respect to any such filing, shall, to the extent reasonably required to permit appropriate coordination of efforts, permit the other to review and discuss in advance, and consider in good faith the views of the others in connection with any analyses, appearances, presentations, memoranda, briefs, white papers, arguments, opinions and proposals before making or submitting any of the foregoing to any Governmental Entity by or on behalf of any party hereto in connection with any investigations or proceedings in connection with this Agreement or the transactions contemplated hereby (including under any antitrust or fair trade Legal Requirement), coordinate with the others in preparing and exchanging such information and promptly provide the other (and its counsel) with a summary of any oral presentations and copies of all filings, presentations or submissions (other than confidential business information contained therein) made by such party with any Governmental Entity in connection with this Agreement or the transactions contemplated hereby, provided, that, with respect to any such filing, presentation or submission, each of Parent, Merger Sub and the Company need not supply the others (or their counsel) with copies (or in case of oral presentations, a summary) to the extent that any Legal Requirement applicable to such party requires such party or its Subsidiaries to restrict or prohibit access to any such properties or information.

  (c)      Notification.  Each of Parent, Merger Sub and the Company will notify the others promptly upon the receipt of: (i) any comments from any officials of any Governmental Entity in connection with any filings made pursuant hereto and (ii) any request by any officials of any Governmental Entity for amendments or supplements to any filings made pursuant to, or information provided to comply in all material respects with, any Legal Requirements. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to Section 5.5(a), Parent, Merger Sub or the Company, as the case may be, will promptly inform the others of such occurrence and cooperate in filing with the applicable Governmental Entity such amendment or supplement.

  (d)      Reasonable Best Efforts.  Subject to the terms and conditions set forth herein, each of the parties agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this

Agreement, including using reasonable best efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article VI to be satisfied; (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity; (iii) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative (including actions by a private party) challenging this Agreement or the consummation of the transactions contemplated hereby; and (iv) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

5.6      Third Party Consents.  Parent acknowledges that certain consents and waivers with respect to the Merger may be required from parties to Company Material Contracts and that in some instances such consents and waivers may not have been obtained. Not later than two (2) Business Days prior to the Closing, the Company shall deliver to Parent a complete and accurate list setting forth those consents and waivers described in the previous sentence that have not been obtained by the Company as of such Time (the “Unobtained Consents”). The Unobtained Consents shall in no event include any matters related to the ECT Agreements and Euromax Agreement which are governed by Section 6.3(h). Parent agrees that the Company and its Affiliates shall not have any liability whatsoever to Parent arising out of or relating to the failure to obtain any Unobtained Consents or because of the termination of any Company Material Contract as a result thereof. Parent further agrees that no representation, warranty or covenant of the Company contained herein shall be breached or deemed breached, and no condition shall be deemed not satisfied, as a result of (a) the failure to obtain any Unobtained Consents, (b) any such termination or (c) any action commenced or threatened by or on behalf of any Person arising out of or relating to the Unobtained Consents. Notwithstanding the above, Parent shall retain any right it may have to terminate this Agreement in accordance with the provisions set forth in Section 6.3 and Article VIII due to the Company’s failure to obtain the Unobtained Consents. Prior to the Closing, Parent shall cooperate with the Company, upon the reasonable request of the Company, in any reasonable manner in connection with the Company obtaining any such consents and waivers; provided that, such cooperation shall not include any requirement of Parent or any of its Affiliates to expend money, commence, defend or participate in any litigation or offer or grant any accommodation (financial or otherwise) to any third Person. Notwithstanding anything to the contrary herein, if the lessor or licensor under any Lease listed on Section 2.15 of the Company Disclosure Letter conditions its grant of a consent (including by threatening to exercise a “recapture” or other termination right) upon, or otherwise requires in response to a notice or consent request regarding this Agreement, the payment of a consent fee, “profit sharing” payment or other consideration (including increased rent payments), or the provision of additional security (including a guaranty), Parent shall be solely responsible for making all such payments or providing all such additional security.

5.7      Employee Benefits.

  (a)      Service Credit; Eligibility.  Following the Effective Time, Parent shall arrange for each participant in the Company Benefit Plans who becomes an employee of Parent,

any Affiliate of Parent or the Surviving Company (the “Company Participants”) to be eligible for employee benefits that are no less favorable, in the aggregate, as those received by employees of Parent with substantially similar employment locations, positions and responsibilities. Each Company Participant shall be given service credit for all purposes for his or her length of service with the Company (and its Subsidiaries and predecessors) prior to the Closing, including, without limitation, for eligibility for participation and vesting under Parent employee benefit plans and arrangements and vacation accrual; provided, that no retroactive contributions or duplication of benefits will be required. Parent shall cause any and all pre-existing condition (or actively at work or similar) limitations, eligibility waiting periods and evidence of insurability requirements under any Parent employee benefit plans and arrangements to be waived with respect to such Company Participants to the extent waived or satisfied under the relevant Company Benefit Plan, and shall provide Company Participants with credit for any co-payments, deductibles, and offsets (or similar payments) made during the plan year which includes the Closing Date for the purposes of satisfying any applicable deductible, out-of-pocket, or similar requirements under any Parent employee benefit plans or arrangements in which they are eligible to participate after the Closing Date; provided, that such credit shall only be required to the extent each Company Participant submits documentation to Parent, which documentation is reasonably acceptable to Parent, showing the amount of deductibles, co-payments and offsets which must be taken into consideration for purposes of Parent’s relevant employee benefit plans and arrangements. Notwithstanding anything to the contrary set forth herein nothing shall preclude the Surviving Company from terminating the employment of any Employee for any reason for which the Company could have terminated such Employee prior to the Effective Time.

  (b)      Parent ESPP.  Parent agrees that, from and after the Closing Date, the Company employees who become employees of Parent or any of its subsidiaries may participate in the employee stock purchase plan sponsored by Parent (the “Parent ESPP”), subject to the terms and conditions of the Parent ESPP, and that service with the Company shall be treated as service with Parent or its subsidiaries for determining eligibility of the Company’s employees under the Parent ESPP.

  (c)      Assumption of Stock Options. At the Effective Time, each Unvested Company Option outstanding immediately prior to the Effective Time, regardless of the respective exercise prices thereof, will be assumed by Parent. Each Company Option so assumed by Parent under this Agreement will continue to have, and be subject to, the same terms and conditions set forth in the applicable Company Option (including any applicable stock option agreement or other document evidencing such Company Option) in effect immediately prior to the Effective Time (including any repurchase rights or vesting provisions), except that (i) each Unvested Company Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of common stock of Parent (“Parent Common Stock”) equal to the product of the number of Company Class E Shares that were issuable upon exercise of such Company Option immediately prior to the Effective Time multiplied by the Option Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Option will be equal to the quotient determined by dividing the exercise price per Company Class E Share at which such Company Option was exercisable immediately prior to the Effective Time by the Option Exchange Ratio, rounded up to the nearest whole cent. Each Company Option assumed pursuant to this Section 5.7 will be adjusted in a manner consistent with Section 424 of the Code and the regulations promulgated thereunder whether or not such Company Option is an “incentive stock option” within the meaning of Section 422 of the Code. As soon as reasonably practicable following the Effective Time, Parent will issue to each Person who holds an assumed Company Option a document evidencing the assumption of such Company Option by Parent as described in this Section 5.7(c). In addition, Parent shall take such actions as are reasonably necessary for the assumption and conversion of the Unvested Company Options pursuant to this Agreement, including the reservation for issuance and authorization for listing on the Nasdaq Global Select Market of the shares of Parent Common Stock subject to the new Parent options into which the Unvested Company Options have been converted. At the Effective Time, by virtue of the Merger and without the need of any further corporate action, Parent shall assume the Company Option Plan, with the result that all obligations of the Company under the Company Option Plan, including with respect to the Unvested Company Options outstanding at the Effective Time, shall be obligations of Parent following the Effective Time. Parent shall file a registration statement on Form S-8 for the shares of Parent Common Stock issuable with respect to the new Parent options eligible for registration on such form as soon as reasonably practicable (and no later than ten (10) Business Days) after the Effective Time and shall exercise reasonable efforts to maintain the effectiveness of such registration statement for so long as any of such new Parent options remains outstanding. As used herein, “Option Exchange Ratio” shall mean the quotient obtained by dividing (x) the portion of the Aggregate Merger Consideration allocable to each outstanding Company Class E Share by (y) the average closing sale price of one share of Parent Common Stock for the twenty (20) most recent trading days that Parent Common Stock has traded ending on the trading day which is two (2) trading days prior to the Effective Time, as reported on the Nasdaq Global Select Market.

5.8      Indemnification.

  (a)      For the period of six (6) years following the Effective Time, to the fullest extent permitted by applicable Legal Requirements, the Surviving Company shall remain obligated to perform the indemnification obligations of the Company under Article XI of the Company Operating Agreement with respect to all persons who were members of the Board of Managers of the Company prior to the Effective Time (the “Company Indemnified Parties”). For a period of six (6) years following the Effective Time, the Limited Liability Company Agreement (or successor document(s)) of the Surviving Company will contain provisions with respect to exculpation and indemnification that are at least as favorable to the Company Indemnified Parties as those contained in the Company Operating Agreement as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of the Company Indemnified Parties.

  (b)      For a period of six (6) years following the Effective Time, the Surviving Company will fulfill and honor in all respects its obligations pursuant to the indemnification agreements listed in Section 2.18(a)(x) of the Company Disclosure Letter, subject to applicable Legal Requirements.

  (c)      Prior to the Effective Time, the Company shall have acquired (with premiums and costs to be borne equally by (a) the holders of Company Shares and Vested

Company Options, on the one hand, and (b) Parent, on the other hand, “tail” coverage with respect to director and officer liability insurance coverage for the individuals who were officers and directors of the Company and each of its Subsidiaries immediately prior to Closing, such coverage to extend six (6) years from the Closing Date. Any such premiums and costs to be borne by the holders of Company Shares and Vested Company Options pursuant to this Section 5.8(c) shall be satisfied out of the Adjustment Escrow Fund in accordance with the provisions of Section 1.12 and the Escrow Agreement.

  (d)      The indemnification provisions and obligations of this Section 5.8 shall not apply as to any Company Indemnified Party to any Losses to which an Indemnified Party is entitled to indemnification from any Company Indemnified Party pursuant to Section 7.3.

  (e)      This Section 5.8 is intended to be for the benefit of, and shall be enforceable by the Company Indemnified Parties and their heirs and personal representatives and shall be binding on the Surviving Company and its successors and assigns and shall be in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise. In the event the Surviving Company or its successor or assign (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successor and assign of Parent or the Surviving Company, as the case may be, honor the obligations set forth with respect to Parent or the Surviving Company, as the case may be, in this Section 5.8.

5.9      Merger Sub Compliance.  Parent shall cause Merger Sub to comply with all of Merger Sub’s obligations under or relating to this Agreement. Merger Sub shall not engage in any business which is not in connection with the Merger.

5.10      Tax Matters.

  (a)      Transfer Taxes.  Parent, on the one hand, and the holders of Company Shares and Vested Company Options, on the other hand, shall be equally responsible for and shall pay when due any stamp duty, transfer or other similar taxes or governmental fees (including any interest or penalties related thereto) that may be payable in connection with Parent’s acquisition of the Company Shares from the Company Members (the “Transfer Taxes”). Any such Transfer Taxes to be borne by the holders of Company Shares and Vested Company Options pursuant to this Section 5.10(a) shall be satisfied out of the Indemnity Escrow Fund in accordance with the provisions of Section 7.3(a) and the Escrow Agreement. The party required by applicable Legal Requirements to file a Tax Return with respect to such Transfer Taxes shall do so within the time period prescribed by such Legal Requirements, and Parent shall promptly reimburse the holders of Company Shares for any Transfer Taxes so paid by such holders upon receipt of notice that such Transfer Taxes have been paid.

  (b)      Liability for Taxes.  Any Income Tax and any Non-Income Tax (other than any Non-Income Tax payable with respect to the portion of the Pre-Closing Tax Period starting after the date of the Company Balance Sheet and incurred in the ordinary course of business which shall in no event include any transaction contemplated by this Agreement)

payable by the Company or any of its Subsidiaries with respect to any Pre-Closing Tax Period (collectively, “Pre-Closing Taxes”) shall be paid out of the Indemnity Escrow Fund. Taxes with respect to the income, property or operations of the Company or its Subsidiaries that relate to a taxable year or other taxable period beginning before and ending after the Closing Date (the “Straddle Period”) will be apportioned between the Pre-Closing Tax Period and the Post-Closing Tax Period as follows: (i) in the case of Taxes other than Income Taxes and sales and use taxes, on a per diem basis and (ii) in the case of Income Taxes and sales and use taxes, on a closing-of-the-books basis as of the end of Closing Date. Parent and the holders of Company Shares hereby agree that, for all tax purposes, the deduction resulting from the payment of the portion of the Closing Merger Consideration attributed to the Aggregate Option Consideration payable as of the Closing Date and the attendant payroll Tax liability shall be properly allocable to, and deductible by, the Company Members who held Company Class A Shares, Company Class B Shares and Company Class C shares immediately prior to the Closing. For purposes of this Agreement, “Post-Closing Tax Period” means any Tax period (or portion thereof) beginning after the Closing Date, “Pre-Closing Tax Period” means any Tax period (or portion thereof) ending on or before the Closing Date, “Income Tax” means any federal, state, local or foreign Tax which is imposed or determined with reference to (A) gross or net income or profits (including, but not limited to, capital gains, gross receipts or minimum tax), or (B) multiple bases, including corporate franchise, gross receipts, net worth, privilege, doing business or occupation taxes, if one of the bases is listed in clause (A), and “Non-Income Tax” means any Tax other than an Income Tax.

  (c)      Filing of Returns. The Members’ Representative shall prepare, or cause to be prepared, and file at its expense, all Income Tax and other similar Tax Returns for the Company for which the items of income, deductions, credits, gains or losses are passed through to the holders of Company Shares under Section 702 of the Code (or any comparable provision of state or local law) for a Pre-Closing Tax Period (“Pass-Through Returns”). All Pass-Through Returns shall be prepared in accordance with applicable Legal Requirements and, to the extent not inconsistent with applicable Legal Requirements, the past practices of the Company and its Subsidiaries in filing their Pass-Through Returns. Parent shall prepare or cause to be prepared and file or cause to be filed all Returns that are not Pass-Through Returns of the Company for all Pre-Closing Tax Periods (“Other Returns”).

  (d)      Tax Controversies.

   (i)      Control Rights. Notwithstanding anything in this Agreement to the contrary, with respect to any examination, audit, contest, appeal or other proceeding relating to Income Taxes of the Company attributable to Pre-Closing Tax Periods, the Members’ Representative shall control at its expense the contest and settlement of any such proceeding. The Members’ Representative shall provide Parent with notice of any such examination, audit, contest, appeal or other proceeding, shall provide Parent will any relevant information relating to such proceeding, and Parent shall have the right to participate in any such proceeding at its own expense if the outcome of such proceeding could have an adverse effect on Parent or its Affiliates (including, for the avoidance of doubt, the Company and its Subsidiaries) in which case, the Members’ Representative shall not settle any portion of such proceeding having such an adverse effect on Parent without the consent of the Parent, which consent shall not be unreasonably withheld, conditioned or delayed. Parent shall cooperate with the Members’

Representative and shall provide the Members’ Representative with access to Tax Returns, books and records and other relevant information and shall execute any necessary powers of attorney relevant to the Members’ Representative’s authority hereunder. With respect to any examination, audit, contest, appeal or other proceeding relating to Taxes of the Company other than Income Taxes attributable to Pre-Closing Tax Periods, Parent shall control such contest and settlement and the Members’ Representative shall (provided that there are funds available in the Indemnity Escrow Fund to cover all or a portion of any Taxes resulting from such settlement) have the right to participate in such contest and settlement at its own expense, and (provided that there are funds available in the Indemnity Escrow Fund to any Taxes resulting from such settlement) Parent shall not settle any such proceeding without the consent of the Members’ Representative, which consent shall not be unreasonably withheld, conditioned or delayed.

   (ii)      Assistance and Cooperation.  The Members’ Representative and Parent shall cooperate (and cause their Affiliates to cooperate) with each other and with each other’s agents, including accounting firms and legal counsel, in connection with Tax matters relating to the Company, including (A) preparation and filing of Tax Returns, (B) determining the liability and amount of any Taxes due or the right to and amount of any refund of Taxes, (C) examinations of Tax Returns, and (D) any administrative or judicial proceeding in respect of Taxes assessed or proposed to be assessed. Such cooperation shall include each party making, as reasonably requested and available, all information and documents in its possession relating to the Company, including any necessary personnel, available to the other party. The parties shall retain all Tax Returns, schedules and work papers, and all material records and other documents relating thereto, until the expiration of the applicable statute of limitations (including, to the extent notified by any party, any extension thereof) of the Tax period to which such Tax Returns and other documents and information relate. Each of the parties shall also make available to the other party, as reasonably requested and available, personnel (including officers, directors, employees and agents) responsible for preparing, maintaining, and interpreting information and documents relevant to Taxes, and personnel reasonably required as witnesses or for purposes of providing information or documents in connection with any administrative or judicial proceedings relating to Taxes.

  (e)      Disputes.  In the event of a dispute between Parent and the Members’ Representative regarding the conduct or resolution of any audit, claim, dispute or controversy relating to Taxes or the Allocation, such dispute shall be referred to a nationally recognized accounting or law firm mutually acceptable to Parent and the Members’ Representative (such approval not to be unreasonably withheld, conditioned or delayed) (the “Tax Arbitrator”). The decision of the Tax Arbitrator shall be final and binding, and its fees and costs shall be shared equally by Parent, on the one hand, and the holders of Company Shares in accordance with their Pro Rata Portion, on the other hand. Except as provided in the previous sentence, each party shall bear its own costs for participating in such dispute resolution.

  (f)      Allocation to “Hot Assets.”  Within sixty (60) days after the Closing Date, Parent shall provide to the Members’ Representative a statement of the amount of the Aggregate Merger Consideration it is planning to allocate to the assets of the Company described in Section 751(a)(1) or (2) of the Code (the “Allocation”) for the review and consent of the Members’ Representative. The Allocation shall be based on applicable Legal Requirements and the Closing Balance Sheet. Parent shall consider and implement any adjustments to such

Allocation as may be proposed by the Members’ Representative. If Parent and the Members’ Representative are unable to agree to an Allocation within ninety (90) days after the Closing Date, such dispute shall be referred to the Tax Arbitrator in accordance with Section 5.10(e) hereto. The sole permissible basis for such dispute shall be to determine whether the Allocation was prepared in accordance with this Section 5.10(f). The parties agree to file all Tax Returns in accordance with the Allocation (as finally determined under this Section 5.10(f)) and not to take any position inconsistent therewith.

  (g)      Tax Consequences.  The parties agree that, for all U.S. federal and applicable state income tax purposes, Parent’s acquisition of the Company shall be treated by the Company Members as the sale of partnership interests and by Parent as a purchase of partnership assets, in a manner consistent with Revenue Ruling 99-6, and the parties shall report Parent’s acquisition of the Company in a manner consistent with the foregoing.

5.11      Company Members Consent; Information Statements.

  (a)      As promptly as practicable, but not later than five (5) Business Days, after the date of this Agreement, the Company shall promptly take all action necessary in accordance with Delaware Law and the Company Operating Agreement, to solicit the consent for Members’ Approval from Company Members other than the Principal Members (the “Solicitation”). The Board shall issue as part of the Solicitation the Board Recommendation, which recommendation shall not be withdrawn, amended or modified in a manner adverse to Parent or Merger Sub.

  (b)      The Company shall use commercially reasonable efforts to obtain the consents sought in the Solicitation as soon as practicable.

  (c)      In connection with the Merger and the Solicitation, the Company shall prepare and deliver to each Company Member (other than the Principal Members), as part of the Solicitation, within five (5) Business Days after the date hereof, an information statement relating to the Solicitation (the “Member Information Statement”), providing (i) an accurate summary of all material terms of this Agreement, the other agreements listed as exhibits hereto or otherwise referenced herein and the Merger, (ii) for the solicitation of a consent from the Company Members authorizing and approving (x) the matters set forth above in Section 5.11(a), and (y) the Members’ Representative to act in its capacity as contemplated by this Agreement and the other agreements listed as exhibits hereto or otherwise referenced herein; provided, however, that the Company will provide Parent with an initial draft of the Member Information Statement on or prior to the date hereof and will consult with Parent on any subsequent drafts of such Member Information Statement, granting Parent a reasonable opportunity to comment thereon.

  (d)      In connection with the Merger, the Company shall prepare and deliver to each holder of Company Options, within five (5) Business Days after the date hereof, an information statement (the “Option Holder Information Statement”) providing (i) an accurate summary of all material terms of this Agreement and the Merger, and (ii) a copy of the Option Cancellation Agreement. The Company will provide Parent with an initial draft of the Option Holder Information Statement on or prior to the date hereof and will consult with Parent on any subsequent drafts of such Option Holder Information Statement, granting Parent a reasonable opportunity to comment thereon.

5.12      Post-Closing Tax Elections.  Parent hereby agrees that none of Parent, the Company or any Subsidiary (or any affiliate or successor thereof) shall make an election for federal or state income tax purposes with any Governmental Entity following the Closing that could result in additional United States federal or state Income Tax liability to one or more of the Company Members (a “Prohibited Election”), including, without limitation, an election under Section 338 of the Code. Notwithstanding anything else in this agreement to the contrary, Parent agrees to indemnify and hold harmless the Company Members from any additional United States federal or state Income Tax liability incurred by such Company Members as a result of a Prohibited Election.

5.13      Notice from Customers.  After the date hereof through the Closing Date, the Company shall give prompt written notice to Parent in the event any of the Top Ten Customers provides any notice (written or oral) that it (a) intends to cancel or otherwise materially and adversely modify its relationship with the Company or any Subsidiary thereof on account of the transactions contemplated by this Agreement or otherwise, or (b) is Threatened with bankruptcy or insolvency.

5.14      Euromax Agreement and ECT Agreements.  In the event any party to any portion of the Euromax Agreement proposes to modify the terms of Addendum II or the Euromax Software License from the forms thereof attached hereto as Exhibit 5.14, the Company shall promptly notify Parent. Following the Effective Time, Parent shall, if rendered necessary by Euromax’s termination of the Euromax Agreement, cause the Surviving Company to use its commercially reasonable efforts to perform the Phase II/III Obligations of Navis and its Affiliates under the ECT Agreements in a manner that does not materially deviate from the overall past performance of Navis during the twenty-four (24) month period immediately preceding the date hereof; provided, however, that Parent shall not be in breach of the foregoing to the extent any material deviation results from any amendment of the ECT Agreements, or act or omission of Parent or the Surviving Company, that (a) is, in the reasonable discretion of Parent or the Surviving Company (as applicable) effected to remedy a breach by Navis or any Affiliate thereof of any portion of the ECT Agreements or otherwise to prevent or mitigate any Losses or reasonably anticipated Losses, or (b) is the result of any variation order, enhancement request, work order, plan of approach, agreement for maintenance or support services, or similar Contract entered into in the ordinary course of business in a manner reasonably consistent with Navis’ past practices.

5.15      Notification of Certain Matters.  The Company shall give prompt written notice to Parent, and Parent shall give prompt written notice to the Company, of the occurrence, or failure to occur, of any event that would be reasonably likely to result in a failure to satisfy the closing conditions set forth in Section 6.2(a) or Section 6.2(b), as it relates to Parent, or Section 6.3(a) or Section 6.3(b), as it relates to the Company. In addition, the Company shall give written notice of any matter heretofore existing or hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in the Company Disclosure Letter, including, but not limited to, any developments after the date hereof relating to any potential or existing dispute or litigation matter disclosed in the Company

Disclosure Letter; provided, however, that Section 2.9(o)(iii) of the Company Disclosure Letter shall only be required to be updated once and shall be updated within no more than twenty-four (24) hours prior to the Closing. Notwithstanding anything in this Agreement to the contrary, notification pursuant to this Section 5.15 shall not be deemed to cure any breach of any representation or warranty made by the Company hereunder or any breach of the covenants of the Company hereunder.

5.16      Option Cancellation Agreement Update.  No later than five business days after the date hereof the Company will deliver an Option Cancellation Agreement to every holder of a Company Option with a request that the Option Cancellation Agreement is promptly executed and returned to the Company, and will use its reasonable best efforts to assure that such holders have received such materials and execute and return the Option Cancellation Agreement prior to the Closing. The Company will deliver to Parent on a regular basis (and, in any event, upon Parent’s reasonable request) a written status report regarding the receipt by each Company Option holder of the Option Cancellation Agreement and return to the Company of the executed Option Cancellation Agreement by each Company Option holder, and whether any Company Option holder has advised the Company of a refusal to execute or any dispute or disagreement regarding the Option Cancellation Agreement.

5.17      Certain Matters.  Not later than ten (10) Business Days prior to the Closing, the Company shall provide Parent with the specific details, including copies of the underlying documents, of the actions described in Exhibit 5.17 and certain other matters related thereto.

5.18      No Control of Other Party’s Business.  Nothing contained in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations. Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries respective operations.

5.19      Board Rescission and Ratification. The Board of Managers of the Company shall, subject to the approval of Parent which approval shall not be unreasonably withheld, take the appropriate actions at its next scheduled meeting (or at a special meeting if necessary), which meeting shall occur prior to the Effective Time, to rescind the resolutions passed at its September 21, 2007 meeting providing for the termination of the Company Option Plan, effective immediately prior to the Effective Time.

5.20      Employment Agreements. The Company shall not, and shall not permit any of its Subsidiaries to, amend, modify or terminate any of the Employment Agreements or the Burleigh Confidentiality Agreement on or prior to the Effective Time unless otherwise agreed to by Parent.

ARTICLE VI

CONDITIONS TO THE MERGER

6.1      Conditions to the Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

  (a)      Company Member Approvals.  Each of the Member Approvals shall have been obtained.

  (b)      No Order. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order which (i) is in effect and (ii) has the effect of making the Merger illegal.

  (c)      Antitrust Approvals.  The waiting period (and any extension thereof) under the HSR Act relating to the transactions contemplated hereby shall have expired or terminated early and all required non-U.S. antitrust approvals shall have been obtained.

6.2      Additional Conditions to the Obligations of the Company. The obligation of the Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

  (a)      Representations and Warranties.  The representations and warranties of Parent and Merger Sub set forth herein (i) that are qualified as to “Material Adverse Effect” shall be true and correct and (ii) that are not so qualified as to “Material Adverse Effect” shall be true and correct, in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of a particular date, in which case as of such date), except to the extent that the failure of any such representations and warranties, in the case of any such representations and warranties referred to in clause (ii) made at and as of the Closing Date, to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent or Merger Sub or a material adverse effect on Parent’s or Merger Sub’s ability to consummate the Merger. At the Closing, the Company shall have received a certificate to such effect signed on behalf of Parent by an authorized executive officer of Parent.

  (b)      Agreements and Covenants.  Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and the Company shall have received a certificate with respect to the foregoing signed on behalf of Parent, with respect to the covenants of Parent, by an authorized executive officer of Parent and a certificate with respect to the foregoing signed on behalf of Merger Sub, with respect to the covenants of Merger Sub, by an authorized executive officer of Merger Sub.

6.3      Additional Conditions to the Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

  (a)      Representations and Warranties.  (i)  The Fundamental Representations shall be true and correct in all respects (other than for such failures to be true and correct as are de minimus in effect), and (ii) the representations and warranties of the Company set forth in this Agreement (other than those specified in clause (i) above) (A) that are qualified as to “Material Adverse Effect” shall be true and correct and (B) that are not so qualified as to “Material Adverse Effect” shall be true and correct, in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of a particular date, in which case as of such date), except to the extent that the failure of any such representations and warranties, in the case of any such representations and warranties referred to in clause (ii)(B) made at and as of the Closing Date, to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. At the Closing, Parent shall have received a certificate to such effect signed on behalf of the Company by an authorized executive officer of the Company.

  (b)      Agreements and Covenants.  The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Parent and Merger Sub shall have received a certificate to such effect signed on behalf of the Company by an authorized executive officer of the Company.

  (c)      Material Adverse Effect.  Since the date hereof, there shall have been no Material Adverse Effect on the Company or its Subsidiaries that is continuing.

  (d)      Specified Actions.  The Company shall have completed either of the two actions specified in Exhibit 5.17 on terms acceptable to Parent, in its sole discretion exercised in good faith and not arbitrarily, provided that if the actions taken by the Company are not acceptable to Parent, Parent shall make a determination whether this Section 6.3(d) has been satisfied only at or following the time at which all other closing conditions set forth in this Article VI (except for Section 6.3(g)) shall have been satisfied or waived, as applicable (other than those closing conditions that by their terms are to be satisfied or waived at the Closing), provided further that such determination shall not be made until the Company has had a reasonable opportunity to resolve any issues raised by Parent in connection with such Company actions, which shall not exceed ten (10) Business Days from such time the Company is notified in writing of any such issues.

  (e)      Contracts and Permits.  The Company shall have delivered to Parent all consents (in form and substance reasonably acceptable to Parent) to the consummation of the transactions contemplated under this Agreement, if any, as are required under any Contract listed or required to be listed on Section 2.4(c) of the Company Disclosure Letter (other than the Hong Kong Lease); provided that a determination whether this Section 6.3(e) has been satisfied shall not be made until the Company has had a reasonable opportunity to resolve such dispute or disagreement, which shall not exceed ten (10) Business Days from such time.

  (f)      Payoff Letters and Lien Releases.  Parent shall have received the Payoff Letters, if any, and evidence reasonably satisfactory to Parent of the payment of all Indebtedness indicated in such Payoff Letters and the release of all Liens with respect to such Indebtedness.

  (g)      Option Cancellation Agreements.  (i) Holders representing no less than 90% of the number of outstanding Company Options (calculated immediately prior to the Effective Time) measured by the aggregate number of Option Shares issueable under all outstanding Company Options and the Company shall have entered into and delivered to Parent the Option Cancellation Agreement for their Company Options, and (ii) except for persons who have executed Option Cancellation Agreements, no holder of Company Options shall have advised the Company of any dispute or disagreement with respect to their respective Option Cancellation Agreement, which dispute or disagreement shall not have been resolved by the Company at or prior to the time at which all other closing conditions set forth in this Article VI (except for Section 6.3(d)) shall have been satisfied or waived, as applicable (other than those closing conditions that by their terms are to be satisfied or waived at the Closing), provided that a determination whether this clause (ii) has been satisfied shall not be made until the Company has had a reasonable opportunity to resolve such dispute or disagreement, which shall not exceed ten (10) Business Days from such time.

  (h)      Euromax and ECT Agreements.  None of (A) Addendum II, (B) the Euromax Software License, (C) the Euromax Agreement and (D) the ECT Agreements (excluding any modification of the ECT Agreements effected by Addendum II) shall have been modified after the date hereof without the consent of Parent, except in accordance with Section 4.1(b)(xii)(F). Parent shall have received a correct and complete copy of Addendum II, together with all exhibits, schedules and other attachments relating thereto (including, but not limited to, the TSS Euromax project: Master Plan of Approach, version 0.16 2007-04-12), fully executed by all parties thereto.

  (i)      Resignations of Directors and Officers.  Such members of the board of managers or board of directors, as applicable, and such officers of the Company and its Subsidiaries as are designated in writing to the Company at least five (5) days prior to the Closing Date shall have tendered, effective as of the Closing, their resignations as such directors, managers and/or officers.

  (j)      Resolution.  A copy of the resolution of the Board of Managers of the Company, certified by an authorized officer thereof as having been duly and validly adopted and in full force and effect, authorizing the execution and delivery of this Agreement and consummation of the transactions contemplated hereby, including the Merger.

  (k)      Release.  A release in form and substance attached as Exhibit 6.3(j)(i) hereto, duly executed by the officers and directors of the Company and each of those parties listed on Exhibit 6.3(j)(ii).

  (l)      Closing Certificate. A certificate, dated as of the Closing Date, duly executed by the Company, certifying as to the fulfillment of the conditions set forth in Section 6.3(a), Section 6.3(b) and Section 6.3(c).

  (m)      Opinions of Counsels. Opinions of counsels for the Company, dated as of the Closing Date, in form and substance reasonably acceptable to counsel for Parent as set forth on Exhibit 6.3(m).

  (n)      Company Statement. A statement issued by the Company in the form set forth in Treasury Regulation 1.1445-11T(d)(2) signed under penalties of perjury required to avoid withholding under Section 1445(e) of the Code and Treasury Regulation 1.1445-11T(d)(1).

  (o)      Indemnification Agreement.  The indemnification agreements listed in Section 2.18(a)(x) of the Company Disclosure Letter shall have been amended to delete Section 9 thereof.

  (p)      Credit Suisse Payoff Letter.  Credit Suisse Securities (USA) LLC shall have executed and delivered to the Company a payoff letter substantially in the form of Exhibit 6.3(p) attached hereto.

  (q)      Employment Agreements. No employee under any of the Employment Agreements shall have on or prior to the Effective Time (i) terminated his employment with the Company, (ii) given notice or indicated his intent to give notice to terminate his employment with the Company or (iii) taken any action that reasonably indicates an intent to breach the terms of his Employment Agreement as if his Employment Agreement were in effect as of such time. None of the Employment Agreements or the Burleigh Confidentiality Agreement shall be amended, modified or terminated by the Company or any of its Subsidiaries prior to the Effective Time unless otherwise mutually agreed to by Parent and the relevant employees.

  (r)      Board Rescission and Ratification.  The Board of Managers of the Company shall, subject to the approval of Parent which approval shall not be unreasonably withheld, have taken the appropriate actions to rescind the resolutions passed at its September 21, 2007 meeting providing for the termination of the Company Option Plan, effective immediately prior to the Effective Time.

  (s)      Escrow Agreement. Parent, the Members’ Representative and the Escrow Agent shall have executed and delivered the Escrow Agreement substantially in the form attached hereto as Exhibit B.

ARTICLE VII

SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ESCROW

7.1      Definitions.  For purposes of this Agreement, the following terms shall have the following definitions.

  (a)      “Company Member”  shall mean a holder of Company Shares or Option Shares as of immediately prior to the Effective Time.

  (b)      “ECT Direct Losses” means the excess, if any, from and after the Effective Time, of all actual out-of-pocket costs and expenses of the Company or any Company Subsidiary or the Surviving Company over applicable cash receipts of the Company or any

Company Subsidiary or the Surviving Company, as determined as of the ECT Escrow Determination Date in accordance with the ordinary historic accounting practices of the Company and the Company Subsidiaries, applicable to performance by the Company, the Surviving Company or any Subsidiary of the Company or the Surviving Company, under the ECT Agreements, and/or to any other goods and/or services as Navis has provided, provides, or has been or is obligated to provide, (i) to ECT, any Affiliate of ECT (excluding Euromax) or the respective successors or assigns of ECT or its Affiliates (excluding Euromax), and/or (ii) in respect of the design, build, deployment, testing, maintenance, or support of a terminal operating system or any other goods, or the provisions of any other services, in connection with the ECT Facility (collectively, the “Phase II/III Obligations”).

  (c)      “ECT Escrow Amount” shall mean U.S.$3,500,000.

  (d)      “ECT Escrow Fund” shall mean the ECT Escrow Amount held by the Escrow Agent in accordance with this Agreement and the Escrow Agreement, together with all interest on or other taxable income, if any, earned from the investment of the ECT Escrow Amount.

  (e)      “Escrow Agent” shall mean JP Morgan Chase Bank, NA, or any successor as determined in accordance with the Escrow Agreement.

  (f)      “Indemnified Parties” shall mean Parent, the Surviving Company and their respective Subsidiaries, Affiliates, officers, directors, stockholders, members, partners, employees, agents, representatives, successors and assigns, but not any Selling Parties.

  (g)      “Indemnity Escrow Amount” shall mean U.S.$21,750,000.

  (h)      “Indemnity Escrow Fund” shall mean the Indemnity Escrow Amount held by the Escrow Agent in accordance with this Agreement and the Escrow Agreement together with all interest on or other taxable income, if any, earned from the investment of the Indemnity Escrow Amount.

  (i)      “Initial Indemnity Escrow Release Date” shall mean the date that is twelve (12) months following the Closing Date.

  (j)      “Losses” shall mean all losses, liabilities, damages, assessments, Taxes, fines, deficiencies, costs and expenses (whether or not arising out of third party claims), including interest, penalties, reasonable attorneys’ fees and expenses, and all reasonable costs of investigation and defense, and amounts paid in the settlement of any of the foregoing, including all costs of investigation and defense of claims reasonably incurred, which if successful would constitute a Loss for which Indemnified Parties are entitled to indemnification under Article VII.

  (k)      “Officer’s Certificate” shall mean a certificate signed by any officer of Parent: (i) stating that an Indemnified Party has paid, sustained or incurred Losses set forth in Section 7.3(a) or Section 7.8, as applicable, and (ii) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid, sustained or incurred, and the nature of the misrepresentation, breach of warranty or covenant to which such item is related.

  (l)      “Pro Rata Portion” shall mean, with respect to each holder of Company Shares or Vested Company Options, as applicable, the quotient obtained by dividing (x) the aggregate portion of the Aggregate Member Consideration to be received for all Company Shares, or the aggregate portion of the Aggregate Option Consideration to be received for all Vested Company Options, as applicable, held by such holder as of immediately prior to the Effective Time by (y) the sum of the Aggregate Member Consideration plus the Aggregate Option Consideration.

  (m)      “Second Indemnity Escrow Release Date” shall mean the date that is eighteen (18) months following the Closing Date.

  (n)      “Selling Parties” means all Company Members, holders of Vested Company Options, and except as agreed upon in writing by Parent with respect to particular Losses, any officer, director or employee of the Surviving Company or its Subsidiaries.

7.2      Survival of Representations and Warranties. All representations and warranties of the Company and the Members’ Representative contained in this Agreement shall survive the consummation of the Merger and continue until the Second Indemnity Escrow Release Date, after which time such representations and warranties shall terminate, except the Fundamental Representations shall survive for a period of four (4) years after the Effective Time. Unless a specified period is set forth in this Agreement (in which case such agreements and covenants shall terminate after such period), all agreements and covenants contained in this Agreement will survive the Closing and remain in effect indefinitely or until fully performed. Notwithstanding anything herein to the contrary, indemnification for any claim for which written notice as provided in this Article VII has been timely given prior to the expiration of the representation and warranty upon which such claim is based as provided herein shall not expire, and such claim for indemnification may be pursued, until the final resolution of such claim in accordance with the provisions of this Article VII.

7.3      Indemnification and Recovery From Indemnity Escrow Fund.

(a)      Subject to the limitations and procedures set forth in this Article VII, by virtue of the approval and adoption by the Company Members of the execution and delivery by the Company of this Agreement, and the consummation of the transactions contemplated hereby, and the execution and delivery by the holders of Vested Company Options of the Option Cancellation Agreements and acceptance of the Option Consideration, from and after the Closing Date, each of the Company Members (regardless of whether or not such Company Member, has actually voted his, her or its Company Shares in favor of the execution and delivery by the Company of this Agreement and the consummation of the transactions contemplated hereby) shall be deemed to have agreed, (i) that the Indemnified Parties shall be compensated from the Indemnity Escrow Fund for, or (ii) in the event Section 7.6 shall apply, to severally indemnify and save the Indemnified Parties harmless from and against, any and all Losses suffered or incurred by each such Indemnified Party resulting from or arising out of or in any way relating to, directly or indirectly (A) any breach of any representation or warranty of the Company contained in Article II of this Agreement (as modified by the Company Disclosure Letter on and as of the date hereof) or any breach of any of the representations or warranties contained in any certificates furnished to Parent by the Company pursuant to this Agreement, (B) any failure by the Company to perform or comply with any covenant of the Company contained in this Agreement or any other agreements executed by the Company on the date hereof in connection with the transactions contemplated herein from and after the date of this Agreement to and including the Closing Date, (C) any Pre-Closing Taxes, (D) any claim for payment of fees and/or expenses as a broker or finder, including any claim for indemnification or contribution pursuant to any agreement between the claimant and the Company or any Subsidiary of the Company, (E) any liabilities or obligations of the Company or any of its Subsidiaries relating to the Company’s prior ownership in Navis India and the Navis India Agreements, (F) any cost or liability resulting from shutting down the SmartTurn Business or any liability, obligation or claim with respect to the Company’s or its Subsidiaries’ ownership or use of the SmartTurn Assets or SmartTurn Affiliate’s ownership or operation of the SmartTurn Assets or SmartTurn Business prior to, on or after the Closing, (G) any claim for reimbursement of any draws under the Standby Letters of Credit resulting from breaches or defaults by the Company or any of its Subsidiaries prior to the Effective Time up to but not exceeding the portion of Restricted Cash, as referenced in the Closing Balance Sheet, that secures such Standby Letters of Credit, (H) the Transaction Expenses, (I) any claims relating to the Merger or any equity interest in the Company made by any holder of Company Options who does not execute and deliver an Option Cancellation Agreement, (J) any claims for breach of any Contract relating to Publicly Available Software contained in, distributed in connection with, required for use or operation of, or intended for use with, any Company Product, or from which any Company Product is derived (collectively, “Embedded Publicly Available Software”), (K) any claims that any Embedded Publicly Available Software infringes or otherwise violates any intellectual property rights of any Person, (L) any D&O Indemnity Claims, (M) any Transfer Taxes to be borne by the holders of Company Shares and Vested Company Options, or (N) the assertion or recovery against Parent, the Surviving Company or its Subsidiaries in connection with any claims arising out of or in connection with the Company or its Subsidiaries’ employment relationship with Catherine Kuo, including, without limitation, any Losses related to or in connection with those matters identified in Section 2.11 of the Company Disclosure Letter and any claims relating to any extension of the vesting or exercise period of any options granted to Catherine Kuo under the Company Option Plan. The Indemnified Parties acknowledge and agree that except as set forth in Section 7.5, Section 7.6 and Section 7.8, from and after the Closing the Indemnified Parties shall be compensated solely from the Indemnity Escrow Fund for any Losses suffered or incurred by each such Indemnified Party in connection with the indemnification obligations of the Company Members and holders of Vested Company Options as set forth above. For purposes of determining a misrepresentation or breach of, or omission from, a representation or warranty for purposes of indemnification under this Article VII, the representations and warranties in Article II (other than the representations and warranties contained in Section 2.5, Section 2.6, Section 2.7(b), Section 2.18(a)(xvi) and Section 2.27) shall be construed as if they were not qualified by the terms “material”, “materiality” or “Material Adverse Effect” or the like. In addition, for purposes of determining a misrepresentation or breach of, or omission from, a representation or warranty for purposes of indemnification under this Article VII, any references to a Contract listed in Attachments 2.9(n)-1 of Section 2.9(n), Section 2.9(l)(i) and paragraph 2.18(a)(xi) under Section 2.18(b)(i) of the Company Disclosure Letter which includes the language “as amended” shall be construed as if such Contract was not qualified by such language unless a specific amendment with a date is identified.

  (b)      Notwithstanding anything to the contrary contained herein, the Indemnity Escrow Fund shall not be available to compensate any of the Indemnified Parties for any Losses under Section 7.3(a)(A), and no Indemnified Party shall be entitled to recover from the Indemnity Escrow Fund, unless and until the Indemnified Parties have incurred aggregate Losses in excess of U.S.$700,000 (the “Threshold”) and then only for the amount by which such Losses exceed U.S.$350,000, after which the Indemnity Escrow Fund, subject to the terms of this Article VII, shall be available to compensate each of the Indemnified Parties for any Losses, and, subject to the terms of this Article VII, the Indemnified Parties shall be entitled to seek recovery for such Losses that are in excess of U.S.$350,000 in the aggregate; provided further that the Indemnity Escrow Fund shall not be available to compensate any of the Indemnified Parties for indemnification under Section 7.3(a)(A) for any individual claim, or series of related claims which are based primarily on a similar nucleus of operative facts, where the Loss relating to such claim or claims is less than U.S.$50,000 (the “Minimum Threshold”) and to the extent any such Loss does not exceed the Minimum Threshold, such Loss shall not be included in the computation of the aggregate Losses applied to the Threshold; provided further, any Losses related to Minimal License Claims under Section 7.3(a) shall not be included in the computation of the Losses applied to the Threshold unless and until the aggregate amount of Losses for such claims exceeds U.S.$500,000 in the aggregate. Notwithstanding the foregoing, (i) the limitations set forth above shall not apply to Losses in connection with the indemnification (A) relating to breaches of any representations as set forth in Section 2.8, or (B) relating to the Fundamental Representations, and (ii) the Minimum Threshold shall not apply to breaches of representations and warranties under Section 2.6.

  (c)      Notwithstanding anything to the contrary contained herein: (i) no claim for Loss related to or arising from (A) the value or condition of any Tax asset of the Company or its Subsidiaries existing before the Closing or (B) the ability of Parent, the Surviving Company or their Affiliates to utilize such Tax asset following the Effective Time, shall be subject to a claim for recovery by any Indemnified Party hereunder; (ii) any Losses recoverable from the Indemnity Escrow Fund hereunder shall be reduced in amount by any Tax benefits and insurance proceeds realized by any Indemnified Party in connection with, or attributable to, such Losses, and Parent and the Indemnified Parties shall, as a condition to receiving any amounts from the Indemnity Escrow Fund or otherwise seeking recovery hereunder, agree to use all reasonable efforts (except as would otherwise adversely impact Parent or its business) to realize such benefits or proceeds; (iii) no Losses shall be recoverable from the Indemnity Escrow Fund hereunder that constitute punitive damages except to the extent an Indemnified Party is liable to a third party for such punitive damages; and (iv) the amount of any Loss subject to recovery under this Article VII shall be calculated net of any amounts specifically accrued or reserved for in the Company Balance Sheet and included as a reduction in the calculation of the Closing Date Net Working Capital, as adjusted for the passage of time through the Closing Date in accordance with GAAP consistently applied.

  (d)      All claims for recovery from the Indemnity Escrow Fund shall be made pursuant to and in accordance with, and be governed by the terms of, this Agreement and the Escrow Agreement.

  (e)      Subject to Section 1.12, the parties hereto agree that until distribution in accordance with the terms hereof Parent is the owner of any cash in the Indemnity Escrow Fund,

and that all interest on or other taxable income, if any, earned from the investment of such cash pursuant to this Agreement or the Escrow Agreement shall be treated for tax purposes as earned by Parent.

7.4      Exclusive Remedy.  Except as set forth in Section 7.5, Section 7.6 and Section 7.8, from and after the Closing recovery from the amounts in the Indemnity Escrow Fund shall be the sole and exclusive remedy of the Indemnified Parties for any Losses incurred by any Indemnified Party; provided, however, in the event the amount in the Adjustment Escrow Fund is insufficient to satisfy the payment obligations of the Company Members and holders of Vested Company Options as set forth in Section 1.10(f)(ii), the amount of such shortfall calculated therein shall be paid to Parent out of the Indemnity Escrow Fund. Except as set forth in Section 7.5, Section 7.6 and Section 7.8, no Company Member or holder of Company Options shall be liable to Parent, the Surviving Company or any Indemnified Party for any damages or other remedies arising out of, in connection with or related to this Agreement or the transactions contemplated hereby or any representation, warranty, covenant or agreement contained herein.

7.5      Additional Indemnification by Company Members and holders of Vested Company Options. Subject to the limitations set forth in this Article VII, by virtue of the consummation of the transactions contemplated hereby, from and after the Effective Time each of the Company Members and holders of Vested Company Options shall be deemed to have agreed, severally and not jointly, to indemnify, defend and save the Indemnified Parties harmless from and against, and shall pay to an Indemnified Party or reimburse an Indemnified Party for, any and all Losses sustained or incurred by any Indemnified Party relating to, resulting from, arising out of or otherwise by virtue of (a) such Company Member or the holder of Vested Company Options, as applicable, failing to be the sole record and beneficial owner of the Company Shares or Vested Company Options, as applicable, shown as owned by such Company Member or holder of Vested Company Options, as applicable, on Schedule 1.6(b) or Schedule 1.6(d), free and clear of all Liens or other restriction; (b) failure by such Company Member or the holder of Vested Company Options to obtain any consent required for the transfer of such Member’s Company Shares or Vested Company Options, as applicable, pursuant to the terms and conditions of this Agreement, or which is required for the consummation by such Company Member of the transactions contemplated hereby; (c) any preemptive rights, rights of first refusal, options or other voting, purchase or sale rights in or to such Company Member’s Company Shares or Vested Company Options, as applicable; and (d) following the Second Indemnity Escrow Release Date, on a pro rata basis, to the extent of Losses for which indemnification was not or is not being made from the Indemnity Escrow Fund, breach of any Fundamental Representations; provided, however, that each Company Member’s and holders’ of Vested Company Options liability under this Section 7.5 shall (i) be limited to the aggregate portion of the Aggregate Member Consideration and Aggregate Option Consideration, as applicable, actually received by such Company Member or holder of Vested Company Options, and (ii) expire on the fourth (4th) anniversary of the Effective Time, except to the extent a claim has been made prior to such date.

7.6      Special Rule for Fraud and Intentional Misrepresentation.  Notwithstanding anything in this Article VII to the contrary, in the event of any breach of a representation or warranty by the Company that involves fraud or an intentional misrepresentation, the representation or warranty that has been breached will survive the execution and delivery of this

Agreement and the consummation of the transactions contemplated hereby and will continue in full force and effect for the period of the applicable statute of limitations; and the limitations set forth in Section 7.3 or Section 7.4 shall not apply to any Losses that any Indemnified Party may suffer, sustain or become subject to, as a result of, arising out of, relating to, or in connection with, any such breach that involves fraud or intentional misrepresentation.

7.7      Distribution of Indemnity Escrow Fund.    Upon the Initial Indemnity Escrow Release Date, the amount in the Indemnity Escrow Fund in excess of U.S.$10,875,000 shall be delivered to the Company Members (subject to, for the avoidance of doubt, any required withholding under Section 1.7(d)) and, on behalf of the former holders of Vested Company Options, to the Surviving Company for distribution to the former holders of Vested Company Options in accordance with this Section 7.7; provided, however, any such amounts that are reasonably necessary to satisfy any outstanding unsatisfied claims specified in any Officer’s Certificate delivered to the Escrow Agent and the Members’ Representative shall also be retained in the Indemnity Escrow Fund in addition to U.S.$10,875,000. Upon the Second Indemnity Escrow Release Date, the remaining balance of the Indemnity Escrow Fund shall promptly be delivered to the Company Members (subject to, for the avoidance of doubt, any required withholding under Section 1.7(d)); provided, however, that the Indemnity Escrow Fund shall not terminate with respect to, and to the extent that, any such amounts are reasonably necessary to satisfy any outstanding unsatisfied claims specified in any Officer’s Certificate delivered to the Escrow Agent and the Members’ Representative on or prior to the Second Indemnity Escrow Release Date with respect to facts and circumstances existing on or prior to the Second Indemnity Escrow Release Date. As soon as any such claims have been fully resolved and satisfied, the Escrow Agent shall deliver to the Company Members and/or former holders of Vested Company Options (subject to, for the avoidance of doubt, any withholding under Section 1.7(d), as applicable), the remaining portion of the Indemnity Escrow Fund not required to satisfy any remaining claims. Deliveries from the Indemnity Escrow Fund to the Company Members and, on behalf of former holders of Vested Company Options, to the Surviving Company as applicable, pursuant to this Section 7.7 and the Escrow Agreement shall be made in proportion to their respective Pro Rata Portion of the remaining Indemnity Escrow Fund, with each amount rounded to the nearest whole cent (U.S.$0.01). In the case of any payments made to the Surviving Company on behalf of holders of Vested Company Options, such amounts shall promptly be disbursed by the Surviving Company to the holders of Vested Company Options after deduction of all applicable income and payroll taxes.

7.8      Indemnification and Recovery From ECT Escrow Fund.

  (a)      By virtue of the approval and adoption by the Company Members of the execution and delivery by the Company of this Agreement, and the consummation of the transactions contemplated hereby, and the execution and delivery by the holders of Vested Company Options of the Option Cancellation Agreements and acceptance of the Option Consideration, from and after the Closing Date, each of the Company Members (regardless of whether or not such Company Member, has actually voted his, her or its Company Shares in favor of the execution and delivery by the Company of this Agreement and the consummation of the transactions contemplated hereby) and holders of Vested Company Options shall be deemed to have agreed, to indemnify and save the Surviving Company harmless from and against, and compensate the Surviving Company from the ECT Escrow Fund, for any and all ECT Direct

Losses suffered or incurred by the Surviving Company. The Surviving Company shall be compensated from the ECT Escrow Fund for any and all ECT Direct Losses suffered by the Surviving Company and its Subsidiaries.

  (b)      No later than thirty (30) days following the ECT Escrow Determination Date, either Parent or the Surviving Company, shall deliver, or cause to be delivered, to the Members’ Representative, a written statement (an “ECT Loss Statement”) setting forth Parent’s calculation of the amount, if any, of the ECT Direct Losses for which the Surviving Company is to be compensated from the ECT Escrow Fund (“ECT Direct Loss Amount”), including reasonable detail of the out-of-pocket costs and expenses and applicable cash receipts relating to such ECT Direct Losses for which the Surviving Company claims to be compensated from the ECT Escrow Fund. For purposes hereof, “ECT Escrow Determination Date” shall mean the date upon the earlier to occur of (i) fifteen (15) days following the occurrence of all of (A) first commercial lift at the Euromax Terminal (as defined in the Euromax Agreement) using Release 4 (as defined in the Euromax Agreement) of the Euromax Terminal Software (as defined in the Euromax Agreement), (B) First Go-Live (as defined in the Euromax Agreement) and (C) the issuance by Euromax of the Acceptance Certificate (as defined in the Agreement for the Supply of a Terminal Management System) for Release 4, and (ii) the earlier of (A) the satisfaction of the Phase II/III Obligations and (B) January 1, 2010.

  (c)      Disputes.    Within thirty (30) days after delivery of such ECT Loss Statement, the Members’ Representative may deliver written notice (the “ECT Protest Notice”) to Parent of any objections, and the basis therefor, which the Members’ Representative may have to the ECT Loss Statement. The failure of the Members’ Representative to deliver such Protest Notice within the prescribed time period will constitute the Members’ Representative’s acceptance of the ECT Loss Statement. If an ECT Protest Notice shall be duly delivered pursuant to this Section 7.8(c), Parent and the Members’ Representative shall, during the fifteen (15) days following such delivery, discuss in good faith and use their commercially reasonable efforts to reach agreement in writing on the disputed items or amounts in order to determine the ECT Direct Loss Amount. If, by the end of such period, Parent and the Members’ Representative are unable to reach agreement, they shall promptly thereafter cause Accountants to promptly review this Agreement, the ECT Loss Statement and the disputed items or amounts for the purpose of calculating the ECT Direct Loss Amount. In making such calculation, such Accountants shall consider only those items or amounts as to which the Members’ Representative has disagreed. Furthermore, in resolving any disputed item, the Accountants may not assign a value to any particular item greater than the greatest value for such item claimed by either party or less than the lowest value for such item claimed by either party, in each case as presented to the Accountants. Such Accountants shall deliver to Parent and the Members’ Representative, as promptly as practicable, but in any case within forty-five (45) days after acceptance of its appointment, a report setting forth such calculations. Such report shall be final and binding upon Parent and the Members’ Representative. The Accountants’ Costs arising out of disagreements over ECT Direct Losses, shall be borne by the holders of Company Shares and Vested Company Options, on the one hand, and Parent, on the other hand, based on the percentage that the amount not awarded to Parent or the holders of Company Shares and Vested Company Options bears to the amount actually contested by such party; provided that, any Accountants’ Costs to be borne by the holders of Company Shares and Vested Company Options pursuant to this Section 7.8(c) shall be satisfied out of the ECT Escrow Fund in accordance with the provisions of Section 7.8(a). Parent and the Members’ Representative agree that they will, and Parent agrees to cause the Surviving Company to, cooperate and assist in any review of the ECT Loss Statement by the Members’ Representative and its advisors referred to in this Section 7.8(c), including making available to the extent necessary books, records, work papers and personnel. The date on which such ECT Direct Loss Amount is finally determined in accordance with this Section 7.8(c) is hereafter referred to as the “ECT Direct Loss Determination Date.”

  (d)      Payment.    If upon the ECT Direct Loss Determination Date, it is determined that the Company Members and holders of Vested Company Options owe Parent for ECT Direct Losses, then, promptly following the ECT Direct Loss Determination Date, and in any event within five (5) Business Days thereafter, an amount equal to the absolute value of the ECT Direct Loss Amount, as finally determined, shall be distributed from the ECT Escrow Fund to Parent in accordance with this Section 7.8 and the Escrow Agreement to pay such ECT Direct Loss Amount, and the remainder, if any, of the ECT Escrow Fund (less any Accountants’ Costs to be borne by the holders of Company Shares and Vested Company Options as described in Section 7.8(b) hereof) shall be deposited (subject to, for the avoidance of doubt, any required withholding under Section 1.7(d)) with the Exchange Agent for distribution to the Company Members and, on behalf of the holders of Vested Company Options, to the Surviving Company in accordance with Section 1.6 and Section 1.7. Deliveries from the ECT Escrow Fund to the Company Members and, on behalf of the former holders of Vested Company Options, to the Surviving Company, as applicable, pursuant to this Section 7.8 and the Escrow Agreement, shall be made in proportion to their respective Pro Rata Portion of the remaining ECT Escrow Fund, with each amount rounded to the nearest whole cent (U.S.$0.01).

7.9      Members’ Representative.

  (a)      By virtue of the approval and adoption of this Agreement by the requisite vote of the Company Members, each of the Company Members and holders of Vested Company Options shall be deemed to have agreed to appoint Navis Corporation as its agent and attorney-in-fact (the “Members’ Representative”) for and on behalf of the Company Members and holders of Vested Company Options to give and receive notices and communications, to authorize payment to (i) Parent from the Adjustment Escrow Fund in satisfaction of any payment obligations of the Company Members and holders of Vested Company Options pursuant to Section 1.10 for any negative Adjustment Amount, and (ii) any Indemnified Party from the Indemnity Escrow Fund in satisfaction of claims by any Indemnified Party, to object to such payments, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, to assert, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to, any other claim by any Indemnified Party against any Company Member or holders of Vested Company Options or by any such Company Member or holders of Vested Company Options against any Indemnified Party or any dispute between any Indemnified Party and any such Company Member or holders of Vested Company Options, in each case relating to this Agreement or the transactions contemplated hereby, and to take all other actions that are either (A) necessary or appropriate in the judgment of the Members’ Representative for the accomplishment of the foregoing or (B) specifically mandated by the terms of this Agreement (including, specifically, Section 1.10 hereof) or the Escrow Agreement. Such agency may be changed by the Company Members with the right to a majority of the Pro Rata Portions of the Escrow Funds from time to time; provided, however, that the Members’ Representative may not be removed unless holders of a two-thirds (2/3) interest of the Escrow Funds agree to such removal and to the identity of the substituted agent. Notwithstanding the foregoing, the Members’ Representative may resign at any time by providing written notice of intent to resign to the Company Members, which resignation shall be effective upon the earlier of (A) thirty (30) calendar days following delivery of such written notice or (B) the appointment of a successor by the holders of a majority in interest of the Escrow Funds. No bond shall be required of the Members’ Representative, and the Members’ Representative shall not receive any compensation for its services. The Members’ Representative hereby designates each of Jonathan Shields and Erik Tiemroth as the Members’ Representative’s duly authorized representatives to act on behalf of the Members’ Representative with respect to all actions to be taken by the Members’ Representative herewith. Each Company Member and the Members’ Representative hereby collectively agree that Jonathan Shields and Erik Tiemroth have the authority to act on behalf of the Members’ Representative, and Parent shall be entitled to rely on the full power and authority of (A) Jonathan Shields and Erik Tiemroth to act hereunder on behalf of the Members’ Representative, and (B) the Members’ Representative to act hereunder on behalf of the Company Members.

  (b)      The Members’ Representative represents and warrants to Parent and Merger Sub as of the date hereof and as of the Effective Time the following: (i) the Members’ Representative has all requisite corporate power and authority to enter into this Agreement and the other agreements listed as exhibits hereto executed in connection with the transactions contemplated hereby, and to consummate the transactions contemplated for its consummation hereby and thereby, (ii) the execution and delivery of this Agreement and any other agreements executed in connection with the transactions contemplated hereby, has been duly authorized by all necessary action on the part of the Members’ Representative, (iii) this Agreement has been duly executed and delivered by the Members’ Representative and, assuming due execution and delivery by the Company, Parent and Merger Sub, constitutes a valid and binding obligation of the Members’ Representative, enforceable against the Members’ Representative in accordance with its terms, except (A) as enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other Legal Requirements affecting the rights of creditors generally and general equitable principles (whether considered in a proceeding in equity or at law), and (B) as the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of a court of competent jurisdiction before which any proceeding may be brought.

  (c)      The Members’ Representative shall not be liable for any act done or omitted hereunder as Members’ Representative while acting in good faith and in the exercise of reasonable judgment, even if such act or omission constitutes negligence on the part of such Members’ Representative. The Members’ Representative shall only have the duties expressly stated in this Agreement and shall have no other duty, express or implied. The Members’ Representative may engage attorneys, accountants and other professionals and experts. The Members’ Representative may in good faith rely conclusively upon information, reports, statements and opinions prepared or presented by such professionals, and any action taken by the Members’ Representative based on such reliance shall be deemed conclusively to have been taken in good faith and in the exercise of reasonable judgment. The Company Members shall indemnify the Members’ Representative and hold the Members’ Representative harmless against any loss, liability or expense incurred on the part of the Members’ Representative (so long as the Members’ Representative was acting in good faith in connection therewith) and arising out of or in connection with the acceptance or administration of the Members’ Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel, accountant, consultant or other service provider retained by the Members’ Representative (the “Members’ Representative Expenses”). The Members’ Representative Expenses shall be reimbursed (i) in the first instance, from the Members’ Representative Fund and (ii) following such time as no funds remain in the Members’ Representative Fund, from the Indemnity Escrow Fund. A decision, act, consent or instruction of the Members’ Representative, including (i) any notice of disagreement or any written resolution of any such disagreement given in accordance with Section 1.10 and (ii) an amendment, extension or waiver of this Agreement pursuant to Sections 8.4 or 8.5 hereof, shall constitute a decision of the Company Members and shall be final, binding and conclusive upon the Company Members.

  (d)      There shall be a “Members’ Representative Amount” equal to U.S.$150,000 of the Aggregate Merger Consideration (that concurrently with the Effective Time and without any act of any Company Member or holder of Company Options, Parent shall deposit in the Members’ Representative Fund), which shall be withheld, as provided for in Section 1.7(b) hereof, from the payments made to, and will be available for possible payment from time to time as further contemplated by this Article VII to, the Company Members and holders of Vested Company Options, as the case may be, pursuant to the terms of this Agreement. At the Closing, the portion of the Members’ Representative Amount potentially payable to each Company Member and holder of Vested Company Options shall be calculated and recorded.

  (e)      The deposit of the Members’ Representative Amount (together with interest and other income thereon) shall constitute the Members’ Representative fund (the “Members’ Representative Fund”), which shall be available to reimburse the Members’ Representative for the Members’ Representative Expenses from time to time as they are reasonably incurred. Until the end of the Members’ Representative Period and the resolution of all pending claims related thereto, the Members’ Representative shall have the right to recover Members’ Representative Expenses from the Members’ Representative Fund prior to any distribution of the Members’ Representative Amount to the Company Members and/or holders of Vested Company Options, and from time to time as Members’ Representative Expenses are reasonably incurred, the Members’ Representative shall deliver to the Escrow Agent a certificate setting forth the Members’ Representative Expenses actually incurred.

  (f)      The Members’ Representative Fund shall terminate promptly following the reimbursement of any Members’ Representative Expenses associated with the final resolution of any claims and/or disputes with respect to the Escrow Funds after the end of the later of (i) the Second Indemnity Escrow Release Date or (ii) the ECT Direct Loss Determination Date (the “Members’ Representative Period”). Upon the termination of the Members’ Representative Period, the remaining amount of cash in the Members’ Representative Fund (together with interest and other income thereon) shall be deposited with the Exchange Agent for distribution to the Company Members and holders of Vested Company Options in accordance with Section 1.6 and Section 1.7 hereof. Deliveries from the Members’ Representative Fund to the Company Members and/or holders of Vested Company Options, as applicable, pursuant to this Section 7.9(f) and the Escrow Agreement shall be made in proportion to their respective Pro Rata Portion of the remaining Members’ Representative Fund, with each amount rounded to the nearest whole cent (U.S.$0.01).

7.10      Third-Party Claims. In the event that an Indemnified Party becomes aware of a third party claim (a “Third Party Claim”) that the Indemnified Party reasonably believes may result in a demand against the Escrow Funds or for other indemnification pursuant to this Article VII, Parent shall within ten (10) Business Days after learning of such claim notify the Members’ Representative of such claim. The Members’ Representative may, at his, her or its election, upon written notice to the Indemnified Party (the “Defense Notice”) within fifteen (15) Business Days after receipt from the Indemnified Party of notice of such claim, which notice by the Members’ Representative shall specify the counsel it will appoint to defend such claim (“Defense Counsel”), undertake and conduct at its expense the defense of such Third Party Claim (other than a claim involving Taxes which shall be governed exclusively be Section 5.10); provided, however, that the Indemnified Party shall have the right to approve the Defense Counsel, which approval shall not be unreasonably withheld or delayed. In the event that the Members’ Representative does deliver a Defense Notice and thereby elects to conduct the defense of the subject claim, the Indemnified Party shall cooperate with and make available to the Members’ Representative such assistance and materials as it may reasonably request and Parent shall be entitled to participate in, but not to determine or conduct, the defense assisted by counsel of its own choosing of such Third Party Claim. In such an event, the Members’ Representative will not settle the subject claim without the prior written consent of the Indemnified Party, which consent will not be unreasonably withheld or delayed. If the Members’ Representative does not so elect to undertake and conduct the defense of such Third Party Claim or fails to give the notice within the fifteen (15) Business Day period, Parent shall have the right to undertake the defense of and use reasonable efforts to defend such claim and shall consult with the Members’ Representative regarding the strategy for defense of such claim, including with respect to Parent’s choice of legal counsel; provided, however, if Parent desires to settle any such claim it will give the Members’ Representative written notice, and if Members’ Representative objects in writing within five (5) Business Days of receiving Parent’s notice, Members’ Representative can assume the further defense of such claim; provided, however, as a condition precedent to the Members’ Representative’s right to assume control of such defense, it must first: (a) enter into an agreement with the Indemnified Party (in form and substance reasonably satisfactory to the Indemnified Party) pursuant to which the Company Members agree to be fully responsible for all Losses relating to such claim and unconditionally guarantees the payment and performance of any liability or obligation which may arise with respect to such claim or the facts giving rise to such claim for indemnification, and (b) furnish the Indemnified Party reasonable security that the Company Members will satisfy any such liability. Without the prior written consent of the Indemnified Party which may be withheld for any reason or no reason, the Members’ Representative will not enter into any settlement of any Third Party Claim or cease to defend against such claim, if pursuant to or as a result of such settlement or cessation, (i) injunctive relief or specific performance would be imposed against the Indemnified Party, or (ii) such settlement or cessation would lead to liability or create any financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder. Notwithstanding anything to the contrary contained in this Section 7.10, the Members’ Representative shall not be entitled to control, but may participate in, and the Indemnified Party shall be entitled to have sole control over, the defense or settlement of any claim (A) that seeks a temporary restraining order, a preliminary or permanent injunction or specific performance against the Indemnified Party, (B) that involves criminal allegations against the Indemnified Party, (C) that if unsuccessful, would set a precedent that would materially interfere with, or have a material adverse effect on, the business or financial condition of the Indemnified Party, or (D) that may impose any amount of liability on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder. In such an event, the Members’ Representative will still have all of its obligations hereunder provided that the Indemnified Party will not settle the subject claim without the prior written consent of the Members’ Representative, which consent will not be unreasonably withheld. Any final judgment entered or settlement agreed upon in the manner provided herein shall be binding upon the Members’ Representative and the Indemnified Party, and shall conclusively be deemed to be an obligation with respect to which the Indemnified Party is entitled to prompt indemnification hereunder. A failure by an Indemnified Party to give timely or complete notice as provided in this Section 7.10 will not affect the rights or obligations of any party hereunder except and only to the extent that, as a result of such failure, any party entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise damaged as a result of such failure to give timely notice.

7.11      No Other Representations and Warranties.   PARENT AND MERGER SUB EACH ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, INCLUDING IN ARTICLE II HEREOF, AGREEMENTS BEING DELIVERED IN CONNECTION HEREOF AND THE COMPANY DISCLOSURE LETTER, THERE ARE NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, BY THE COMPANY OR ANY OTHER PERSON FOR ANY PURPOSE UNDER ANY LEGAL THEORY, INCLUDING (I) WITH RESPECT TO THE COMPANY, ITS ASSETS AND LIABILITIES, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR (II) AS TO THE ACCURACY OR COMPLETENESS OF ANY INFORMATION REGARDING THE COMPANY FURNISHED OR MADE AVAILABLE TO PARENT, MERGER SUB AND THEIR REPRESENTATIVES. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, AGREEMENTS BEING DELIVERED IN CONNECTION HEREOF AND THE COMPANY DISCLOSURE LETTER, THERE ARE NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

8.1      Termination.  This Agreement may be terminated, at any time prior to the Effective Time (whether before or after the requisite approvals of the members of the Company, except as otherwise provided below) by action taken or authorized by the Board of Directors or Board of Managers, respectively, of the terminating party or parties, as follows:

  (a)      by mutual written consent duly authorized by the Board of Directors of Parent and the Board of Managers of the Company;

  (b)      by either the Company or Parent if the Merger shall not have been consummated on or before February 15, 2008 (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

  (c)      by either the Company or Parent if a Governmental Entity shall have issued an order, decree or ruling or taken any other action (including the failure to have taken an action), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;

  (d)      by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in Parent’s representations and warranties or breach by Parent is curable by Parent prior to the End Date through the exercise of reasonable efforts, then the Company may not terminate this Agreement under this Section 8.1(d) prior to thirty (30) days following the receipt of written notice from the Company to Parent of such breach (it being understood that the Company may not terminate this Agreement pursuant to this Section 8.1(d) if it shall have materially breached this Agreement or if such breach by Parent is cured so that such conditions would then be satisfied); or

  (e)      by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, that if such inaccuracy in the Company’s representations and warranties or breach by the Company is curable by the Company prior to the End Date through the exercise of reasonable efforts, then Parent may not terminate this Agreement under this Section 8.1(e) prior to thirty (30) days following the receipt of written notice from Parent to the Company of such breach (it being understood that Parent may not terminate this Agreement pursuant to this Section 8.1(e) if it shall have materially breached this Agreement or if such breach by the Company is cured so that such conditions would then be satisfied).

8.2      Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 8.1 will be effective immediately upon the delivery of a valid written notice of the terminating party to the other party hereto. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect, except (a) as set forth in Section 5.2(a), this Section 8.2, Section 8.3 and Article IX, each of which shall survive the termination of this Agreement and (b) nothing herein shall relieve any party from liability for any willful or intentional breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

8.3      Fees and Expenses. Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of financial advisors, financial sponsors, legal counsel and other advisors, shall be paid by the party incurring such expenses whether or not the Merger is consummated.

8.4      Amendment. Subject to applicable Legal Requirements, this Agreement may be amended by the parties hereto (and, with respect to amendments after Closing, with the consent of the Members’ Representative), by action taken or authorized by their respective Board of Directors or Board of Managers, as the case may be, at any time before or after approval and adoption of this Agreement by the members of the Company, provided, that after approval and adoption of this Agreement by the members of the Company, no amendment shall be made which by requires further approval by the members of the Company without such further member approval. This Agreement may not be amended except by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company.

8.5      Extension; Waiver. At any time prior to the Effective Time any party hereto, by action taken or authorized by their Board of Directors or Board of Managers, as the case may be, may, to the extent legally allowed: (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right. Notwithstanding the above, after the Effective Time, Members’ Representative will have the right to act on behalf of the Company Members in connection with subparagraphs (a), (b) and (c) above.

ARTICLE IX

GENERAL PROVISIONS

9.1      Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, (ii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date is not a Business Day) of transmission by telecopy or telefacsimile, or (iii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date is not a Business Day) if delivered by a nationally recognized courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

  (a)      if to Parent or Merger Sub, to:

            Zebra Technologies Corporation

            333 Corporate Woods Parkway

            Vernon Hills, Illinois 60061

            Attention:  Noel Elfant, Vice President & General Counsel

            Telephone No.: (847) 793-6772

            Telecopy No.: (847) 821-1492

            with a copy to:

            Katten Muchin Rosenman LLP

            525 West Monroe Street

            Chicago, Illinois 60661

            Attention: Matthew S. Brown, Esq.

            Telephone No.: (312) 902-1061

            Telecopy No.: (312) 902-5200

  (b)      if to the Company, to:

            Navis Holdings, LLC

            1000 Broadway, Suite 150

            Oakland, California 94607

            Attention: Chief Financial Officer

            Telephone No.: (510) 267-5000

            Telecopy No.: (510) 267-5100

            with copies to:

            Wilson Sonsini Goodrich & Rosati

            Professional Corporation

            650 Page Mill Road

            Palo Alto, California 94304

            Attention: Caine T. Moss, Esq.

            Telephone No.: (650) 493-9300

            Telecopy No.: (650) 493-6811

            and

            Wilson Sonsini Goodrich & Rosati

            Professional Corporation

            One Market, Spear Tower, Suite 3300

            San Francisco, California 94110

            Attention: Lawrence M. Chu, Esq.

            Telephone No.: (415) 947-2000

            Telecopy No.: (415) 947-2099

  (c)      if to the Members’ Representative, to:

            Navis Corporation

            6127 Acacia Avenue

            Oakland, California 94618

            Attention: Erik Tiemroth

            Telephone No.: (510) 428-9337

            Telecopy No.: (510) 428-9337

            with a copy to:

            Latham & Watkins LLP

            505 Montgomery Street, Suite 2000

            San Francisco, California 94111-6538

            Attention: Bradley A. Bugdanowitz, Esq.

            Telephone No.: (415) 395-8284

            Telecopy No.: (415) 395-8095

9.2      Interpretation; Knowledge; Definitions.

  (a)      When a reference is made in this Agreement to paragraph, subparagraph, Section, subsection, clause, subclause, Article, Recital, Exhibit or Schedule, such reference shall be to a paragraph, subparagraph, Section, subsection, clause, subclause, Article, Recital, Exhibit or Schedule to this Agreement unless otherwise indicated. For purposes of this Agreement, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all such entity and its Subsidiaries, taken as a whole. An exception or disclosure made in Company Disclosure Letter with regard to a representation of the Company shall be deemed made with respect to any other representation by such party to which such exception or disclosure is reasonably apparent on its face if such information would reasonably be interpreted as having application to such other representation notwithstanding the absence of a cross-reference contained therein. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The parties intend that each representation, warranty, and covenant contained herein shall have independent significance. For purposes of this Agreement, the obligation to use “reasonable best efforts” and “commercially reasonable efforts” shall not require a party to pay any consent fee, profit sharing payment or any other consideration for any consent, approval or amendment (except for filing fees, other administrative charges and other reasonable out-of-pocket expenses). Any dollar thresholds set forth herein shall not be used as a benchmark for determinations of what is or is not “material” or a “Material Adverse Effect” under this Agreement. Unless the context of this Agreement otherwise requires (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; and (iii) the terms “hereof,” “herein,” “hereunder” and derivative or similar words refer to this entire Agreement.

  (b)      For purposes of this Agreement, the capitalized terms used herein shall have the meanings ascribed to such terms herein and the following terms shall have the following meanings:

   (i)      “Affiliate” of any Person means any Person that controls, is controlled by, or is under common control with such Person. As used herein, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or other interests, by contract or otherwise. In addition, any Person who is a director or executive officer of the Company or any Subsidiary thereof shall be deemed an “Affiliate” thereof.

   (ii)      “Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of California are authorized or obligated to close.

   (iii)      “D&O Indemnity Claims” means any claim for indemnification by any Person (including its respective managers, officers, directors, partners, employees, agents and spouses) under (A) the Company Operating Agreement, (B) any Subsidiary Charter Documents, or (C) any indemnification agreement listed on Section 2.18(a)(x) of the Company Disclosure Letter, in connection with any event or occurrence related to the fact that such Person is or was a manager, director, officer, employee, controlling person, agent or fiduciary of the Company, or any Subsidiary of the Company, or is or was serving at the request of the Company as a manager, director, officer, employee, controlling person, agent or fiduciary of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action or inaction on the part of such Person while serving in such capacity prior to the Effective Time.

   (iv)      “ECT Agreements” means individually and collectively, the following: (A) Agreement for the Supply of a Terminal Management System (the “Agreement for the Supply of a Terminal Management System”), effective April 8, 2002, by and among Gottswald Port Technology GmbH (as successor-in-interest to Demag Mobile Cranes GmbH), Navis, and ECT Delta Terminal B.V. (“ECT”); (B) Addendum I to Agreement for the Supply of a Terminal Management System, effective September 1, 2003, by and among, Navis, GPT and ECT; (C) International Sole Licensee Agreement dated March 18, 2004, by and among Navis, ECT and NCC Escrow International Limited; (D) SPARCS, EXPRESS and WEBACCESS Agreement (with Optional Maintenance and Support), effective as of May 23, 2002, by and between Navis and ECT; (E) Agreement for Liability for the Software Supply, dated June 22, 2007, by and between Navis and Euromax Terminal C.V. (“Euromax”); (F) any and all additional Contracts to which Navis is a party relating to design, build, deployment, testing, maintenance or support of a terminal operating system or any other goods, or the provisions of any other services, in connection with the design, build, deployment, testing, maintenance or support of a terminal operating system or any other goods, or the provisions of any other services, in connection with the Delta terminal located in the Port of Rotterdam described in the Agreement for the Supply of a Terminal Management System (the “ECT Facility”); (G) any and all variation orders, work orders, statements of work, enhancement requests, plans of approach and similar agreements, exhibits, schedules and attachments relating to any of the foregoing; and (H) any amendments, supplements, and/or addenda to any of the aforementioned agreements; provided, however, that “ECT Agreements” shall not include the Euromax Agreement.

   (v)      “Escrow Funds” means the Adjustment Escrow Fund, the Indemnity Escrow Fund and the ECT Escrow Fund.

   (vi)      “Euromax Agreement” means, individually and collectively, the following: (A) Addendum II to the Agreement for the Supply of a Terminal Management System, dated as of September 26, 2007, by and among Navis, Gottwald Port Technology GmbH, Euromax Terminal C.V. and ECT, attached hereto as Exhibit 5.14, together with all exhibits, schedules and other attachments thereto (“Addendum II”); (B) Navis Software Agreement (with Optional Maintenance and Support), dated September 28, 2007, by and between Navis and ECT (“Euromax Software License”); (C) Agreement for Liability for the Software Supply, dated June 22, 2007, by and between Navis and Euromax; (D) any and all other Contracts between Navis and Euromax, any Affiliate of Euromax (other than ECT), or the respective successors or assigns of Euromax or its Affiliates (other than ECT); (E) any and all other Contracts to which Navis is a party relating in any respect to the design, build, deployment, testing, maintenance or support of a terminal operating system or any other goods, or the provisions of any other services, in connection with the Euromax container terminal facility located in the Port of Rotterdam described in Addendum II; (F) any and all variation orders, work orders, statements of work, enhancement requests, plans of approach and similar agreements, exhibits, schedules and attachments relating to any of the foregoing; and (G) any and all amendments, supplements and addenda to any of the aforementioned agreements.

   (vii)      “Fundamental Representations” means those representations and warranties set forth in Section 2.1 (other than clause (d) thereof), Section 2.3, Section 2.4(a), Section 2.4(b) and Section 7.9(b).

   (viii)      “Hong Kong Lease” means that certain Tenancy Agreement of Units 1701-1702 on the 17th Floor of Laford Centre, 838 Lai Chi Kok Road, Kowloon, Hong Kong, dated August 12, 2006, by and between Online Holdings Limited and Navis International LLC.

   (ix)      “Indebtedness” means with respect to any Person (A) all obligations of such Person for borrowed money, whether current or funded, secured or unsecured, (B) all obligations of such Person for the deferred purchase price of any property or services (other than trade accounts payable arising in the ordinary course of the business of such Person), (C) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of a default may be limited to repossession or sale of such property), (D) all obligations of such Person secured by a purchase money mortgage or other lien to secure all or part of the purchase price of property subject to such mortgage or lien, (E) all obligations under leases which shall have been or should be, in accordance with GAAP, recorded as capital leases in respect of which such Person is liable as lessee, (F) any obligation of such Person in respect of bankers’ acceptances, (G) any obligations secured by liens on property acquired by such Person, whether or not such obligations were assumed by such Person at the time of acquisition of such property, (H) all obligations of a type referred to in clauses (A), (B), (C), (D), (E), (F), (G) or (H) above which is directly or indirectly guaranteed by such Person or which it has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a credit against loss, and (H) any refinancings of any of the foregoing obligations.

   (x)      “Knowledge” means with respect to the Company, with respect to any matter in question, the actual knowledge of Erik Tiemroth, Jon Shields, John Dillon, Alan Cyron, Scott Peoples, James Burleigh, Roy Camblin, Richard Harrison or Ray Taketa after due inquiry of the senior executives or other senior supervisory personnel of the Company who have direct responsibility for the matter in question, and with respect to the Parent, with respect to any matter in question, the actual knowledge of the Chief Executive Officer, Chief Financial Officer or General Counsel of the Parent after due inquiry of the senior executives of the Parent who have direct responsibility for the matter in question.

   (xi)      “Liabilities” means Indebtedness, liabilities or obligations of any nature (whether accrued, absolute, contingent, direct, indirect, perfected or unliquidated, whether due or to become due).

   (xii)      “Material Adverse Effect,” when used in connection with an entity, means any effect, change, event, circumstance or development (any such item, an “Effect”) that, individually or in the aggregate when taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Material Adverse Effect, is, or is reasonably expected to be materially adverse to (a) the business, assets, financial condition or results of operations or customer relationships of such entity taken as a whole with its Subsidiaries, or (b) the ability of such entity (if such entity is a party to this Agreement) to consummate the Merger or to perform any of its covenants or obligations under this Agreement; provided, however, in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or will be, a Material Adverse Effect on any entity: (i) any Effect resulting from any action that is expressly required or permitted by this Agreement; (ii) any Effect that results from changes affecting any of the industries in which such entity operates generally or the United States or worldwide economy generally (which changes in each case do not disproportionately affect such entity in any material respect); (iii) any natural disaster or any acts of terrorism, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof; (iv) in the case of the Company only, any Effect directly resulting from the announcement or pendency of the Merger, including loss of any employees, suppliers, partners or distributors; or (v) any change in GAAP or in any Legal Requirement or in the interpretation thereof, in any case, applicable to such entity. For the avoidance of doubt, if there is at any time on or prior to Closing a material adverse change to the business relationship of the Company or any of its Subsidiaries with either APM Terminals International B.V. or Dubai Ports International, a Material Adverse Effect will be deemed to have occurred; provided, however, that the existence of the following facts and circumstances without more shall not be deemed a Material Adverse Effect: (1) delivery of the letters from APM Terminals International B.V. and Dubai Ports International disclosed in Section 2.21 of the Company Disclosure Letter and (2) the fact that Parent held meetings with representatives of the Company and APM Terminals International B.V. and Dubai Ports International on August 16, 2007 and August 15, 2007, respectively.

   (xiii)      “Member Tax Distribution Amount” shall have that meaning set forth in the Escrow Agreement.

   (xiv)      “Member Tax Distribution Fund” shall have that meaning set forth in the Escrow Agreement.

   (xv)      “Minimal License Claims” means any indemnification claims made by Parent relating to licenses or sublicenses of any Company Products entered into in the ordinary course of business with any end user or intermediary that involves aggregate annual payments to the Company and any of its Subsidiaries of less than U.S.$250,000.

   (xvi)      “Navis India Agreements” means that certain (A) Amended and Restated Share Purchase and Contribution Agreement for Navis India dated June 1, 2000, by and among Navis, Sovran Inc. and Navis India, (B) Voting Agreement, dated June 1, 2000, by and among Navis India, Navis and Prakash Bathini, (C) Software and Services Export Agreement, dated June 1, 2000, by and between Navis and Navis India, and (D) Unwind Agreement dated May 4, 2007, by and among, Navis Sovran Inc., Navis India and Prakash Bathini.

   (xvii)      “Person” means any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

   (xviii)      “SmartTurn Assets” means (A) the “SmartTurn Warehouse Management System” Software made available in connection with services offered by the Company and its Subsidiaries (the “SmartTurn Product”); (B) the mark SMARTTURN, together with pending U.S. Patent and Trademark Office Application No. 78/906,401; (C) the mark SMARTTURN and Design, together with pending U.S. Patent and Trademark Office Application No. 78/931,383; (D) the mark SMARTTURN ON DEMAND WAREHOUSING and Design together with pending U.S. Patent and Trademark Office Application No. 78/931,392; (E) pending U.S. Patent and Trademark Office Patent Application No. 10/352,777, titled “Warehouse Management System,” together with the invention described therein; (F) the Internet domain name registrations smartturn.com, smartturn.net and smartturn.org and any common law trademark rights in or to such domain names; (G) marketing materials and technical documentation specific to the SmartTurn Product; and (H) any additional assets of the Company or any Company Subsidiaries primarily used in connection with, or primarily related to, designing, developing, marketing, licensing, distributing, maintaining and supporting the SmartTurn Product.

   (xix)      “SmartTurn Business” means the business of the Company and/or any of its Subsidiaries or any successor thereto contemplated by Exhibit 5.17 primarily conducted through the SmartTurn Assets.

   (xx)      “Standby Letters of Credit” means individually and collectively, the (A) Irrevocable Standby Letter of Credit issued on December 29, 2006 in respect of Consorcio Navis and Vecodata, as applicants, in the principal amount of U.S.$216,600, (B) Irrevocable Standby Letter of Credit issued on January 12, 2007 in respect of Navis International, Inc., as applicant, in the principal amount of U.S.$216,048, (C) Irrevocable Standby Letter of Credit issued on January 12, 2007 in respect of Navis International, Inc., as applicant, in the principal amount of U.S.$435,695, and (D) Irrevocable Standby Letter of Credit to be issued in the principal amount of U.S.$500,000 pursuant to Amendment No. 12 dated March 22, 2007 to the SPARCS and Express Agreement (With Optional Maintenance and Support) dated May 3, 1999 between Navis and Georgia Ports Authority, in each case, as such Irrevocable Standby Letters of Credit may be amended from time to time.

   (xxi)      “Standard Warranties” means those warranties set forth in the forms of the Navis Software Agreements attached to Section 2.18(a)(viii) of the Company Disclosure Letter.

   (xxii)      “Threatened” means, in respect of a claim, dispute, action or other matter, a demand or similar statement related to such claim, dispute, action or other matter that has been made in writing or any notice of commencement of an action or suit that has been given in writing or to the Knowledge of the Company orally.

9.3      Counterparts; Facsimile Signatures. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. This Agreement, any and all agreements and instruments executed and delivered in accordance herewith, along with any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or other means of electronic transmission, shall be treated in all manner and respects and for all purposes as an original signature, agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

9.4      Entire Agreement; Third-Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including, but not limited to, the Company Disclosure Letter and the Confidentiality Agreement, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement. Nothing in this agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement other than (a) as specifically provided in Section 5.7, Section 5.8 and Section 5.10(a); (b) the rights of holders of Company Shares to pursue claims for damages and other relief, including equitable relief, for Parent’s or Merger Sub’s breach; and (c) after the Effective Time, the rights of holders of Company Shares to receive the Aggregate Member Consideration specified in Section 1.6; provided, however, that the rights granted pursuant to clause (b) shall only be enforceable on behalf of such members by the Company in its sole and absolute discretion, it being understood and agreed that any and all interests in such claims shall attach to such Company Shares and subsequently transfer therewith and, consequently, any damages, settlements or other amounts recovered or received by the Company with respect to such claims (net of expenses incurred by the Company in connection therewith) may, in the Company’s sole and absolute discretion, be (A) distributed, in whole or in part, by the Company to the holders of Company Shares of record as of any date determined by the Company or (B) retained by the Company for the use and benefit of the Company on behalf of its members in any manner the Company deems fit.

9.5       Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.6      Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly the parties shall be entitled to enforce specifically the terms and provision hereof, in addition to any remedy they may have at law or in equity.

9.7      Governing Law. This Agreement and the transactions contemplated hereby, and all disputes between the parties under or relating thereto or the facts and circumstances thereof, shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

9.8      Consent to Jurisdiction. ANY ACTION INVOLVING THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE BROUGHT AND MAINTAINED SOLELY IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE. EACH OF THE PARTIES HERETO (I) IRREVOCABLY CONSENTS TO THE EXCLUSIVE JURISDICTION AND VENUE OF THE COURT OF CHANCERY IN THE STATE OF DELAWARE, IN CONNECTION WITH ANY MATTER BASED UPON OR ARISING OUT OF THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREIN AND IRREVOCABLY CONSENTS TO THE SERVICE OF THE SUMMONS AND COMPLAINT AND ANY OTHER PROCESS IN ANY OTHER ACTION OR PROCEEDING RELATING TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, ON BEHALF OF ITSELF OR ITS PROPERTY, BY THE PERSONAL DELIVERY OF COPIES OF SUCH PROCESS TO SUCH PARTY (PROVIDED, THAT THE FOREGOING SHALL NOT AFFECT THE RIGHT OF ANY PARTY TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW) AND WAIVES AND COVENANTS NOT TO ASSERT OR PLEAD ANY OBJECTION WHICH THEY MIGHT OTHERWISE HAVE TO SUCH JURISDICTION, VENUE AND SUCH PROCESS AND (II) AGREES NOT TO COMMENCE ANY LEGAL PROCEEDINGS RELATED HERETO EXCEPT IN SUCH COURTS. THE PARTIES AGREE THAT FOR THE PURPOSE OF ENFORCING THE COVENANTS IN THIS AGREEMENT, THE PARTIES MAY APPLY DIRECTLY TO ANY COURT OF COMPETENT JURISDICTION WHEREVER LOCATED FOR A TEMPORARY RESTRAINING ORDER, INJUNCTION OR INJUNCTIVE RELIEF OR OTHER INTERIM OR CONSERVATORY RELIEF, AS NECESSARY, TO ENFORCE THE COVENANTS IN

THIS AGREEMENT WITHOUT BREACH OF THIS PROVISION AND WITHOUT ABRIDGEMENT OF THE POWERS OF THE DELAWARE COURTS.

9.9      Waiver of Jury Trial. EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF PARENT, MERGER SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

9.10      Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

9.11      Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Any purported assignment in violation of this Section 9.11 shall be void; provided, however, that nothing in this Agreement shall or is intended to limit the ability of the Parent to assign its rights or delegate its responsibilities, liabilities and obligations under this Agreement, in whole or in part, without the consent of the Company, to any Affiliate of Parent, at any time whether prior to or following the Closing Date; provided that, any such assignment or delegation shall not release Parent from its obligations hereunder; and provided further that, any such assignment or delegation shall not have any adverse tax consequences to Company Members or holders of Company Options. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

9.12      No Waiver. No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.

*****

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

ZEBRA TECHNOLOGIES CORPORATION

By:
Name: Philip Gerskovich
Title: Senior Vice President - Corporate Development

NERO ACQUISITION LLC

By: Zebra Technologies Corporation, its Member

By:
Name: Philip Gerskovich
Title: Senior Vice President - Corporate Development

NAVIS HOLDINGS, LLC

By:
Name:
Title:

(With respect to Section 1.7(b), Section 1.10, Section 5.10, Section 8.4, Section 8.5, Section 9.1 and Article VII only, and any other Sections relating thereto)

NAVIS CORPORATION

By:
Name:
Title: